333-19725
As filed with the Securities and Exchange Commission on April 30, 2001
                                                    File No. 333-19725
                                                    File No. 811-08017


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ( )
                         Pre-effective Amendment No. ( )
                      Post-effective Amendment No. 8 ( X )
                                     and/or
                   REGISTRATION STATEMENT UNDER THE INVESTMENT
                             COMPANY ACT OF 1940 ( )
                         Pre-effective Amendment No. ( )
                      Post-effective Amendment No. 17 ( X )
                        (Check appropriate box or boxes)
                      ____________________________________


                      ANNUITY INVESTORS(R) VARIABLE ACCOUNT B
                           (Exact Name of Registrant)

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY(R)
                               (Name of Depositor)
                                  P.O. Box 5423
                           Cincinnati, Ohio 45201-5423
         (Address of Depositor's Principal Executive Offices) (Zip Code)

               Depositor's Telephone Number, including Area Code:
                                 1-800-789-6771
______________________________________________________________________________
                             Mark F. Muething, Esq.
             Executive Vice President, Secretary and General Counsel
                    Annuity Investors Life Insurance Company
                                  P.O. Box 5423
                           Cincinnati, Ohio 45201-5423
                     (Name and Address of Agent for Service)

                                    Copy to:

                              John P. Gruber, Esq.
                                 Vice President
                    Annuity Investors Life Insurance Company
                                  P.O. Box 5423
                           Cincinnati, Ohio 45201-5423
______________________________________________________________________________

It is proposed that this filing will become effective:


_________Immediately upon filing pursuant to Rule 485(b)
_________On       May 1, 2001           pursuant to Rule 485(b)
_________60 days after filing pursuant to Rule 485(a)(1)
_________On _____pursuant to Rule 485(a)(1)
_________75 days after filing pursuant to Rule 485(a)(2)
_________On                     pursuant to Rule 485(a)(2)

                                  333-19725 ii

                              CROSS REFERENCE SHEET
                             Pursuant to Rule 495(a)

                                   (333-19725)


                    Showing Location in Part A (Prospectus),
   Part B (Statement of Additional Information) and Part C (Other Information) of Registration Statement Information Required by Form N-4


                                     PART A


      Item of Form N-4                                   Prospectus Caption
 1.   Cover Page.......................................  Cover Page

 2.   Definitions......................................  Definitions;
                                                         Glossary of
                                                         Financial Terms

 3.   Synopsis.........................................  Overview

 4.   Condensed Financial Information

      (a)     Accumulation Unit Values.................  Condensed Financial
                                                         Information

      (b)     Performance Data.........................  Performance Information

      (c)     Financial Statements.....................  Financial Statements

 5.   General Description of Registrant, Depositor
      and Portfolio Companies
      (a)     Depositor................................  Annuity Investors Life
                                                         Insurance Company(R)

      (b)     Registrant...............................  The Separate Account

      (c)     Portfolio Companies......................  The Portfolios

      (d)     Portfolio Prospectuses...................  The Portfolios

      (e)     Voting Rights............................  Voting Rights

6.    Deductions and Expenses
      (a)     General..................................  Charges and Deductions

      (b)     Sales Load %.............................  Contingent Deferred
                                                         Sales Charge

      (c)     Special Purchase Plan....................  Contingent Deferred
                                                         Sales Charge


      (d)     Commissions.............................   Great American
                                                         Advisors, Inc.


      (e)     Portfolio Expenses.......................  Fee Table

      (f)     Operating Expenses.......................  Fee Table


7.    Contracts
      (a)     Persons with Rights......................  Persons with Rights
                                                         Under a Contract;
                                                         Voting Rights
      (b)(i)  Allocation of Premium  Payments..........  Purchase Payments

         (ii) Transfers................................     Transfers

        (iii) Exchanges................................  Additions, Deletions
                                                         or Substitutions

      (c)     Changes..................................  Additions, Deletions,
                                                         or Substitutions

      (d)     Inquiries................................  How Do I Contact the
                                                         Company?

8.    Annuity Period...................................  Benefit Payment Period

9.    Death Benefit....................................  Death Benefit


10.   Purchases and Contract Values
      (a)     Purchases................................  Purchase Payments;
                                                         Investment Options-
                                                         Allocations;Account
                                                         Value; Glossary of
                                                         Financial Terms
      (b)     Valuation................................  Account Value;
                                                         Definitions; Glossary
                                                         of Financial Terms;
                                                         Charges and Deductions
      (c)     Daily Calculation........................  Account Value;
                                                         Accumulation Units;
                                                         Definitions; Glossary
                                                         of Financial Terms
      (d)     Underwriter..............................  Great American
                                                         Advisors, Inc.


11.   Redemptions
      (a)     By Owner.................................  Surrenders

              By Annuitant.............................  Not Applicable

      (b)     Texas ORP................................  Texas Optional
                                                         Retirement Program

      (c)     Check Delay..............................  Surrenders

      (d)     Involuntary Redemptions..................  Termination

      (e)       Free Look..............................  Right to Cancel
12.   Taxes............................................  Federal Tax Matters

13.   Legal Proceedings................................  Legal Proceedings

14.   Table of Contents for the Statement of
      Additional Information...........................  Statement of Additional
                                                         Information

                                     PART B

                                                        Statement of Additional
        Item of Form N-4                                  Information Caption
15.  Cover Page.......................................  Cover Page

16.  Table of Contents................................  Table of Contents

17.  General Information and History..................  General Information
                                                        and History

18.  Services
     (a)     Fees and Expenses of Registrant..........  (Prospectus) Fee Table

     (b)     Management Contracts.....................  Not Applicable

     (c)     Custodian................................  Not Applicable

             Independent Auditors.....................  Experts

     (d)     Assets of Registrant.....................  Not Applicable

     (e)     Affiliated Person........................  Not Applicable

     (f)     Principal Underwriter....................  (Prospectus) Great
                                                        American Advisors, Inc.

19.  (a)     Purchase of Securities Being Offered.....  (Prospectus) Great
                                                        American Advisors, Inc.

     (b)     Offering Sales Load......................  (Prospectus) Contingent
                                                         Deferred Sales Charge

20.  Underwriters.....................................  (Prospectus) Great
                                                        American Advisors, Inc.

21.  Calculation of Performance Data
     (a)   Money Market Funded Sub-Accounts.........   Money Market Sub-Account
                                                       Standardized Yield
                                                       Calculation
    (b)   Other Sub-Accounts.......................    Average Annual Total
                                                       Return Calculation;
                                                       Cumulative Total Return
                                                       Calculation;
                                                       Standardized
                                                       Average Annual Total
                                                       Return Data; Non-
                                                       Standardized Average
                                                       Annual Total Return
                                                       Data; Other Performance
                                                       Measures
22.  Annuity Payments................................. (Prospectus)
                                                       Fixed Dollar Benefit;
                                                       Variable Dollar Benefit;
                                                       (SAI) Benefit Units-
                                                       Transfer Formulas

23.  Financial Statements.............................  Financial Statements




                                     PART C


      Item of Form N-4                               Part C Caption
24.   Financial Statements and Exhibits............  Financial Statements
                                                     and Exhibits

      (a)     Financial Statements.................  Financial Statements

      (b)     Exhibits.............................  Exhibits


25.   Directors and Officers of the Depositor......  Directors and Officers of
                                                     Annuity Investors Life
                                                     Insurance Company(R)


26.   Persons Controlled By or Under                 Persons Controlled By Or
      Common Control With the Registrant...........  Under Common Control With
                                                     the Depositor or Registrant

27.   Number of Owners.............................  Number of Owners

28.   Indemnification..............................  Indemnification

29.   Principal Underwriters.......................  Principal Underwriter

30.   Location of Accounts and
      Records .....................................  Location of Accounts and
                                                     Records

31.   Management Services..........................  Management Services

32.   Undertakings.................................  Undertakings

      Signature Page...............................  Signature Page


333-19725


ANNUITY INVESTORS LIFE INSURANCE COMPANY(R)
ANNUITY INVESTORS(R) VARIABLE ACCOUNT B
PROSPECTUS FOR INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES


                                                             May 1, 2001


This prospectus describes individual and group flexible premium deferred annuity contracts (the "Contracts"). Annuity Investors Life Insurance Company(r) (the "Company") is the issuer of the Contracts. The Contracts are available for tax-qualified and non-tax-qualified annuity purchases. All Contracts qualify for tax-deferred treatment during the Accumulation Period. The tax treatment of annuities is discussed in the Federal Tax Matters section of this prospectus.

The Contracts offer both variable and fixed investment options. The variable investment options under the Contracts are Sub-Accounts of Annuity Investors(R) Variable Account B (the "Separate Account"). The Contracts currently offer 32 Sub-Accounts. Each Sub-Account is invested in shares of a registered investment company or a portfolio thereof (each, a "Portfolio"). The Portfolios are listed below.

                                                                   1
333-19725


       Janus Aspen Series (6 Portfolios)
           -Aggressive Growth Portfolio
           -Worldwide Growth Portfolio
           -Balanced Portfolio
           -Growth Portfolio
           -International Growth Portfolio
           -Capital Appreciation Portfolio
       Dreyfus Variable Investment Fund (4 Portfolios)
           -Appreciation Portfolio
           -Money Market Portfolio
           -Growth and Income Portfolio
           -Small Cap Portfolio
       The Dreyfus Socially Responsible Growth Fund, Inc.
       Dreyfus Stock Index Fund
       Strong Opportunity Fund II, Inc.
       Strong Variable Insurance Funds, Inc. (1 Portfolio)
           -Strong Mid Cap Growth Fund II
       Deutsche Asset Management VIT Funds (2 Portfolios)
           -Deutsche VIT EAFE(R) Equity Index
           -Deutsche VIT Small Cap Index

         INVESCO Variable Investment Funds, Inc. (6 Portfolios)
              -INVESCO VIF-Equity Income Fund
              -INVESCO VIF-High Yield Fund
              -INVESCO VIF-Health Sciences Fund
              -INVESCO VIF-Dynamics Fund
              -INVESCO VIF-Financial Services Fund
              -INVESCO VIF-Small Company Growth Fund
         The Universal Institutional Funds, Inc. (4 Portfolios)
              -Morgan Stanley UIF, Inc.-Mid Cap Value Portfolio -Morgan Stanley UIF, Inc.-Value Portfolio
              -Morgan Stanley UIF, Inc.-Fixed Income Portfolio -Morgan Stanley UIF, Inc.-U.S. Real Estate Portfolio
         PBHG Insurance Series Fund (5 Portfolios)
              -PBHG Growth II Portfolio
              -PBHG Large Cap Growth Portfolio
              -PBHG Technology & Communications Portfolio
              -PBHG Select Value Portfolio
              -PBHG Mid-Cap Value Portfolio
         The Timothy Plan Small -Cap Variable Series






This prospectus includes information you should know before investing in the Contracts. This prospectus is not complete without the current prospectuses for the Portfolios. Please keep this prospectus and the Portfolio prospectuses for future reference.


A statement of additional information ("SAI"), dated May 1, 2001, contains more information about the Separate Account and the Contracts. The Company filed the SAI with the Securities and Exchange Commission ("SEC"). It is part of this prospectus. For a free copy, complete and return the form on the last page of this prospectus, or call the Company at 1-800-789-6771. You may also access the SAI (as well as all other documents filed with the SEC with respect to the Contracts, the Separate Account or the Company) at the SEC's Web site: http://www.sec.gov. The registration number is 333-19725. The table of contents for the SAI is printed on the last page of this prospectus.


The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------
These securities may be sold by a bank or credit union, but are not financial institution products. o The Contracts are Not FDIC or NCUSIF Insured o The Contracts are Obligations of the Company and Not of the Bank or Credit Union o The Bank or Credit Union Does Not Guarantee the Company's Obligations Under the Contracts o The Contracts Involve Investment Risk and May Lose Value
-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page


DEFINITIONS..................................................................4
OVERVIEW.....................................................................5
   What is the Separate Account?.............................................5
   What Are the Contracts?...................................................5
   How Do I Purchase or Cancel a Contract?...................................5
   Will Any Penalties or Charges Apply If I Surrender a Contract?............5
   What Other Charges and Deductions Apply to the Contract?..................5
   How Do I Contact the Company?.............................................5
FEE TABLE....................................................................6
   Owner Transaction Expenses................................................6
   Separate Account Annual Expenses..........................................6
   Portfolio Annual Expenses (After Expense Reimbursement)
   for Year Ended 12/31/001..................................................6
   Examples..................................................................8
   Optional Death Benefit Contracts..........................................9
   Enhanced Contracts.......................................................11
CONDENSED FINANCIAL INFORMATION.............................................13
   Financial Statements.....................................................16
   Performance Information..................................................16
     Yield Data.............................................................16
     Total Return Data......................................................16
     Other Performance Measures.............................................16
   THE PORTFOLIOS...........................................................17
   Janus Aspen Series.......................................................17
   Dreyfus Portfolios.......................................................18
   Strong Portfolios........................................................19
   Deutsche Asset Management VIT Funds......................................19
   INVESCO Variable Investment Funds, Inc...................................20
   PBHG Insurance Series Fund...............................................21
   The Universal Institutional Funds, Inc...................................22
   The Timothy Plan.........................................................22
   Additions, Deletions, or Substitutions...................................23
   Voting Rights............................................................23
ANNUITY INVESTORS LIFE INSURANCE COMPANY(r).................................24
THE SEPARATE ACCOUNT........................................................24
GREAT AMERICAN ADVISORS, INC................................................24
CHARGES AND DEDUCTIONS......................................................25
   Charges and Deductions By the Company....................................25
     Contingent Deferred Sales Charge ("CDSC")..............................25
     Contract Maintenance Fee...............................................26
     Transfer Fee...........................................................26
     Administration Charge..................................................26
     Mortality and Expense Risk Charge......................................27
     Premium Taxes..........................................................27
     Discretionary Waivers of Charges.......................................27
   Expenses of the Portfolios...............................................27


                                       2


THE CONTRACTS...............................................................28
   Right to Cancel..........................................................28
   Persons With Rights Under a Contract.....................................28
ACCUMULATION PERIOD.........................................................29
   Account Statements.......................................................29
   Account Value............................................................29
   Purchase Payments........................................................30
   Investment Options--Allocations..........................................30
   Transfers................................................................31
   Surrenders...............................................................33
   Contract Loans...........................................................34
   Termination..............................................................34
BENEFIT PAYMENT PERIOD......................................................35
   Annuity Benefit..........................................................35
   Death Benefit............................................................35
     Death Benefit Amount...................................................35
     Optional Enhanced Death Benefit Amount.................................36
   Settlement Options.......................................................36
     Form of Settlement Option..............................................37
     Calculation of Fixed Dollar Benefit Payments...........................37
     Calculation of Variable Dollar Benefit Payments........................38
FEDERAL TAX MATTERS.........................................................38
   Tax Deferral On Annuities................................................38
   Tax-Qualified Plans......................................................39
     Individual Retirement Annuities........................................39
     Roth IRAs..............................................................39
     Tax-Sheltered Annuities................................................39
     Texas Optional Retirement Program......................................39
     Pension and Profit Sharing Plans.......................................39
     Governmental Deferred Compensation Plans...............................39
   Nonqualified Deferred Compensation Plans.................................39
   Summary of Income Tax Rules..............................................40
GLOSSARY OF FINANCIAL TERMS.................................................41
THE REGISTRATION STATEMENT..................................................42
OTHER INFORMATION...........................................................42
   Legal Proceedings........................................................42
STATEMENT OF ADDITIONAL INFORMATION.........................................43


DEFINITIONS

The capitalized terms defined on this page will have the meanings given to them when used in this prospectus. Other terms which may have a specific meaning under the Contracts, but which are not defined on this page, will be explained as they are used in this prospectus

--------------------------------------------------------------------------------
Account Value: The value of a Contract during the Accumulation Period. It is equal to the sum of the value of the owner's interest in the Sub-Accounts and the owner's interest in the fixed account options.

Accumulation Period: The period during which purchase payments are invested according to the investment options elected and accumulated on a tax-deferred basis. The Accumulation Period ends when a Contract is annuitized or surrendered in full, or on the Death Benefit Valuation Date.

Accumulation Unit: A share of a Sub-Account that an owner purchases during the Accumulation Period.

Accumulation Unit Value: The value of an Accumulation Unit at the end of a Valuation Period. See the Glossary of Financial Terms of this prospectus for an explanation of how Accumulation Unit Values are calculated.

Benefit Payment Period: The period during which either annuity benefit or death benefit payments are paid under a settlement option. The Benefit Payment Period begins on the first day of the first payment interval in which a benefit payment will be paid.

Benefit Unit: A share of a Sub-Account that is used to determine the amount of each variable dollar benefit payment after the first variable dollar benefit payment during the Benefit Payment Period.

Benefit Unit Value: The value of a Benefit Unit at the end of a Valuation Period. See the Glossary of Financial Terms of this prospectus for an explanation of how Benefit Unit Values are calculated.

Death Benefit Valuation Date: The date the death benefit is valued. It is the date that the Company receives both proof of the death of the owner and instructions as to how the death benefit will be paid. If instructions are not received within one year of the date of death, the Death Benefit Valuation Date will be one year after the date of death. The Death Benefit Valuation Date may never be later than five years after the date of death.

Net Asset Value: The price computed by or for each Portfolio, no less frequently than each Valuation Period, at which the Portfolio's shares or units are redeemed in accordance with the rules of the Securities and Exchange Commission.

Net Investment Factor: The factor that represents the percentage change in the Accumulation Unit Values and Benefit Unit Values from one Valuation Period to the next. See the Glossary of Financial Terms of this prospectus for an explanation of how the Net Investment Factor is calculated.

Valuation Date: A day on which Accumulation Unit Values and Benefit Unit Values can be calculated. Each day the New York Stock Exchange is open for business is a Valuation Date.

Valuation Period: The period starting at the close of regular trading on the New York Stock Exchange on any Valuation Date and ending at the close of trading on the next succeeding Valuation Date.

OVERVIEW
-------------------------------------------------------------------------------
What is the Separate Account?
The Separate Account is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Separate Account is divided into Sub-Accounts. Each Sub-Account currently offered is invested in one of the Portfolios listed on page 1 of this prospectus. If you choose a variable investment option, you are investing in the Sub-Accounts, not directly in the Portfolios.


What Are the Contracts?
The Contracts are individual and group deferred annuities, which are insurance products. The Contracts are sold with either a standard or an enhanced fee structure, as described in the Fee Table of this prospectus. The Contracts are available in both tax-qualified and non-tax-qualified forms, both of which qualify for tax-deferred investment status. See the Federal Tax Matters section of this prospectus for more information about tax qualifications and taxation of annuities in general. During the Accumulation Period, the amounts you contribute can be allocated among any of the 32 variable investment options currently offered and five fixed account options. The variable investment options are the Sub-Accounts of the Separate Account, each of which is invested in a Portfolio. The owner bears the risk of any investment gain or loss on amounts allocated to the Sub-Accounts. The fixed account options earn a fixed rate of interest declared by the Company, which will be no less than 3% per year. The Company guarantees amounts invested in the fixed account options and the earnings thereon so long as those amounts remain in the fixed account.


During the Benefit Payment Period, payments can be allocated between variable dollar benefit and fixed dollar benefit options. If a variable dollar benefit is selected, Benefit Units can be allocated to any of the same Sub-Accounts that are available during the Accumulation Period.


How Do I Purchase or Cancel a Contract?
The requirements to purchase a Contract are explained in The Contracts section of this prospectus. You may purchase a Contract only through a licensed securities representative. You may cancel a Contract within twenty days after you receive it (the right to cancel may be longer in some states). In many states, you will bear the risk of investment gain or loss on any amounts allocated to the Sub-Accounts prior to cancellation. The right to cancel may not apply to group Contracts. The right to cancel is described in the Right to Cancel section of this prospectus.

Will Any Penalties or Charges Apply If I Surrender a Contract?
A contingent deferred sales charge ("CDSC") may apply to amounts surrendered depending on the timing and amount of the surrender. The maximum CDSC is 7% for each purchase payment. The CDSC percentage decreases by 1% annually to 0% after seven years from the date of receipt of each purchase payment. Surrender procedures and the CDSC are described in the Surrenders section of this prospectus. A penalty tax may also be imposed at the time of a surrender depending on your age and other circumstances of the surrender. Tax consequences of a surrender are described in the Federal Tax Matters section of this prospectus. The right to surrender may be restricted under certain tax-qualified plans.


What Other Charges and Deductions Apply to the Contract?
Other than the CDSC, the Company will charge the fees and charges listed below unless the Company waives the fee or charge as discussed in the Charges and Deductions section of this prospectus:
o    a transfer fee for certain transfers among investment options;
o an annual contract maintenance fee, which is assessed only against investments in the Sub-Accounts;
o a mortality and expense risk charge, which is an expense of the Separate Account and charged against all assets in the Sub-Accounts
     (this charge may never be waived);
o an administration charge, which is an expense of the Separate Account and charged against all assets in the Sub-Accounts; and
o    premium taxes in some States (where taxes apply, they may never be waived).


In addition to charges and deductions under the Contracts, the Portfolios incur expenses that are passed through to owners. Portfolio expenses for the fiscal year ending December 31, 2000 are included in the Fee Table of this prospectus and are described in the prospectuses and statements of additional information for the Portfolios.


How Do I Contact the Company?
Any questions or inquiries should be directed to the Company's Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423, 1-800-789-6771. Please
include the Contract number and the owner's name.

FEE TABLE
--------------------------------------------------------------------------------

Owner Transaction Expenses
Maximum Contingent Deferred Sales Charge (applies to purchase payments only) 7% Transfer Fee (applies to transfers in excess of 12 in any contract year) $25 Annual Contract Maintenance Fee (not assessed against fixed account options) $30

 Separate Account Annual Expenses
(As a percentage of the average value of the owner's interest in the Sub-Accounts)


                                                             Optional Death       Optional Death                        Enhanced

                                            Standard       Benefit Contracts     Benefit Contracts     Enhanced      Contracts with

                                            Contracts        (Issue Age 65      (Issue Age over 65     Contracts     Administration
                                                              and younger)         and under 79)                     Charge Waived
Mortality and Expense Risk Charge              1.25%              1.35%                1.50%          0.95%              0.95%
Administration Charge                          0.15%              0.15%                0.15%          0.15%              0.00%
Total Separate Account Annual Expenses         1.40%              1.50%                1.65%          1.10%              0.95%




Portfolio Annual Expenses (After Expense Reimbursement) for Year Ended 12/31/001 (As a percentage of Portfolio average net assets)



                                                                                      Management        Other           Total
Portfolio
                                                                                        Fees           Expenses       Expenses


------------------------------------------------------------------------------------- ---------------- --------------- ------------

Janus A.S.-Aggressive Growth Portfolio2                                                   0.65            0.01            0.66
Janus A.S.-Worldwide Growth Portfolio2                                                    0.65            0.04            0.69
Janus A.S.-Balanced Portfolio2                                                            0.65            0.01            0.66
Janus A.S.-Growth Portfolio2                                                              0.65            0.02            0.67
Janus A.S.-International Growth Portfolio2                                                0.65            0.06            0.71
Janus A.S.-Capital Appreciation Portfolio2                                                0.65            0.02            0.67
Dreyfus V.I.F.-Appreciation Portfolio                                                     0.75            0.03            0.78
Dreyfus V.I.F.-Money Market Portfolio                                                     0.50            0.10            0.60
Dreyfus V.I.F.-Growth and Income Portfolio                                                0.75            0.03            0.78
Dreyfus V.I.F.-Small Cap Portfolio                                                        0.75            0.03            0.78
The Dreyfus Socially Responsible Growth Fund, Inc.                                        0.75            0.03            0.78
Dreyfus Stock Index Fund                                                                  0.25            0.01            0.26
Strong Opportunity Fund II, Inc.                                                          1.00            0.11            1.11
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                       1.00            0.15            1.15
Deutsche VIT EAFEr)Equity Index                                                           0.45            0.20            0.65
Deutsche VIT Small Cap Index                                                              0.35            0.10            0.45
INVESCO VIF-Equity Income Fund                                                            0.75            0.33            1.08
INVESCO VIF-High Yield Fund                                                               0.60            0.45            1.05
INVESCO VIF-Health Sciences Fund                                                          0.75            0.32            1.07
INVESCO VIF-Dynamics Fund                                                                 0.75            0.34            1.09
INVESCO VIF-Financial Services Fund                                                       0.75            0.34            1.09
INVESCO VIF-Small Company Growth Fund3                                                    0.75            0.62            1.37
The Universal Institutional Fund, Inc.-Mid-Cap Value Portfolio4                           0.53            0.52            1.05
The Universal Institutional Fund, Inc.-Value Portfolio4                                   0.31            0.54            0.85
The Universal Institutional Fund, Inc.-Fixed Income Portfolio4                            0.21            0.49            0.70
The Universal Institutional Fund, Inc.-U.S. Real Estate Portfolio4                        0.74            0.36            1.10
PBHG Insurance Series Fund -PBHG Growth II Portfolio                                      0.85            0.20            1.05





                                                                                      Management Fees  Other Expenses      Total
Portfolio                                                                                                                 Expenses


------------------------------------------------------------------------------------- ---------------- --------------- ------------


PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                                0.75            0.31            1.06
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                                   0.85            0.19            1.04
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                    0.65            0.32            0.97
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio5                                  0.00            1.20            1.20
The Timothy Plan Small-Cap Variable Series                                                1.00            0.20            1.20




1 Data for each  Portfolio  are for the fiscal  year ended  December  31,  2000.





Actual expenses in future years may be higher or lower. Portfolios may have agreements with their advisors to cap or waive fees, and/or to reduce or waive expenses or to reimburse expenses. The specific terms of such waivers, reductions, reimbursements or fee changes are discussed in the Portfolio prospectuses. The actual fees and expenses for Portfolios with such agreements are as follows:








                                                                            Management    Other Expenses      Total
       Portfolio                                                               Fees                         Expenses
       ------------------------------------------------------------------- -------------- --------------- --------------

             Strong Opportunity Fund II, Inc.                                       1.00           0.18            1.18

             Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II    1.00           0.16            1.16
             Deutsche VIT EAFE(r) Equity Index                                      0.45           0.47            0.92
             Deutsche VIT Small Cap Index                                           0.35           0.34            0.69
             INVESCO VIF-Small Company Growth Fund3                                 0.75           0.68            1.43
             The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio4       0.75           0.52            1.27
             The Universal Institutional Funds, Inc.-Value Portfolio4               0.55           0.54            1.09
             The Universal Institutional Funds, Inc.-Fixed Income Portfolio4        0.40           0.49            0.89
             The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio4    0.80           0.36            1.16
             PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio5               0.85           3.67            4.52
             The Timothy Plan Small-Cap Variable Series                             1.00           0.83            1.83








2 Expenses are based upon expenses for the fiscal year ended December 31, 2000,

restated to reflect a reduction in the management fee for the Janus Aspen Series
Portfolios.
3 The INVESCO  VIF-Small  Company  Growth Fund's actual Other Expenses and Total
Expenses were lower than the figures shown, because their custodian fees were reduced under an expense offset arrangement. Certain expenses of the Fund were voluntarily absorbed by INVESCO pursuant to a commitment to the Fund and INVESCO. This commitment may be changed at any time following consultation with the Board of Directors.


4 The management fee for The Universal Institutional Funds, Inc. has been reduced to reflect the voluntary waiver of a portion or all of the management fee and the reimbursement by the portfolio's advisor to the extent the operating expenses exceed the following percentages: Mid Cap Value Portfolio - 1.05%;
Value  Portfolio - 0.85%;  Fixed  Income  Portfolio - 0.70%;  U.S.  Real Estate
Portfolio - 1.10%. The advisor may terminate this voluntary waiver at any time at its sole discretion.

5 The management fee for PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio has been reduced to 0.00% to reflect the voluntary waiver of all of the management fee and the reimbursement by the portfolio's advisor to the extent the operating expenses exceed 1.20%.



The purpose of the Fee Table (including the Examples that follow) is to assist the owner in understanding the various costs and expenses that an owner will bear directly or indirectly. The Fee Table reflects expenses of the Separate Account as well as of the Portfolios. The Separate Account expenses are discussed more fully in the Charges and Deductions section of this prospectus. The Portfolio expenses are discussed more fully in the Portfolio prospectuses. Premium taxes may also apply.

Examples                                                                                   Example #1--Assuming Surrender
Standard Contracts

                                                                                   If the owner surrenders his or her Contract at
                                                                                  the end of the applicable time period, the
                                                                                  following expenses would be charged on a $1,000
                                                                                  investment:
                                                                                  ----------- ------------ ------------ -----------
Sub-Account                                                                         1 Year      3 Years      5 Years     10 Years
                                                                                  ----------- ------------ ------------ -----------
Janus A.S.-Aggressive Growth Portfolio                                                $92         $122         $159        $313
Janus A.S.-Worldwide Growth Portfolio                                                 $93         $123         $161        $317
Janus A.S.-Balanced Portfolio                                                         $92         $122         $159        $313
Janus A.S.-Growth Portfolio                                                           $92         $122         $160        $314
Janus A.S.-International Growth Portfolio                                             $93         $124         $162        $319
Janus A.S.-Capital Appreciation Portfolio                                             $92         $122         $160        $314
Dreyfus V.I.F.-Appreciation Portfolio                                                 $93         $126         $166        $328
Dreyfus V.I.F.-Money Market Portfolio                                                 $92         $120         $156        $305
Dreyfus V.I.F.-Growth and Income Portfolio                                            $93         $126         $166        $328
Dreyfus V.I.F.-Small Cap Portfolio                                                    $93         $126         $166        $328
The Dreyfus Socially Responsible Growth Fund, Inc.                                    $93         $126         $166        $328
Dreyfus Stock Index Fund                                                              $88         $109         $136        $259
Strong Opportunity Fund II, Inc.                                                      $97         $136         $185        $370
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                   $97         $138         $187        $375
Deutsche VIT EAFE(R) Equity Index                                                     $92         $122         $159        $311
Deutsche VIT Small Cap Index                                                          $90         $115         $147        $285
INVESCO VIF-Equity Income Fund                                                        $97         $135         $183        $367
INVESCO VIF-High Yield Fund                                                           $96         $134         $181        $363
INVESCO VIF-Health Sciences Fund                                                      $96         $135         $182        $365
INVESCO VIF-Dynamics Fund                                                             $97         $136         $184        $368
INVESCO VIF-Financial Services Fund                                                   $97         $136         $184        $368
INVESCO VIF-Small Company Growth Fund                                                $100         $147         $202        $410
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                       $96         $134         $181        $363
The Universal Institutional Funds, Inc.-Value Portfolio                               $94         $128         $170        $337
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                        $93         $123         $162        $318
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                    $97         $136         $184        $369
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                   $96         $134         $181        $363
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                            $96         $135         $182        $364
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                               $96         $134         $181        $361
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                $95         $132         $177        $353
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                               $98         $139         $190        $381
The Timothy Plan Small-Cap Variable Series                                            $98         $139         $190        $381




Examples                                                                                  Example #2--Assuming No Surrender
Standard Contracts
                                                                                  If the owner does not surrender his or her
                                                                                  Contract, or if it is annuitized, the following
                                                                                  expenses would be charged on a $1,000 investment
                                                                                  at the end of the applicable time period:
                                                                                  ------------ ------------ ------------ -----------
Sub-Account                                                                         1 Year       3 Years      5 Years     10 Years

                                                                                  ------------ ------------ ------------ -----------
Janus A.S.-Aggressive Growth Portfolio                                                 $22          $72         $129         $313
Janus A.S.-Worldwide Growth Portfolio                                                  $23          $73         $131         $317
Janus A.S.-Balanced Portfolio                                                          $22          $72         $129         $313
Janus A.S.-Growth Portfolio                                                            $22          $72         $130         $314
Janus A.S.-International Growth Portfolio                                              $23          $74         $132         $319
Janus A.S.-Capital Appreciation Portfolio                                              $22          $72         $130         $314
Dreyfus V.I.F.-Appreciation Portfolio                                                  $23          $76         $136         $328
Dreyfus V.I.F.-Money Market Portfolio                                                  $22          $70         $126         $305
Dreyfus V.I.F.-Growth and Income Portfolio                                             $23          $76         $136         $328
Dreyfus V.I.F.-Small Cap Portfolio                                                     $23          $76         $136         $328
The Dreyfus Socially Responsible Growth Fund, Inc.                                     $23          $76         $136         $328
Dreyfus Stock Index Fund                                                               $18          $59         $106         $259
Strong Opportunity Fund II, Inc.                                                       $27          $86         $155         $370
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                    $27          $88         $157         $375
Deutsche VIT EAFER Equity Index                                                        $22          $72         $129         $311
Deutsche VIT Small Cap Index                                                           $20          $65         $117         $285
INVESCO VIF-Equity Income Fund                                                         $27          $85         $153         $367
INVESCO VIF-High Yield Fund                                                            $26          $84         $151         $363
INVESCO VIF-Health Sciences Fund                                                       $26          $85         $152         $365
INVESCO VIF-Dynamics Fund                                                              $27          $86         $154         $368
INVESCO VIF-Financial Services Fund                                                    $27          $86         $154         $368
INVESCO VIF-Small Company Growth Fund                                                  $30          $97         $172         $410
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                        $26          $84         $151         $363
The Universal Institutional Funds, Inc.-Value Portfolio                                $24          $78         $140         $337
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                         $23          $73         $132         $318
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                     $27          $86         $154         $369
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                    $26          $84         $151         $363
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                             $26          $85         $152         $364
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                                $26          $84         $151         $361
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                 $25          $82         $147         $353
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                                $28          $89         $160         $381




                                                                   9



   Optional Death Benefit Contracts                                                           Example #1--Assuming Surrender


   (issued to owner age 65 and younger)                                            If the owner  surrenders  his or her Contract at
                                                                                   the  end  of the  applicable  time  period,  the
                                                                                   following  expenses would be charged on a $1,000
                                                                                   investment:
-------------------------------------------------------------------------------- ------------- ----------- ----------- ------------
Sub-Account                                                                         1 Year         3 Years     5 Years     10 Years
-------------------------------------------------------------------------------- ------------- ----------- ----------- ------------
Janus A.S.-Aggressive Growth Portfolio                                                 $93        $125         $165        $326
Janus A.S.-Worldwide Growth Portfolio                                                  $94        $126         $167        $329
Janus A.S.-Balanced Portfolio                                                          $93        $125         $165        $326
Janus A.S.-Growth Portfolio                                                            $93        $125         $166        $327
Janus A.S.-International Growth Portfolio                                              $94        $127         $168        $332
Janus A.S.-Capital Appreciation Portfolio                                              $93        $125         $166        $327
Dreyfus V.I.F.-Appreciation Portfolio                                                  $94        $129         $172        $341
Dreyfus V.I.F.-Money Market Portfolio                                                  $93        $123         $162        $318
Dreyfus V.I.F.-Growth and Income Portfolio                                             $94        $129         $172        $341
Dreyfus V.I.F.-Small Cap Portfolio                                                     $94        $129         $172        $341
The Dreyfus Socially Responsible Growth Fund, Inc.                                     $94        $129         $172        $341
Dreyfus Stock Index Fund                                                               $89        $112         $142        $272
Strong Opportunity Fund II, Inc.                                                       $98        $140         $190        $383
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                    $98        $141         $192        $388
Deutsche VIT EAFE(R) Equity Index                                                      $93        $125         $164        $324
Deutsche VIT Small Cap Index                                                           $91        $118         $153        $298
INVESCO VIF-Equity Income Fund                                                         $98        $139         $189        $379
INVESCO VIF-High Yield Fund                                                            $97        $138         $187        $375
INVESCO VIF-Health Sciences Fund                                                       $97        $138         $188        $378
INVESCO VIF-Dynamics Fund                                                              $98        $139         $189        $380
INVESCO VIF-Financial Services Fund                                                    $98        $139         $189        $380
INVESCO VIF-Small Company Growth Fund                                                 $101        $150         $208        $422
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                        $97        $138         $187        $375
The Universal Institutional Funds, Inc.-Value Portfolio                                $95        $131         $176        $350
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                         $94        $126         $167        $331
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                     $98        $139         $190        $381
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                    $97        $138         $187        $375
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                             $97        $138         $187        $376
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                                $97        $137         $186        $374
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                 $96        $135         $182        $365
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                                $99        $142         $195        $394
The Timothy Plan Small-Cap Variable Series                                             $99        $142         $195        $394




                                                                  10





   Optional Death Benefit Contracts                                                         Example #2--Assuming No Surrender

   (issued to owner age 65 and younger)                                            If  the  owner  does  not  surrender  his or her
                                                                                   Contract, or if it is annuitized,  the following
                                                                                   expenses   would   be   charged   on  a   $1,000
                                                                                   investment  at the  end of the  applicable  time
                                                                                   period:
-------------------------------------------------------------------------------- ------------ ----------- ------------ ------------
Sub-Account                                                                        1 Year      3 Years      5 Years     10 Years
-------------------------------------------------------------------------------- ------------ ----------- ------------ ------------
Janus A.S.-Aggressive Growth Portfolio                                                $23         $75         $135        $326
Janus A.S.-Worldwide Growth Portfolio                                                 $24         $76         $137        $329
Janus A.S.-Balanced Portfolio                                                         $23         $75         $135        $326
Janus A.S.-Growth Portfolio                                                           $23         $75         $136        $327
Janus A.S.-International Growth Portfolio                                             $24         $77         $138        $332
Janus A.S.-Capital Appreciation Portfolio                                             $23         $75         $136        $327
Dreyfus V.I.F.-Appreciation Portfolio                                                 $24         $79         $142        $341
Dreyfus V.I.F.-Money Market Portfolio                                                 $23         $73         $132        $318
Dreyfus V.I.F.-Growth and Income Portfolio                                            $24         $79         $142        $341
Dreyfus V.I.F.-Small Cap Portfolio                                                    $24         $79         $142        $341
The Dreyfus Socially Responsible Growth Fund, Inc.                                    $24         $79         $142        $341
Dreyfus Stock Index Fund                                                              $19         $62         $112        $272
Strong Opportunity Fund II, Inc.                                                      $28         $90         $160        $383
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                   $28         $91         $162        $388
Deutsche VIT EAFE(R) Equity Index                                                     $23         $75         $134        $324
Deutsche VIT Small Cap Index                                                          $21         $68         $123        $298
INVESCO VIF-Equity Income Fund                                                        $28         $89         $159        $379
INVESCO VIF-High Yield Fund                                                           $27         $88         $157        $375
INVESCO VIF-Health Sciences Fund                                                      $27         $88         $158        $378
INVESCO VIF-Dynamics Fund                                                             $28         $89         $159        $380
INVESCO VIF-Financial Services Fund                                                   $28         $89         $159        $380
INVESCO VIF-Small Company Growth Fund                                                 $31        $100         $178        $422
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                       $27         $88         $157        $375
The Universal Institutional Funds, Inc.-Value Portfolio                               $25         $81         $146        $350
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                        $24         $76         $137        $331
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                    $28         $89         $160        $381
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                   $27         $88         $157        $375
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                            $27         $88         $157        $376
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                               $27         $87         $156        $374
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                $26         $85         $152        $365
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                               $29         $92         $165        $394
The Timothy Plan Small-Cap Variable Series                                            $29         $92         $165        $394



   Optional Death Benefit Contracts                                                          Example #2--Assuming No Surrender

   (issued to owner over age 65 and under age 79)*                                  If the owner does not surrender his or her
                                                                                    Contract, or if it is annuitized, the following
                                                                                    expenses would be charged on a $1,000
                                                                                    investment at the end of the applicable time
                                                                                    period:
 ------------------------------------------------------------------------------- -------------------------------------------------
Sub-Account                                                                          1 Year      3 Years      5 Years     10 Years
---------------------------------------------------------------------------------- ------------ ----------- ------------ -----------
Janus A.S.-Aggressive Growth Portfolio                                                  $25         $80         $143         $345
Janus A.S.-Worldwide Growth Portfolio                                                   $25         $81         $145         $349
Janus A.S.-Balanced Portfolio                                                           $25         $80         $143         $345
Janus A.S.-Growth Portfolio                                                             $25         $80         $144         $346
Janus A.S.-International Growth Portfolio                                               $25         $82         $146         $351
Janus A.S.-Capital Appreciation Portfolio                                               $25         $80         $144         $346
Dreyfus V.I.F.-Appreciation Portfolio                                                   $26         $84         $150         $360
Dreyfus V.I.F.-Money Market Portfolio                                                   $24         $78         $140         $337
Dreyfus V.I.F.-Growth and Income Portfolio                                              $26         $84         $150         $360
Dreyfus V.I.F.-Small Cap Portfolio                                                      $26         $84         $150         $360
The Dreyfus Socially Responsible Growth Fund, Inc.                                      $26         $84         $150         $360
Dreyfus Stock Index Fund                                                                $21         $67         $121         $292
Strong Opportunity Fund II, Inc.                                                        $29         $94         $168         $401
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                     $30         $96         $171         $406
Deutsche VIT EAFE(r) Equity Index                                                       $25         $80         $143         $343
Deutsche VIT Small Cap Index                                                            $23         $73         $131         $318
INVESCO VIF-Equity Income Fund                                                          $29         $93         $167         $397
INVESCO VIF-High Yield Fund                                                             $29         $92         $165         $394
INVESCO VIF-Health Sciences Fund                                                        $29         $93         $166         $396
INVESCO VIF-Dynamics Fund                                                               $29         $94         $167         $399
INVESCO VIF-Financial Services Fund                                                     $29         $94         $167         $399
INVESCO VIF-Small Company Growth Fund                                                   $33        $104         $186         $439
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                         $29         $92         $165         $394
The Universal Institutional Funds, Inc.-Value Portfolio                                 $27         $86         $154         $369
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                          $25         $81         $146         $350
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                      $29         $94         $168         $400
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                     $29         $92         $165         $394
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                              $29         $93         $166         $395
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                                 $29         $92         $165         $392
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                  $28         $90         $161         $384
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                                 $30         $97         $173         $412
The Timothy Plan Small-Cap Variable Series                                              $30         $97         $173         $412

                                                                                            Example #1--Assuming Surrender
                                                                                   If the owner surrenders his or her Contract at
                                                                                   the end of the applicable time period, the
                                                                                   following expenses would be charged on a $1,000
                                                                                   investment:


---------------------------------------------------------------------------------- ------------------------------------------------
Sub-Account                                                                          1 Year       3 Years     5 Years     10 Years
---------------------------------------------------------------------------------- ------------ ------------ ----------- ----------
Janus A.S.-Aggressive Growth Portfolio                                                  $88         $107        $133         $252
Janus A.S.-Worldwide Growth Portfolio                                                   $88         $108        $135         $257
Janus A.S.-Balanced Portfolio                                                           $88         $107        $133         $252
Janus A.S.-Growth Portfolio                                                             $88         $108        $134         $254
Janus A.S.-International Growth Portfolio                                               $88         $109        $136         $259
Janus A.S.-Capital Appreciation Portfolio                                               $88         $108        $134         $254
Dreyfus V.I.F.-Appreciation Portfolio                                                   $89         $111        $140         $269
Dreyfus V.I.F.-Money Market Portfolio                                                   $87         $105        $130         $244
Dreyfus V.I.F.-Growth and Income Portfolio                                              $89         $111        $140         $269
Dreyfus V.I.F.-Small Cap Portfolio                                                      $89         $111        $140         $269
The Dreyfus Socially Responsible Growth Fund, Inc.                                      $89         $111        $140         $269
Dreyfus Stock Index Fund                                                                $84          $94        $110         $196
Strong Opportunity Fund II, Inc.                                                        $92         $122        $159         $313
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                     $93         $123        $162         $318
Deutsche VIT EAFE(R) Equity Index                                                       $88         $107        $133         $251
Deutsche VIT Small Cap Index                                                            $85         $100        $121         $223
INVESCO VIF-Equity Income Fund                                                          $92         $121        $158         $309
INVESCO VIF-High Yield Fund                                                             $92         $120        $156         $305
INVESCO VIF- Health Sciences Fund                                                       $92         $121        $157         $308
INVESCO VIF-Dynamics Fund                                                               $92         $121        $158         $310
INVESCO VIF-Financial Services Fund                                                     $92         $121        $158         $310
INVESCO VIF-Small Company Growth Fund                                                   $96         $132        $177         $354
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                         $92         $120        $156         $305
The Universal Institutional Funds, Inc.-Value Portfolio                                 $90         $114        $144         $278
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                          $88         $109        $136         $258
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                      $92         $122        $159         $311
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                     $92         $120        $156         $305
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                              $92         $120        $157         $306
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                                 $92         $120        $155         $304
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                  $91         $117        $151         $294
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                                 $93         $125        $164         $324
The Timothy Plan Small-Cap Variable Series                                              $93         $125        $164         $324

                                                                                           Example #2--Assuming No Surrender
Enhanced Contracts with Administration Charge Waived
                                                                                   If the owner does not surrender his or her
                                                                                   Contract, or if it is annuitized, the following
                                                                                   expenses would be charged on a $1,000 investment
                                                                                   at the end of the applicable time period:
---------------------------------------------------------------------------------- -------------------------------------------------
Sub-Account                                                                          1 Year       3 Years     5 Years     10 Years
---------------------------------------------------------------------------------- ------------ ------------ ----------- -----------
Janus A.S.-Aggressive Growth Portfolio                                                  $18          $57        $103         $252
Janus A.S.-Worldwide Growth Portfolio                                                   $18          $58        $105         $257
Janus A.S.-Balanced Portfolio                                                           $18          $57        $103         $252
Janus A.S.-Growth Portfolio                                                             $18          $58        $104         $254
Janus A.S.-International Growth Portfolio                                               $18          $59        $106         $259
Janus A.S.-Capital Appreciation Portfolio                                               $18          $58        $104         $254
Dreyfus V.I.F.-Appreciation Portfolio                                                   $19          $61        $110         $269
Dreyfus V.I.F.-Money Market Portfolio                                                   $17          $55        $100         $244
Dreyfus V.I.F.-Growth and Income Portfolio                                              $19          $61        $110         $269
Dreyfus V.I.F.-Small Cap Portfolio                                                      $19          $61        $110         $269
The Dreyfus Socially Responsible Growth Fund, Inc.                                      $19          $61        $110         $269
Dreyfus Stock Index Fund                                                                $14          $44         $80         $196
Strong Opportunity Fund II, Inc.                                                        $22          $72        $129         $313
Strong Variable Insurance Funds, Inc.-Strong Mid Cap Growth Fund II                     $23          $73        $132         $318
Deutsche VIT EAFE(R) Equity Index                                                       $18          $57        $103         $251
Deutsche VIT Small Cap Index                                                            $15          $50         $91         $223
INVESCO VIF-Equity Income Fund                                                          $22          $71        $128         $309
INVESCO VIF-High Yield Fund                                                             $22          $70        $126         $305
INVESCO VIF- Health Sciences Fund                                                       $22          $71        $127         $308
INVESCO VIF-Dynamics Fund                                                               $22          $71        $128         $310
INVESCO VIF-Financial Services Fund                                                     $22          $71        $128         $310
INVESCO VIF-Small Company Growth Fund                                                   $26          $82        $147         $354
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio                         $22          $70        $126         $305
The Universal Institutional Funds, Inc.-Value Portfolio                                 $20          $64        $114         $278
The Universal Institutional Funds, Inc.-Fixed Income Portfolio                          $18          $59        $106         $258
The Universal Institutional Funds, Inc.-U.S. Real Estate Portfolio                      $22          $72        $129         $311
PBHG Insurance Series Fund-PBHG Growth II Portfolio                                     $22          $70        $126         $305
PBHG Insurance Series Fund-PBHG Large Cap Growth Portfolio                              $22          $70        $127         $306
PBHG Insurance Series Fund-PBHG Tech. & Comm. Portfolio                                 $22          $70        $125         $304
PBHG Insurance Series Fund-PBHG Select Value Portfolio                                  $21          $67        $121         $294
PBHG Insurance Series Fund-PBHG Mid-Cap Value Portfolio                                 $23          $75        $134         $324
The Timothy Plan Small-Cap Variable Series                                              $23          $75        $134         $324



The examples on the preceding pages are not indicative of past or future expenses or annual rates of return of any Portfolio. Actual expenses and annual rates of return may be more or less than those assumed in the examples. The examples assume the reinvestment of all dividends and distributions, no transfers among Sub-Accounts or between the fixed account options and the Sub-Accounts and a 5% annual rate of return. The contract maintenance fee is reflected in the examples as a charge of $0.96 per year based on the ratio of actual contract maintenance fees collected for the year ended 12/31/00 to total net average assets as of 12/31/00. The examples do not








                                                                   13
CONDENSED FINANCIAL INFORMATION


Sub-Account                Standard         Standard          Enhanced       Enhanced    Enhanced with    Enhanced with
                         Accumulation     Accumulation      Accumulation   Accumulation   Administration   Administration
                          Unit Value          Units          Unit Value        Units     Charges Waived   Charges Waived       Year
                                           Outstanding                     Outstanding    Accumulation     Accumulation
                                                                                           Unit Value         Units
                                                                                                            Outstanding
Janus Aspen Series           21.224171     993,843.327      21.442894        3,573.726       21.552802       1,243.427      12/31/00
Aggressive Growthb           31.565210     329,807.902      31.796057          829.264       31.911561         159.044      12/31/99
Portfolio                    14.199318      53,896.345      14.260947           36.621       14.291595           0.000      12/31/98
                             10.723950       2,830.076      10.738659            0.000       10.745938           0.000      12/31/97


Janus Aspen Series           17.039678     2,082,293.354    17.215191        5,014.610       17.303370       3,484.654      12/31/00
Worldwide Growth             20.488548     1,026,072.851    20.638429        2,225.846       20.713399         151.550      12/31/99
Portfolio                    12.632936       402,131.168    12.687776          123.659       12.715080           0.000      12/31/98
                              9.935860        56,665.753     9.949496            0.000        9.956287       0.000          12/31/97


Janus Aspen Series           16.920712     3,181,464.624    17.095024        6,553.026      17.182875   1,437.831       12/31/00
Balanced Portfolio           17.556100     1,571,579.505    17.684597        2,931.027      17.749154     111.555       12/31/99
                             14.043929       373,285.807    14.104892          214.770      14.135421       0.000       12/31/98
                             10.604609        30,519.754    10.619159            0.000      10.626394       0.000       12/31/97

Janus Aspen Series           16.393493     1,792,958.592    16.562387        3,980.605      16.647684     269.822       12/31/00
Growth Portfolio             19.453513       643,514.256    19.595874        1,374.982      19.667608     109.122       12/31/99
                             13.699715       172,190.630    13.759186           84.318      13.789099       0.000       12/31/98
                             10.239960        32,737.591    10.254006            0.000      10.261077       0.000       12/31/97

Janus Aspen Series           16.774550       620,740.857    16.947297        4,953.034      17.034254     245.673       12/31/00
International                20.234788       142,343.325    20.382770        2,330.619      20.457001       0.000       12/31/99
Growth Portfolio             11.256365        45,382.775    11.305246           58.950      11.329668       0.000       12/31/98
                              9.735841        12,541.039     9.749214            0.000       9.755900       0.000       12/31/97

Janus Aspen Series           10.678675     1,384,637.536    10.731358        1,520.638      10.757867   1,957.004       12/31/00
Capital Appreciation         13.234548       471,936.628    13.260556            4.141      13.273610      70.622       13/31/99
Portfolio                       N/A              N/A           N/A               N/A            N/A          N/A        12/31/98
                                N/A              N/A           N/A               N/A            N/A          N/A        12/31/97

Dreyfus VIF                  13.974173         649,590.073  14.118110        3,407.753          14.190622     155.216       12/31/00
Appreciation                 14.262203         517,772.082  14.366606        2,156.774          14.419045     154.147       12/31/99
Portfolio                    12.975443         170,523.015  13.031774          100.415          13.059918       0.000       12/31/98
                             10.103905          18,347.666  10.117776            0.000          10.124633       0.000       12/31/97

Dreyfus VIF                  1.128116       7,677,545.259    1.138355       12,985.570           1.145310 280,844.647       12/31/00
Money Market                 1.083700       2,638,837.162    1.090994        8,490.939           1.096462       0.000       12/31/99
Portfolio                    1.050876         658,981.650    1.055214          555.360           1.059678       0.000       12/31/98
                             1.016499               0.000    1.017876            0.000           1.018560       0.000       12/31/97

Dreyfus VIF                  12.299306        572,006.660   12.425981          906.280          12.489868     145.939       12/31/00
Growth and                   12.961023        331,756.261   13.055905          650.409          13.103601       0.000       12/31/99
Income                       11.243790        159,409.837   11.292611            5.049          11.251722       0.000       12/31/98
Portfolio                    10.196538         32,231.762   10.210527            0.000          10.217481       0.000       12/31/97





Sub-Account                  Standard       Standard       Enhanced        Enhanced       Enhanced with    Enhanced with
                           Accumulation     Accumulation   Accumulation    Accumulation    Administration   Administration
                            Unit Value       Units         Unit Value        Units         Charges Waived   Charges Waived  Year
                                           Outstanding                    Outstanding     Accumulation     Accumulation
                                                                                            Unit Value         Units
                                                                                                            Outstanding
Dreyfus VIF                  13.391746      482,890.909     13.529796        1,048.292          13.599519     375.159       12/31/00
Small Cap                    11.984035      275,503.637     12.071820          486.764          12.116077     199.908       12/31/99
Portfolio                     9.867472      171,968.905      9.910354           14.492           9.931930       0.000       12/31/98
                             10.362314       41,359.506     10.376538            0.000          10.383658       0.000       12/31/97

The Dreyfus                  14.823134      894,007.973     14.975835          600.773          15.052735      29.856       12/31/00
Socially Responsible         16.894039      408,482.196     17.017705          351.586          17.079770       0.000       12/31/99
Growth Fund, Inc.            13.169143      140,614.024     13.226328           80.398          13.254881       0.000       12/31/98
                             10.320883       26,332.500     10.335055            0.000          10.342126       0.000       12/31/97

Dreyfus                      14.100696     3,598,196.884    14.245940        1,681.580         14.319249    3,844.565       12/31/00
Stock                        15.760394     2,129,772.165    15.875757          616.234         15.933836      222.802       12/31/99
Index                        13.250646       779,485.606    13.308166           56.321         13.337028        0.000       12/31/98
Fund                         10.479569        69,510.645    10.493943            0.000         10.501129        0.000       12/31/97

Strong                       16.800998       317,789.969    16.974091         1,416.029         17.061357        9.936      12/31/00
Opportunity                  15.981484       138,453.066    16.098506           790.953         16.157323        0.000      12/31/99
Fund II, Inc.                12.012034        72,644.387    12.064227            15.156         12.090403        0.000      12/31/98
                             10.727356         6,416.208    10.742083             0.000         10.749472        0.000      12/31/97

Strong VIF Mid Cap           21.369830       454,659.296    21.589990           360.952         21.700968      896.988      12/31/00
Growth Fund II               25.444156       120,559.085    25.630290           164.682         25.723816        0.000      12/31/99
                             13.587521        33,197.715    13.646505             9.046         13.675996        0.000      12/31/98
                             10.707133         2,147.556    10.721828             0.000         10.729174        0.000      12/31/97

Deutsche VIT EAFE(r)          9.829207        74,370.108     9.877704            37.562          9.902088    1,818.340      12/31/00
Equity Index                 11.958486         6,821.832    11.981984             0.000         11.993767        0.000      12/31/99
                                N/A               N/A           N/A                N/A             N/A           N/A        12/31/98
                                N/A               N/A           N/A                N/A             N/A           N/A        12/31/97

Deutsche VIT                 11.003134        83,894.729    11.057432             8.017         11.084755       95.772      12/31/00
Small Cap Index              11.606269        15,259.149    11.629080             0.000         11.640544        0.000      12/31/99
                                  N/A             N/A           N/A                N/A             N/A           N/A        12/31/98
                                  N/A             N/A           N/A                N/A             N/A           N/A        12/31/97

INVESCO VIF                  14.196834      1,018,117.732   14.343098         2,678.310         14.416950      109.926      12/31/00
Equity Income Fund           13.726769         33,269.953   13.827281          1667.041         13.877907        0.000      12/31/99
                             12.120155        200,541.938   12.172796           163.123         12.199230        0.000      12/31/98
                             10.659157        553,696.171   10.673778             0.000         10.681089        0.000      12/31/97

INVESCO VIF                  10.025816        403,918.794   10.129146           121.262         10.181276      134.192      12/31/00
High Yield Fund              11.510803        221,636.210   11.595106           113.564         11.637523        0.000      12/31/99
                             10.689459         70,047.913   10.735898             7.556         10.759164        0.000      12/31/98
                             10.687084         10,260.821   10.701757             0.000         10.709127        0.000      12/31/97





Sub-Account                  Standard        Standard       Enhanced       Enhanced       Enhanced with    Enhanced with
                           Accumulation    Accumulation    Accumulation   Accumulation    Administration   Administration
                            Unit Value       Units          Unit Value       Units        Charges Waived   Charges Waived      Year
                                           Outstanding                    Outstanding     Accumulation     Accumulation
                                                                                          Unit Value     Units Outstanding
The Universal                16.438193       253,713.630      16.607603         650.778         16.693197       46.034      12/31/00
Institutional                15.049488       183,388.647      15.159702         827.448         15.215264        0.000      12/31/99
Funds, Inc.                  12.705082       111,076.120      12.760268          15.684         12.788027        0.000      12/31/98
Mid Cap Value Portfolio      11.113227        16,674.966      11.128478           0.000         11.136071        0.000      12/31/97

The Universal                11.751659       132,621.948      11.872734       1,233.392         11.933810        9.320      12/31/00
Institutional                 9.536137        78,330.649       9.605992         703.796          9.641132        0.000      12/31/99
Funds, Inc.                   9.848411        34,212.111       9.891198          23.284          9.912646        0.000      12/31/98
Fixed Income Portfolio       10.204064         9,944.401      10.218060           0.000         10.225073        0.000      12/31/97


The Universal Institutional  11.776122       380,480.921      11.897491       1,180.235         11.958756      134.867      12/31/00
Funds, Inc. Fixed Income     10.749115       279,183.758      10.827853       1,472.104         10.867507        0.000      12/31/99
Portfolio                    11.079965        46,348.096      11.128092          30.906         11.152242        0.000      12/31/98
                             10.412276             4.653      10.426565           0.000         10.443738        0.000      12/31/97

The Universal Institutional  12.088940       147,402.642      12.213548       1,151.970         12.276441        1.523      12/31/00
Funds Inc. U.S. Real Estate   9.482378        86,941.426       9.551867         733.827          9.586849        0.000      12/31/99
Portfolio                     9.758808        43,786.457       9.801228          10.564          9.822531        0.000      12/31/98
                             11.101269         7,200.060      11.116503           0.000         11.124047        0.000      12/31/97

PBHG Insurance Series Fund   16.299948       351,987.801      16.467965         293.302         16.552852      152.115      12/31/00
PBHG                         19.835104        67,359.578      19.902600         139.873         20.053445        0.000      12/31/99
                             10.147606        24,618.770      10.191707           6.572         10.213910        0.000      12/31/98
                              9.511124         6,195.935       9.524184           0.000          9.530743        0.000      12/31/97

PBHG Insurance Series Fund   20.703434       484,474.409      20.916691          756.205        21.024290      156.054      12/31/00
Large Cap Growth             21.307087       158,614.893      21.462991          549.785        21.541442        0.000      12/31/99
Portfolio                    13.076352        31,474.961      13.133125            0.000        13.161608        0.000      12/31/98
                             10.150555        11,415.131      10.164489            0.000        10.171451        0.000      12/31/97

PBHG Insurance Series Fund   22.227020     1,164,557.256      22.456144        2,313.760        22.571592     1,649.945     12/31/00
Technology & Communications  38.941384       443,441.908      39.226135          904.009        39.369150       274.877     12/31/99
Portfolio                    11.808346        65,820.143      11.859648            2.516        11.885350         0.000     12/31/98
                              9.057045        20,974.008       9.069487            0.000         9.076740         0.000     12/31/97

The Timothy Plan             12.876042       256,856.613      12.978169          676.849        12.976380         0.000     12/31/00
Small-Cap Variable Series    12.097693        94,238.615      12.157659          374.501        12.137973         0.000     12/31/99
                             10.283942        29,293.327      10.304332           17.653        10.314606         0.000     12/31/98
                                N/A               N/A            N/A                N/A              N/A          N/A       12/31/97

The  above  table  gives  year-end   Accumulation   Unit  information  for  each
Sub-Account from the end of the year of inception to December 31, 2000. This information should be read in conjunction with the Separate Account financial statements, including the notes to those statements. The beginning Accumulation Unit Value for each Sub-Account other than the Dreyfus VIF Money Market Portfolio Sub-Account was 10.00000 as of July 15, 1997 (the Separate Account commencement date), or as of May 1, 1998 (the effective date of the Sub-Account) for The Timothy Plan Small-Cap Variable Series, or as of May 1, 1999 (the effective date of the Sub-Accounts) for the Janus Aspen Series Capital
Appreciation Portfolio and the two Deutsche Asset Management VIT Funds. The beginning Accumulation Unit Value for the Dreyfus VIF Money Market Portfolio Sub-Account was 1.000000 as of July 15, 1997. No Accumulation Unit information is shown for the following Sub-Accounts: INVESCO VIF-Health Sciences Fund, INVESCO VIF-Dynamics Fund, INVESCO VIF-Financial Services Fund, INVESCO VIF-Small Company Growth Fund, PBHG Select Value Portfolio, or PBHG Mid-Cap Value Portfolio. These Sub-Accounts commenced operations as of May 1, 2001.

Financial Statements



The financial statements and reports of independent auditors for the Company and
for  the  Separate   Account  are  included  in  the   statement  of  additional
information.


Performance Information

From time to time, the Company may advertise yields and/or total returns for the Sub-Accounts. These figures are based on historical information and are not intended to indicate future performance. Performance data and a more detailed description of the methods used to determine yield and total return are included in the statement of additional information.


Yield Data
The "yield" of the money market Sub-Account refers to the annualized income generated by an investment in that Sub-Account over a specified seven-day period. The "effective yield" of the money market Sub-Account is the same as the "yield" except that it assumes reinvestment of the income earned in that Sub-Account. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment. The Company does not advertise yields for any Sub-Account other than the money market Sub-Account.

Total Return Data

The Company may advertise two types of total return data: "average annual total return and "cumulative total return." Average annual total return is presented in both standardized and non-standardized form. "Standardized" total return data reflects the deduction of all charges that apply to all Contracts of that type, except for premium taxes. The contingent deferred sales charge ("CDSC") reflected in standardized total return is the percentage CDSC that would apply at the end of the period presented assuming the purchase payment was received on the first day of the period presented. "Non-standardized" total return data does not reflect the deduction of CDSCs and contract maintenance fees. Cumulative total return data is currently presented only in non-standardized form.

Total return data that does not reflect the CDSC and other charges will be higher than the total return realized by an investor who incurs the charges. Total return data will be higher for a Contract without the Optional Death Benefit than for a Contract with this feature. If an owner selects this feature, total return data will be higher if the owner is age 65 and younger at issue than if the owner is over age 65 at issue.


"Average annual total return" is either hypothetical or actual return data that reflects performance of a Sub-Account for a one-year period or for an average of consecutive one-year periods. If average annual total return data is hypothetical, it reflects performance for a period of time before the Separate Account commenced operations. When a Sub-Account has been in operation for one, five and ten years, average annual total return will be presented for these periods, although other periods may be presented as well.

"Cumulative total return" is either hypothetical or actual return data that reflects the performance of a Sub-Account from the beginning of the period presented to the end of the period presented. If cumulative total return data is hypothetical, it reflects performance for a period of time before the Separate Account commenced operations.

Other Performance Measures
The Company may include in reports and promotional literature rankings of the Sub-Accounts, the Separate Account or the Contracts, as published by any service, company, or person who ranks separate accounts or other investment products on overall performance or other criteria. Examples of companies that publish such rankings are Lipper Analytical Services, Inc., VARDS, IBC/Donoghue's Money Fund Report, Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard & Poor's Indices, Dow Jones Industrial Average, and Morningstar.

The Company may also:

o compare the performance of a Sub-Account with applicable indices and/or industry averages;
o present performance information that reflects the effects of tax-deferred compounding on Sub-Account investment returns;
o compare investment return on a tax-deferred basis with currently taxable investment return;
o   illustrate investment returns by graphs, charts, or otherwise.

THE PORTFOLIOS
--------------------------------------------------------------------------------
The Separate Account currently offers 32 Sub-Accounts. Each Sub-Account is invested in a Portfolio. Each Portfolio has its own investment objectives and policies. The current Portfolio prospectuses, which accompany this prospectus, contain additional information concerning the investment objectives and policies of each Portfolio, the investment advisory services and administrative services of each Portfolio and the charges of each Portfolio. There is no assurance that the Portfolios will achieve their stated objectives. You should read the Portfolio prospectuses carefully before making any decision concerning the allocation of purchase payments to, or transfers among, the Sub-Accounts.


All dividends and capital gains distributed by the Portfolios are reinvested by the Separate Account and reflected in Accumulation Unit Values. Portfolio dividends and net capital gains are not distributed to owners.

The Securities and Exchange Commission does not supervise the management or the investment practices and/or policies of any of the Portfolios. The Portfolios are available only through insurance company separate accounts and certain qualified retirement plans. Though a Portfolio may have a name and/or investment objectives which are similar to those of a publicly available mutual fund, and/or may be managed by the same investment advisor that manages a publicly available mutual fund, the performance of the Portfolio is entirely independent of the performance of any publicly available mutual fund. Neither the Company nor the Portfolios make any representations or assurances that the investment performance of any Portfolio will be the same or similar to the investment performance of any publicly available mutual fund.

Janus Aspen Series

Advisor:                   Aggressive Growth Portfolio
Janus Capital Corporation  A non-diversified  portfolio that seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies.

Advisor:                   Worldwide Growth Portfolio
Janus Capital Corporation  A diversified  portfolio that seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks of companies of any size through-out the world. International investing may present special risks, including currency fluctuations and social and political developments.

Advisor:                    Balanced Portfolio
Janus Capital Corporation  A diversified portfolio that seeks long-term capital growth, consistent with preservation of capital and balanced by current income.
                           The Portfolio normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. The Portfolio will normally invest at least 25% of its assets in fixed-income securities.

Advisor:                   Growth Portfolio
Janus Capital Corporation  A diversified  portfolio that seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks selected for their growth potential. Although the Portfolio can invest in companies of any size, it generally invests in larger, more established companies.

Advisor:                   International Growth Portfolio
Janus Capital Corporation  A diversified portfolio that seeks long-term growth of capital by investing at least 65%of its total assets in securities from at least five different countries excluding the United States.
                           International investing may present special risks, including currency fluctuations and social and political developments.

Advisor:                   Capital Appreciation Portfolio
Janus Capital Corporation  A non-diversified  portfolio that seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential. The
                           Portfolio may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies.


Dreyfus Portfolios

Advisor:                     Dreyfus Variable Investment Fund- Appreciation
                             Portfolio
The Dreyfus Corporation      The Appreciation Portfolio seeks to provide long-
                             term capital growth consistent with the
Sub-Advisor:                 perservation  of capital.  Current  income is a
Fayez Sarofim & Co.          secondary  goal. It seeks to achieve its goals by
                             investing in common stocks, focusing on "blue chip" companies with total market values of more than $5 billion at the time of purchase.

Advisor:                     Dreyfus Variable Investment Fund-Money Market
                             Portfolio
The Dreyfus Corporation    The  Money  Market Portfolio  seeks to  provide  as
                           high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. This Portfolio invests in a diversified portfolio of high quality short-term debt securities. An investment in the Money
                           Market Portfolio is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Portfolio seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Portfolio.

Advisor:                   Dreyfus Variable Investment Fund-Growth and Income
                           Portfolio
The Dreyfus Corporation    The Growth and Income Portfolio seeks long-term
                           capital growth, current income and growth of income, consistent with reasonable investment risk.
                           This Portfolio invests in stocks, bonds and money market instruments of domestic and foreign issuers.


Advisor:                   Dreyfus Variable Investment Fund-Small Cap
                           Portfolio
The Dreyfus Corporation    The Small Cap Portfolio seeks to maximize capital
                           appreciation. This Portfolio primarily invests in small-cap companies with total market capital-izations of less than $2 billion at the time of purchase. The portfolio may continue to hold the securities of companies as their market capital-izations grow and thus, at any given time, a substantial portion of the portfolio's holdings may have market capitalizations in excess of $2 billion. The investments may include common stocks, preferred stocks and convertible securities, including those issued in initial public offerings.


Advisor:                   The Dreyfus Socially Responsible Growth Fund, Inc.
The Dreyfus Corporation    The Dreyfus Socially Responsible Growth Fund,  Inc.
                           seeks to provide capital growth with current income
                           as a secondary  goal. To pursue these goals,  the
Sub-Advisor:               Fund invests primarily in common stock of companies
NCM Capital Management     that, in the opinion of the Fund's  management,
Group, Inc.                meet traditional investment  standards, and conduct
                           their business in a manner that contributes to the enhancement of the quality of life in America.

Advisor:                   Dreyfus Stock Index Fund
The Dreyfus Corporation    The Dreyfus  Stock Index Fund seeks to match the
                           total return of the Standard & Poor's 500 Composite
Index Manager:             Stock Price Index.  To pursue this goal, the Fund
Mellon Equity Associates   generally invests in all 500 stocks in the S&P
(an affiliate              500(r) in  proportion  to their  weighting  in the
of Dreyfus)                index.  The Fund is not sponsored,  endorsed, sold
                           or promoted by Standard & Poor's, and Standard &
                           Poor's makes no representation regarding the advisability of investing in the Fund.

Strong Portfolios

Advisor:                   Strong Opportunity Fund II, Inc.
Strong Investments         The investment  objective of the Strong Opportunity
                           Fund II is to seek capital growth. It currently emphasizes medium-sized companies that the advisor believes are under-researched and attractively valued.

Advisor:                   Strong Variable Insurance Funds, Inc.-
                           Strong Mid Cap Growth Fund II
Strong Investments         The  investment  objective of the Strong Mid Cap
                           Growth Fund II is to seek capital growth. It invests primarily in equity securities that the Fund's managing advisor believes have above-average growth prospects. This Portfolio was formerly called the Strong Growth Fund II.




Deutsche Asset Management VIT Funds

Advisor:                   Deutsche VIT EAFE(r) Equity Index
Deutsche Asset             The EAFE(r) Equity Index Fund seeks to replicate as
Management, Inc.           closely as possible (before deduction of expenses)
                           the total  return of Morgan  Stanley  Capital
                           International (MSCI) (the "EAFE(r) Index"), a widely accepted benchmark of stock performance of major companies in Europe, Australia, and the Far
                           East. The Fund will invest primarily in international companies that compose the EAFE(r)
                           Index, using statistical methods to replicate the EAFE(r) Index in approximately the same weightings. Securities purchased by the Fund will generally, but not necessarily, be traded on a foreign securities exchange.

Advisor:                   Deutsche VIT Small Cap Index
Deutsche Asset             The Small Cap Index Fund seeks to  replicate  as
Management, Inc.           closely as possible (before  deduction of expenses)
                           the total return of the Russell 2000 Small Stock
                           Index (the "Russell(r) 2000"), an index consisting of 2,000 small-capitalization common stocks.
                           The Fund will invest primarily in companies included in the Russell 2000, on the basis of statistical data, that are deemed representative of the industry diversification of the entire Russell
                           2000.

INVESCO Variable Investment Funds, Inc.

Advisor:                     INVESCO VIF -Equity Income Fund
INVESCO Funds Group, Inc.    The primary goal of the INVESCO VIF-Equity Income
                             Fund is to provide high total return through both growth and current income. The Portfolio normally invests in dividend paying common and preferred stocks. This Portfolio was formerly called the Industrial Income Portfolio.

Advisor:                   INVESCO VIF -High Yield Fund
INVESCO Funds Group, Inc.  The  investment objective  of the INVESCO VIF-High
                           Yield Fund is to seek a high level of current income by investing substantially all of its assets in debt securities. The Portfolio pursues its investment objective through investment in a diversified portfolio of junk bonds and preferred stock with medium to lower credit ratings.
                           Potential capital appreciation is a factor in the selection of investments, but is secondary to the Portfolio's rimary objective. For further discussion of the risks associated with investment in lower rated bonds, please see the attached
                           INVESCO Variable Investment Funds, Inc. prospectus.

Advisor:                   INVESCO VIF-Health Sciences Fund
INVESCO Funds Group, Inc.  The fund primarily invests in strongly managed, innovative health care companies,  blending well-
                           established firms with faster-growing, more dynamic
                           health care  businesses.  These industries include
                           biotechnology pharmaceuticals,  medical devices and
                           supplies, and health care  services.  Within these
                           industries,  the fund focuses on the market leaders
                           that are well positioned to leverage demographic
                           and innovative trends.
Advisor:
INVESCO Funds Group, Inc.  INVESCO VIF -Dynamics Fund
                           The fund primarily  invests in common stocks of
                           rapidly growing mid-sized  companies,  with
                           market  capitalizations  generally  between  $2
                           billion  and $15 billion  at the  time of purchase.
                           The fund invests in a blend of leading, high-quality growth companies and higher-risk, accelerating-growth companies. The latter are driven by product cycles, favorable sector conditions or other company-specific factors expected to produce rapid sales and earnings growth.

Advisor:                   INVESCO VIF-Financial Services Fund
INVESCO Funds Group, Inc.  The fund invests  primarily in  financial  services stocks,  particularly  those that are increasing
                           their revenue  streams  along with their  earnings.
                           The  portfolio  focuses on market-driven  companies
                           with superior  technology  to deliver  products and
                           services that match  their  customers'  needs.  The
                           fund concentrates  on  banks,  insurance companies,
                           investment and other financial service firms.
Advisor:
INVESCO Funds Group, Inc   INVESCO VIF-Small Company Growth Fund
                           The  fund  seeks  to  make  your investment   grow.
                           The Fund invests primarily in small-capitalization companies -those with market capitalizations of $2 billion or less at the time of purchase. The fund invests primarily in equity securities that have earnings which may be expected to grow faster than the U.S. economy in general or offer the potential for accelerated earnings growth due to rapid growth of sales, new products, management changes, and/or structural changes in the economy.

PBHG Insurance Series Fund

Advisor:                   PBHG Growth II Portfolio
Pilgrim Baxter &           The  investment  objective  of the PBHG  Insurance
Associates, Ltd.           Series  Growth II  Portfolio is to seek capital
                           appreciation. The Portfolio invests primarily in growth securities, such as common stocks, of small and medium sized companies (market capitalization or annual revenues between $500 million and $10 billion) that, in the Advisor's opinion, have strong business momentum, earnings growth and potential for significant capital appreciation.

Advisor:                   PBHG Large Cap Growth Portfolio
Pilgrim Baxter.            The  investment  objective of the PBHG  Insurance
& Associates, Ltd          Series Large Cap Growth  Portfolio is to seek long-
                           term growth of capital. The Portfolio invests primarily in growth securities, such as common stocks of large capitalization companies (market capitalization in excess of $1 billion) that, in the Advisor's opinion, have strong business momentum, growth in earnings and potential for capital appreciation.

Advisor:                   PBHG Technology & Communications Portfolio
Pilgrim Baxter             The  investment objective  of  the PBHG  Insurance
& Associates, Ltd.         Series  Technology  &  Communications Portfolio is
                           to seek long-term growth of capital. Current income is incidental to the Portfolio's objective.
                           The Portfolio, a non-diversified fund, invests primarily in common stocks of companies doing business in the Technology and Communications sectors of the market. The Portfolio is concentrated which means it will invest 25% or more of its total assets in the groups of the industries within these sectors.

Advisor:                   PBHG Select Value Portfolio
Pilgrim Baxter             The investment  objective of the PBHG Select Value
& Associates, Ltd.         Portfolio is to seek long-term growth of capital
Sub-Advisor:               and income.  Income is a secondary  objective.  The
Pilgrim Baxter             Portfolio invests primarily in  value  securities,
Value Investors, Inc.      such as common stocks, of no more than 30 companies
                           with large market capitalizations (market capitalization in excess of $1 billion) that, in the Advisor's and Sub-Advisor's opinion, are currently under priced using certain financial measurements, such as their price-to-earnings ratios, dividend income potential and earnings power.

Advisor:                   PBHG Mid-Cap Value Portfolio
Pilgrim Baxter             The investment  objective of PBHG Mid-Cap Value
& Associates, Ltd.         Portfolio is to seek to provide  investors with
Sub-Advisor:               above-average  total  return  over  a 3 to  5  year
Pilgrim Baxter             market  cycle,  consistent  with reasonable  risk.
Value Investors, Inc.      The  Portfolio  invests  primarily in value
                           securities, such as common stocks, issued by companies with market capitalizations within the range of the S&P Mid-Cap(R) 400 Index that, in the Advisor's and Sub-Advisor's opinion, are currently under priced using certain financial measurements, such as their price-to-earnings ratios, dividend income potential and earnings power.

The Universal Institutional Funds, Inc.

Advisor:                    Mid Cap Value Portfolio
Miller Anderson &Sherrerd,  The  investment  objective of the Mid Cap Value
LLP (an indirect wholly     Portfolio is to seek  above-average  total return
owned subsidiary of         over a market cycle of three to five years by
Morgan Stanley Dean         investing  primarily in common  stocks of companies
 Witter & Co.)              with  capitalizations in the range of companies
                            included in the S&P MidCap 400 Index  (currently
                            $500 million to $6 billion). The Portfolio purchases stocks that typically do not pay dividends. The Advisor analyzes securities to identify stocks that are undervalued, and measures the relative attractiveness of the Portfolio's current holdings against potential purchases.

Advisor:                     Value Portfolio
Miller Anderson             The investment  objective of the Value Portfolio is
& Sherrerd, LLP             to seek above-average total return over a market
(an indirect wholly         cycle of three to five years by investing primarily
owned subsidiary of Morgan in common stocks of companies with equity capital-Stanley Dean Witter & Co.) izations greater than $2.5 billion. The Portfolio focuses on stocks that are undervalued in comparison with the stock market as a whole, as measured by the S&P 500 Index. The Portfolio may purchase stocks that do not pay dividends; and it may invest, to a limited extent, in foreign equity securities.

Advisor:                     Fixed Income Portfolio
Miller Anderson              The  investment  objective of the Fixed Income
& Sherrerd, LLP              Portfolio  is to seek  above-average  total
(an indirect wholly          return over a market cycle of three to five years
owned subsidiary Morgan      by investing  primarily in a  diversified mix of
Stanley Dean Witter & Co.)   dollar-denominated  investment  grade fixed income
                             securities,  particularly  U.S.Government,
                             corporate and mortgage  securities.  The Portfolio
                             ordinarily will maintain an average   weighted
                             maturity in excess of five  years. The   Portfolio
                             may  invest opportunistically   in   non-dollar-
                             denominated   securities  and  below  investment
                             grade securities.

Advisor:                     U.S. Real Estate Portfolio
Morgan Stanley Asset         The investment  objective of the U.S. Real  Estate
Management (a                Portfolio  is to seek  above-average
wholly owned subsidiary      current income and long-term capital  appreciation
of Morgan                    by investing primarily in equity securities of U.S.
Stanley Dean Witter & Co.)   and  non-U.S.  companies  engaged in the U.S. real
                             estate  industry, including Real Estate Investment
                             Trusts (REITs).




The Timothy Plan             The Timothy Plan Small-Cap Variable Series
                             The primary  investment  objective of the Timothy
Advisor:                     Plan Small-Cap Variable Series is to seek  long-
Timothy Partners, Ltd.       term  capital  growth,  with a secondary objective
                             of current income. The Portfolio shall seek to achieve its objectives while abiding by ethical standards established for investments by the Portfolio. The securities in which the Portfolio shall be precluded from investing, by virtue of the Portfolio's ethical standards, are referred to as excluded securities.

Additions, Deletions, or Substitutions
The Company may add or delete Sub-Accounts at any time, or may substitute one Portfolio for another, at any time. The Company does not guarantee that any of the Sub-Accounts or any of the Portfolios will always be available for allocation of purchase payments or transfers. In the event of any substitution or change, the Company may make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change.

Additions, deletions or substitutions of Sub-Accounts or Portfolios may be due to an investment decision by the Company, or due to an event not within the Company's control, such as liquidation of a Portfolio or an irreconcilable conflict of interest between the Separate Account and another insurance company which offers a Portfolio. The Portfolio prospectuses describe the possibility of material conflict of interest in greater detail.

If the Company eliminates a Sub-Account or substitutes the shares of another investment company for the shares of any Portfolio, the Company will first obtain approval of the Securities and Exchange Commission to the extent required by the Investment Company Act of 1940, as amended ("1940 Act"), or other applicable law. The Company will also notify owners before it eliminates a Sub-Account or substitutes a Portfolio.

New Sub-Accounts may be established when, in the sole discretion of the Company, marketing, tax, investment or other conditions so warrant. Any new Sub-Accounts will be made available to existing owners on a basis to be determined by the Company.

If deemed to be in the best interests of persons having voting rights under the Contracts, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more separate accounts.



Voting Rights
To the extent required by law, all Portfolio shares held in the Separate Account will be voted by the Company at regular and special shareholder meetings of the respective Portfolios in accordance with instructions received from persons having voting interests in the corresponding Sub-Account. During the Accumulation Period, the Company will vote Portfolio shares according to instructions of owners, unless the Company is permitted to vote shares in its own right.

The number of votes that an owner may vote will be calculated separately for each Sub-Account. The number will be determined by applying the owner's percentage interest, if any, in a particular Sub-Account to the total number of votes attributable to that Sub-Account.

The owner's percentage interest and the total number of votes will be determined as of the record date established by that Portfolio for voting purposes. Voting instructions will be solicited by written communication in accordance with procedures established by the respective Portfolios.

The Company will vote or abstain from voting shares for which it receives no timely instructions and shares it holds as to which owners have no beneficial interest (including shares held by the Company as reserves for benefit payments*). The Company will vote or abstain from voting such shares in proportion to the voting instructions it receives from owners of all Contracts participating in the Sub-Account.

Each person or entity having a voting interest in a Sub-Account will receive proxy material, reports and other material relating to the appropriate Portfolio. The Portfolios are not required to hold annual or other regular meetings of shareholders.

*Neither the owner nor payee has any interest in the Separate Account during the Benefit Payment Period. Benefit Units are merely a measure of the amount of the payment the Company is obligated to pay on each payment date.

                                       24
ANNUITY INVESTORS LIFE INSURANCE COMPANY(r)
--------------------------------------------------------------------------------
Annuity Investors Life Insurance Company(R) (the "Company") is a stock life insurance company. It was incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of variable and fixed annuity policies. The home office of the Company is located at 250 East Fifth Street, Cincinnati, Ohio 45202.

The Company is a wholly owned subsidiary of Great American Life Insurance Company(r)which is a wholly owned subsidiary of Great American Financial Resources, Inc. ("GAFRI") a publicly traded insurance holding company (NYSE:
GFR). GAFRI is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE: AFG).

The Company may from time to time publish in advertisements, sales literature and reports to owners the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's, and Duff & Phelps. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of the Company. Each year A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect A.M. Best Company's opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Ratings of the Company do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.

THE SEPARATE ACCOUNT
--------------------------------------------------------------------------------
Annuity Investors(r) Variable Account B was established by the Company as an insurance company separate account under the laws of the State of Ohio on December 19, 1996, pursuant to resolution of the Company's Board of Directors. The Separate Account is registered with the Securities and Exchange Commission under the 1940 Act as a unit investment trust. However, the Securities and Exchange Commission does not supervise the management or the investment practices or policies of the Separate Account.

The assets of the Separate Account are owned by the Company, but they are held separately from the other assets of the Company. Under Ohio law, the assets of a separate account are not chargeable with liabilities incurred in any other business operation of the Company. Income, gains and losses incurred on the assets in the Separate Account, whether realized or not, are credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company. Therefore, the investment performance of the Separate Account is entirely independent of the investment performance of the Company's general account assets or any other separate account maintained by the Company. The assets of the Separate Account will be held for the exclusive benefit of owners of, and the persons entitled to payment under, the Contracts offered by this prospectus and all other contracts supported by the Separate Account.

GREAT AMERICAN ADVISORS, INC.
------------------------------------------------------------------------------
Great American Advisors, Inc. ("GAA"), an affiliate of the Company, is the principal underwriter and distributor of the Contracts. GAA is a wholly owned subsidiary of GAFRI. GAA is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 525 Vine Street, Cincinnati, Ohio 45202. The Company pays GAA for acting as underwriter according to the terms of a distribution agreement.

GAA sells Contracts through its registered representatives. In addition, GAA may enter into sales agreements with other broker-dealers to solicit applications for the Contracts through its registered representatives. These broker-dealers are registered with the Securities and Exchange Commission and are members of the NASD. All registered representatives who sell the Contracts are appointed by the Company as insurance agents and are authorized under applicable state insurance regulations to sell variable annuities.

The Company or GAA may pay commissions to registered representatives of GAA and other broker-dealers of up to 8.5% of purchase payments made under the Contracts. These commissions are reduced for Contracts issued to owners over age
80. When permitted by state law and in exchange for lower initial commissions, GAA and/or the Company may pay trail commissions to registered representatives of GAA and to other broker-dealers. Trail commissions are not expected to exceed 1% of the Account Value of a Contract on an annual basis. To the extent permitted under current law, the Company and/or GAA may pay production, persistency and managerial bonuses as well as other promotional incentives, in cash or other compensation, to registered representatives of GAA and/or other broker-dealers.





                                       25
CHARGES AND DEDUCTIONS
-------------------------------------------------------------------------------


Charges and Deductions By the Company
There are two types of charges and deductions by the Company. There are charges assessed to the Contract, which are reflected in the Account Value of the Contract, but not in Accumulation Unit Values (or Benefit Unit Values). These charges are the contingent deferred sales charge, the annual contract maintenance fee, and premium taxes where applicable and transfer fees. There are also charges assessed against the Separate Account. These charges are reflected in the Accumulation Unit Values (and Benefit Unit Values) of the Sub-Accounts. These charges are the mortality and expense risk charge and the administration charge.

Except as described below, the Company will never charge more to a Contract than the fees and charges described below, even if its actual expenses exceed the total fees and charges collected. If the fees and charges collected by the Company exceed the actual expenses it incurs, the excess will be profit to the Company and will not be returned to owners.

The Company reserves the right to increase the amount of the transfer fee in the future, and/or to charge fees for the automatic transfer programs described in the Transfers section of this prospectus, and/or for the systematic withdrawal program described in the Surrenders section of this prospectus, if in the Companys discretion, it determines such charges are necessary to offset the costs of administering transfers or systematic withdrawals.

Contingent Deferred Sales Charge ("CDSC")

Purpose of Charge    Offset expenses incurred by the Company in the sale of the
                     Contracts, including commissions paid and costs of sales
                     literature.
Amount of Charge     Up to 7% of each purchase payment depending on number of
                     years elapsed since receipt of the purchase payment.




     ============================================ ====== ====== ====== ====== ===== ====== ====== ======
     Number of full years elapsed between date
     of receipt of purchase payment and date         0      1      2      3     4      5      6   7 or
     request for surrender received                                                                more
     -------------------------------------------- ------ ------ ------ ------ ----- ------ ------ ------
     CDSC as a percentage of purchase payment
     surrendered                                    7%     6%     5%     4%     3%    2%     1%     0%
     ============================================ ====== ====== ====== ====== ===== ====== ====== ======


When Assessed          On partial or full surrenders of purchase payments
                       during Accumulation Period.
Assessed Against What  Purchase payments only, not earnings.  See the
                       Surrenders section of this prospectus for information
                       on order of withdrawal of earnings and purchase payments.
Waivers                 o   Free withdrawal privilege.  See the Surrenders
                            section for information.
                        o   In the Company"s discretion where the Company
                            incurs reduced sales and servicing expenses.
                        o   Upon separation from service if Contract issued
                            with employer plan endorsement or deferred
                            compensation endorsement.
                        o   If Contract is issued with a tax sheltered annuity
                            endorsement (and without an employer plan endorsement): (i) upon separation from service if owner has attained age 55 and Contract has been in force for at least seven years; or (ii) after Contract has been in force fifteen years or more.
                        o   Long term care waiver rider.  See the Surrenders
                            section for information.
                        o   If the Social Security Administration determines
                            after the Contract is issued that the owner is "disabled" as that term is defined in the Social
                            Security Act of 1935, as amended.
                        o   Successor owner endorsement.  See the Account Value
                            section for information.
                        o   Where required to satisfy state law.

Contract Maintenance Fee

Purpose of Charge            Offset expenses incurred in issuing the Contracts
                             and in maintaining the Contracts and the Separate
                             Account.
Amount of Charge             $30.00 per year.
When Assessed                During the Accumulation Period the charge is
                             deducted on each anniversary of the effective date
                             of the Contract, and at time of full surrender.
                             During the Benefit Payment Period a portion of
                             the charge is deducted from each variable dollar
                             benefit payment.
Assessed Against What        Amounts invested in the Sub-Accounts.  During the
                             Accumulation Period, the charge is deducted pro
                             rata from the Sub-Accounts in which the Contract
                             has an interest on the date of the charge. During
                             the Benefit Payment Period, a pro rata portion of
                             the annual charge is deducted from each benefit
                             payment from the variable account.  The charge is
                             not assessed against the fixed account options.
Waivers                      o  During Accumulation Period if the Account Value
                                is at least $40,000 on the date of the charge
                                (individual contracts only).
                             o  During Benefit Payment Period if the amount
                                applied to a variable dollar benefit is at
                                least $40,000 (individual contracts only).
                             o  In the Company's discretion where the Company
                                incurs reduced sales and servicing expenses.
                             o  During Benefit Payment Period where required to
                                satisfy state law.


Transfer Fee

Purpose of Charge            Offset cost incurred in administering the
                             Contracts.
Amount of Charge             $25 for each transfer in excess of 12 in any
                             contract year.  The Company reserves the right to
                             change the amount of this charge at any time.
When Assessed                During Accumulation Period.
Assessed Against What        Deducted from amount transferred.
Waivers                      Currently, the transfer fee does not apply to
                             transfers associated with the dollar cost averaging, interest sweep and portfolio re-balancing programs. Transfers associated with these programs do not count toward the 12 free transfers permitted in a contract year. he Company reserves the right to eliminate this waiver at any time.


Administration Charge

Purpose of Charge            Offset expenses incurred in administering the
                             Contracts and the Separate Account.
Amount of Charge             Daily charge equal to 0.000411% of the daily Net
                             Asset Value for each Sub-Account, which corresponds
                             to an annual effective rate of 0.15%.
When Assessed                During the Accumulation Period and during the
                             Benefit Payment Period if a variable dollar benefit
                             is elected.
Assessed Against What        Amounts invested in the Sub-Accounts.  Not assessed
                             against the fixed account options.
Waivers                      May be waived or reduced in the Company's
                             discretion where the Company incurs reduced sales and servicing expenses.

Mortality and Expense Risk Charge


Purpose of Charge            Compensation  for bearing  certain  mortality
                             and expense  risks under the  Contract.  Mortality
                             risks arise from the Companys  obligation  to pay
                             benefit  payments  during the Benefit  Payment
                             Period and to pay the death  benefit.  The expense
                             risk  assumed by the Company is the risk that
                             the Company's  actual  expenses in  administering
                             the  Contracts  and the Separate  Account will
                             exceed  the  amount  recovered  through  the
                             contract   maintenance  fees,   transfer  fees  and
                             administration charges.


Amount of Charge           Daily  charge  equal to 0.003403% of the  daily Net
                           Asset Value for each Sub-Account, which corresponds to an effective annual rate of 1.25%.
                           The Company estimates that the mortality risk component of this charge is 0.75% and the expense risk component is 0.50%. Contracts with the 1.25% mortality and expense risk charge are referred to as "Standard Contracts." For individual contracts with the optional Enhanced Death Benefit
                           Amount, a daily charge equal to 0.003674% of the daily Net Asset Value for each Sub-Account if issued to an owner age 65 and younger, or 0.004079% of the daily Net Asset Value for each Sub-Account if issued to an owner over age 65 but under age 79, which correspond to an effective annual rate of 1.35% or 1.50%, respectively. The
                           Company estimates that the mortality risk component of these charges is 0.85% or 1.00%, respectively, and that the expense risk component remains at 0.50%. Contracts with the optional
                           Enhanced Death Benefit Amount are referred to as "Optional Death Benefit Contracts." The optional Enhanced Death Benefit Amount is not available for Enhanced Contracts.


When Assessed              During the  Accumulation  Period,  and during the
                           Benefit  Payment  Period if a variable  dollar
                           benefit is elected.
Assessed Against What      Amounts invested in the Sub-Accounts. Not assessed
Waivers                    against the fixed account options. When the Company
                           expects to incur reduced sales and servicing
                           expenses,  it may issue a Contract with a reduced
                           mortality and expense risk charge.  These
                           Contracts are referred to as "Enhanced Contracts."
                           The mortality  and expense risk charge under an
                           Enhanced  Contract is a daily charge of  0.002590%
                           of the daily Net Asset Value for each Sub-Account, which corresponds to an effective annual rate of 0.95%. The Company estimates that for Enhanced Contracts, the mortality risk component of this charge is 0.75% and the expense risk component is 0.20%.


Premium Taxes
Certain state and local governments impose premium taxes. These taxes currently range up to 5.0% depending upon the jurisdiction. The Company will deduct any applicable premium taxes from the Account Value either upon death, surrender, annuitization, or at the time purchase payments are made, but no earlier than when the Company incurs a tax liability under state law.

Discretionary Waivers of Charges

The Company will look at the following factors to determine if it will waive a charge, in part or in full, due to reduced sales and servicing expenses: (1) the size and type of the group to which sales are to be made; (2) the total amount of purchase payments to be received; and (3) any prior or existing relationship with the Company. The Company would expect to incur reduced sales and servicing expenses in connection with Contracts offered to employees of the Company, its subsidiaries and/or affiliates. There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales and servicing expenses. In no event will the Company waive a charge where such waiver would be unfairly discriminatory to any person.

Expenses of the Portfolios
In addition to charges and deductions by the Company, there are Portfolio management fees and administration expenses which are described in the prospectus and statement of additional information for each Portfolio. The actual Portfolio fees and expenses for the prior calendar year are included in the Fee Table on page 6 of this prospectus. Portfolio expenses, like Separate Account expenses, are reflected in Accumulation Unit Values (or Benefit Unit Values).

                                       28
THE CONTRACTS
-------------------------------------------------------------------------------
Each Contract is an agreement between the Company and the owner. Values, benefits and charges are calculated separately for each Contract. In the case of a group Contract, the agreement is between the group owner and the Company. An individual participant under a group Contract will receive a certificate of participation, which is evidence of the participant's interest in the group Contract. A certificate of participation is not a Contract. Values, benefits and charges are calculated separately for each certificate issued under a Contract. The description of Contract provisions in this prospectus applies to the interests of certificate owners, except where otherwise noted.

Because the Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate, the availability of certain Contract rights and provisions in a given State may depend on that State's approval of the Contracts. Where required by state law or regulation, the Contracts will be modified accordingly.

Right to Cancel
The owner of an individual Contract may cancel it before midnight of the twentieth day following the date the owner receives the Contract. For a valid cancellation, the Contract must be returned to the Company, and written notice of cancellation must be given to the Company, or to the agent who sold the Contract, by that deadline. If mailed, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If the owner cancels the Contract, the Contract will be void and the Company will refund the purchase payment(s) paid for it plus or minus any investment gains or losses under the Contract as of the end of the Valuation Period during which the returned Contract is received by the Company. When required by state or federal law, the Company will return the purchase payments without any investment gain or loss, during all or part of the right to cancel period. When required by state law, the right to cancel period may be longer than 20 days. When required by state law, the right to cancel may apply to group Contracts.

Persons With Rights Under a Contract


Owner: The owner is the person with authority to exercise rights and receive benefits under the Contract (e.g., make allocations among investment options, elect settlement option, designate annuitant, beneficiary and payee). An owner must ordinarily be a natural person, or a trust or other legal entity holding a contract for the benefit of a natural person. In the case of a group Contract, the participant will have the rights of an owner unless restricted by the terms of an employer plan. Ownership of a non-tax-qualified Contract may be transferred, but transfer may have adverse tax consequences. Ownership of a tax-qualified Contract may not be transferred.

Joint Owners: There may be joint owners of a non-tax-qualified Contract. Joint owners may each exercise transfer rights and make purchase payment allocations independently. All other rights must be exercised by joint action. A surviving joint owner who is not the spouse of a deceased owner may not become a successor owner, but will be deemed to be the beneficiary of the death benefit which becomes payable on the death of the first owner to die, regardless of any beneficiary designation.

Successor Owner: The surviving spouse of a deceased owner may become a successor owner if the surviving spouse was either the joint owner or sole surviving beneficiary under the Contract. In order for a spouse to become a successor owner, the owner must make an election prior to the owner's death, or the surviving spouse must make an election within one year of the owner's death.

Annuitant: The annuitant is the person whose life is the measuring life for life contingent annuity benefit payments. The annuitant is the same person as the owner under a tax-qualified Contract. The owner may designate an annuitant under a non-tax-qualified Contract.

Beneficiary: The person entitled to receive the death benefit. The owner may designate the beneficiary, except that a surviving joint owner will be deemed to be the beneficiary regardless of any designation. If no beneficiary is designated, and there is no surviving joint owner, the owner's estate will be the beneficiary. The beneficiary will be the measuring life for life contingent death benefit payments.

Payee: Under a tax-qualified Contract, the owner-annuitant is the payee of annuity benefits. Under a non-tax-qualified Contract, the owner may designate the payee of annuity benefits. Irrevocable naming of a payee other than the owner can have adverse tax consequences. The beneficiary is the payee of the death benefit.

Assignee: Under a tax-qualified Contract, assignment is not permitted. The owner of a non-tax-qualified Contract may assign most of his/her rights or benefits under a Contract. Assignment of rights or benefits may have adverse tax consequences.

                                       29


ACCUMULATION PERIOD
-------------------------------------------------------------------------------
Each Contract allows for an Accumulation Period during which purchase payments are invested according to the owners instructions. During the Accumulation Period, the owner can control the allocation of investments through telephone transfers or through the following investment programs offered by the Company: dollar cost averaging, portfolio re-balancing and interest sweep. These programs and telephone transfer procedures are described in the Transfers section of this prospectus. The owner can access the Account Value during the Accumulation Period through surrenders, systematic withdrawal, or contract loans if available. These withdrawal features are described more fully in the Surrenders and Contract Loans sections of this prospectus.


Account Statements During the Accumulation Period, the Company will provide a report of the Contract's Account Value, and any other information required by law, at least once each contract year. The Company will confirm receipt of any purchase payments made after the initial purchase payment in quarterly statements of account activity.


Account Value The value of a Contract during the Accumulation Period is referred to as the "Account Value." The Account Value at any given time is the sum of:
(1) the value of the owner's interest in the fixed investment options as of that time; and (2) the value of the owner's interest in the Sub-Accounts as of that time. The value of the owner's interest in the Sub-Accounts at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to that Contract multiplied by the Accumulation Unit Value for the applicable Sub-Account at the end of that Valuation Period. The Account Value at any time is net of any charges, deductions, surrenders, and/or outstanding loans incurred prior to or as of the end of that Valuation Period.


Accumulation Units
Amounts allocated or transferred to a Sub-Account are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to the Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period in which the amount allocated is received by the Company, or as of the end of the Valuation Period in which the transfer is made.

Accumulation Units will be canceled as of the end of the Valuation Period during which one of the following events giving rise to cancellation occurs:

o        transfer from a Sub-Account
o        full or partial surrender from the Sub-Accounts
o        payment of a death benefit
o        application of the amounts in the Sub-Accounts to a settlement option
o        deduction of the contract maintenance fee
o        deduction of any transfer fee

Successor Owner Endorsement
If the Contract is modified by the successor owner endorsement, and the surviving spouse of a deceased owner becomes a successor owner of the Contract, the Account Value will be stepped-up to equal the death benefit which otherwise would have been payable, as of what would have been the Death Benefit Valuation Date. In addition, contingent deferred sales charges will be waived on the entire stepped-up Account Value as of that date, but will apply to any purchase payments applied to the Contract after that date.

For purposes of determining what would have been the Death Benefit Valuation Date, the election to become successor owner will be deemed to be instructions as to the form of death benefit. The election to become successor owner must be made within one year of the date of the owner's death.

The successor owner endorsement may not be available in all states.




Purchase Payments
Purchase payments may be made at any time during the Accumulation Period. The current restrictions on purchase payment amounts are as follows:

                                                  Tax-Qualified          Non-Tax-Qualified
------------------------------------------------- ---------------------- ---------------------------------
Minimum initial purchase payment                  $2,000                 $5,000
------------------------------------------------- ---------------------- ---------------------------------
Minimum monthly under periodic payment program    $50                    $100
------------------------------------------------- ---------------------- ---------------------------------
Minimum additional payments                       $50                    $50
------------------------------------------------- ---------------------- ---------------------------------

Maximum single purchase payment                   $500,000 or Company    $500,000 or Company
                                                   approval              approval


-------------------------------------------------------------------------------
The Company reserves the right to increase or decrease the minimum initial purchase payment or minimum purchase payment under a periodic payment program, or the minimum allowable additional purchase payment, or the maximum single purchase payment, at its discretion and at any time, where permitted by law.


Each purchase payment will be applied by the Company to the credit of the owner's account. If the application form is in good order, the Company will apply the initial purchase payment to an account for the owner within two business days of receipt of the purchase payment. If the application form is not in good order, the Company will attempt to get the application form in good order within five business days. If the application form is not in good order at the end of this period, the Company will inform the applicant of the reason for the delay and that the purchase payment will be returned immediately unless he or she specifically consents to the Company keeping the purchase payment until the application form is in good order. Once the application form is in good order, the initial purchase payment will be applied to the owner's account within two business days.

Each additional purchase payment is credited to a Contract as of the Valuation Date on which the Company receives the purchase payment. If the purchase payment is allocated to a Sub-Account, it will be applied at the Accumulation Unit Value calculated at the end of the Valuation Period in which that Valuation Date occurs.


Investment Options--Allocations
Purchase payments can be allocated in whole percentages to any of the available Sub-Accounts or fixed account options. See The Portfolios section of this prospectus for a listing and description of the currently available Sub-Accounts. The currently available fixed account options are as follows:




                                                                  32

                  Fixed Accumulation Account Option
                  One Year Guaranteed Interest Rate Option
                  Three Year Guaranteed Interest Rate Option
                  Five Year Guaranteed Interest Rate Option
                  Seven Year Guaranteed Interest Rate Option

The current restrictions on allocations are as follows:

                                                    Tax-Qualified and
                                                    Non-Tax-Qualified
--------------------------------------------------- ---------------------------
Minimum allocation to any Sub-Account               $10
--------------------------------------------------- ---------------------------
Minimum allocation to fixed accumulation account    $10
--------------------------------------------------- ---------------------------

Minimum allocation to fixed account    $2,000
guarantee option                                   No amounts may be allocated
                                                   to a guarantee period option
                                                   which would extend beyond
                                                   the owner's 85th birthday,
                                                   or 5 years after the effect-
                                                   ive date of the Contract,
                                                   if later.

-------------------------------------------------- ---------------------------
Allocation during right to cancel period           No current restrictions, but
                                                   the Company reserves the
                                                   right to require that
                                                   purchase payment(s) be
                                                   allocated to the money
                                                   market Sub-Account or to the
                                                   fixed accumulation account
                                                   option during the right to
                                                   cancel period.

Interests in the fixed account options are not securities and are not registered with the Securities and Exchange Commission. Amounts allocated to the fixed account options will receive a stated rate of interest of at least 3% per year. Amounts allocated to the fixed account options and interest credited to the fixed account options are guaranteed by the Company. Interests in the Sub-Accounts are securities registered with the Securities and Exchange Commission. The owner bears the risk of investment gain or loss on amounts allocated to the Sub-Accounts.

Principal Guarantee Program An owner may elect to have the Company allocate a portion of a purchase payment to the seven-year guaranteed interest rate option such that, at the end of the seven-year guarantee period, that account will grow to an amount equal to the total purchase payment (so long as there are no surrenders or loans from the Contract). The Company determines the portion of the purchase payment that must be allocated to the seven-year guarantee option such that, based on the interest rate then in effect, that account will grow to equal the full amount of the purchase payment after seven years. The remainder of the purchase payment will be allocated according to the owner's instructions. The minimum purchase payment eligible for the principal guarantee program is $5,000.


Renewal of Fixed Account Guarantee Options
At the end of a guarantee period, and for 30 days preceding the end of such guarantee period, the owner may elect to allocate the amount maturing to any of the available investment options under the Contract. If the owner does not make a reallocation election, the amount maturing will be allocated to the guarantee period option with the same number of years as the period expiring, or the next shortest period as may be required to comply with the restriction on allocation to guarantee period options as described in the Investment Options--Allocations section of this prospectus. If a guarantee period is unavailable due to this restriction, the amount maturing will be allocated to the fixed accumulation account option.

Transfers
During  the   Accumulation   Period,   an  owner  may  transfer   amounts  among
Sub-Accounts, among fixed account options, and/or between Sub-Accounts and fixed account options.


The current restrictions on transfers are as follows:

                                             Tax-Qualified and
                                             Non-Tax-Qualified
-------------------------------------------- ----------------------------------
Minimum transfer from any Sub-Account        $500 or balance of Sub-Account,
                                              if less
-------------------------------------------- ----------------------------------
Minimum transfer from fixed account option   $500 or balance of fixed account
                                             option, if less
-------------------------------------------- ----------------------------------
Minimum transfer to fixed                    $2,000
 account guarantee option                    No amounts may be transferred to a
                                             guarantee period option,which
                                             would extend beyond the owner's
                                             85th birthday or 5 years after the
                                             effective date of the Contract,
                                             if later.
-------------------------------------------- ----------------------------------
Maximum transfer from fixed account          During any contract year, 20% of
option other than fixed account guarantee    the fixed account optio's value
 option which is maturing                    as of the most recent contract
                                             anniversary.
-------------------------------------------- ----------------------------------
Transfers from fixed account options         o May not be made prior to first
                                               contract anniversary.
                                             o Amounts transferred from fixed
                                               account options to Sub-Accounts
                                               may not be transferred back to
                                               fixed account options for a
                                               period of 6 months from the date
                                               of the original transfer.
---------------------------------------------

A transfer is effective on the Valuation Date during which the Company receives the request for transfer, and will be processed at the Accumulation Unit Value for the end of the Valuation Period in which that Valuation Date occurs.

Automatic Transfer Programs
During the Accumulation Period, the Company offers the automatic transfer services described below. To enroll in one of these programs, you will need to complete the appropriate authorization form, which you can obtain from the Company by calling 1-800-789-6771.

Currently, the transfer fee does not apply to dollar cost averaging, portfolio re-balancing, or interest sweep transfers, and transfers under these programs will not count toward the twelve transfers permitted under the Contract without a transfer fee charge. However, the Company reserves the right to impose a fee in such amount as the Company may then determine to be reasonable for participation in automatic transfer programs.

Service                             Description                       Minimum Account Requirements     Limitations/Notes
----------------------------------- --------------------------------- ------------------------------- ------------------------------


Dollar Cost Averaging               Automatic transfers from the      Source of funds must be at       Dollar cost averaging tran-
There are risks involved in         money market Sub-Account to any   least $10,000.                   sfers may not be made to any
switching between investments       other Sub-Account(s), or from                                      of the fixed account options.
available under the Contract.       the fixed accumulation account    Minimum transfer per month is    The dollar cost averaging
Dollar cost averaging requires      option to any Sub-Account(s),     $500.  When balance of source    transfers will take place on
regular investments regardless of   on a monthly or quarterly basis.  of funds falls below $500,       the last Valuation Date of
fluctuating price levels and does                                     entire balance will be           each calendar month or
not guarantee profits or prevent                                      allocated according to dollar    quarter as requested by the
losses in a declining market.                                         cost averaging instructions.     owner.
You should consider your
financial ability to continue
dollar cost averaging transfers
through periods of changing price
levels.
----------------------------------- --------------------------------- -------------------------------- ----------------------------



Portfolio Re-balancing             Automatically transfer amounts    Minimum Account Value of         Transfers will take place on
                                   between the Sub-Accounts and      $10,000.                         the last Valuation Date of
                                   the fixed accumulation account                                     each  calendar quarter.
                                   option to maintain the                                             Portfolio re-balancing will
                                   percentage allocations selected                                   not be available if the dollar
                                   by the owner.                                                      cost averaging program or an
                                                                                                       interest sweep from the fixed
                                                                                                       accumulation account option
                                                                                                       is being utilized.
----------------------------------- --------------------------------- -------------------------------- ---------------------------


Interest Sweep                      Automatic transfers of the        Balance of each fixed account   Interest sweep transfers will
                                    income from any fixed account     option selected must be at      take place on the last
                                    option(s) to any Sub-Account(s).  least $5,000.  Maximum          Valuation Date of each cal-
                                                                      transfer from each fixed        endarquarter.  Interest sweep
                                                                      account option selected is 20%  is not available from the
                                                                      of such fixed account option's  Seven Year Guaranteed
                                                                      value per year.  Amounts        Interest  Rate Option if the
                                                                      transferred under the interest  Principal Guarantee Program
                                                                      sweep program will reduce the   is selected.
                                                                      20% maximum transfer amount
                                                                      otherwise allowed.




                                          35

                                                                  33
Telephone Transfers
An owner may place a request for all or part of the Account Value to be transferred by telephone. All transfers must be in accordance with the terms of the Contract. Transfer instructions are currently accepted on each Valuation Date between 9:30 a.m. and 4:00 p.m. Eastern Time at 1-800-789-6771. Once instructions have been accepted, they may not be rescinded; however, new telephone instructions may be given the following day.

The Company will not be liable for complying with telephone instructions which the Company reasonably believes to be genuine, or for any loss, damage, cost or expense in acting on such telephone instructions. The owner or person with the right to control payments will bear the risk of such loss. The Company will employ reasonable procedures to determine that telephone instructions are genuine. If the Company does not employ such procedures, the Company may be liable for losses due to unauthorized or fraudulent instructions. These procedures may include, among others, tape recording telephone instructions.

Termination of Transfer Programs
The owner may terminate any of the automatic transfer programs at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at 1-800-789-6771. The Company may terminate, suspend or modify any aspect of the transfer programs described above without prior notice to owners, as permitted by applicable law. Transfers may also be subject to restrictions if exercised by a market timing firm or any other third party authorized to initiate transfers on behalf of multiple Contract owners. In particular, a pattern of transfers that coincide with a market timing strategy has the potential to have a detrimental effect on Accumulation Unit Values or to Portfolio net asset values. Portfolios may refuse to execute such transfer requests. The Company may not be able to effectuate transfers in such situations. The Company may also impose an annual fee or increase the current annual fee, as applicable, for any of the foregoing services in such amount(s) as the Company may then determine to be reasonable for participation in the service.

Surrenders
An owner may surrender a Contract either in full or in part during the Accumulation Period. A contingent deferred sales charge ("CDSC") may apply on surrender. The restrictions and charges on surrenders are as follows:

                                                                Tax-Qualified                   Non-Tax-Qualified
-------------------------------------------------------- ------------------------------- --------------------------------
Minimum amount of partial surrender                                        $500
-------------------------------------------------------- ----------------------------------------------------------------
Minimum remaining Account Value after partial surrender                    $500
-------------------------------------------------------- ------------------------------- --------------------------------
Amount available for surrender (valued as of             Account Value subject to tax    Account Value, subject to
end of Valuation Period in which request for surrender   law or employer plan            employer plan restrictions on
is received by the Company)                              restrictions on withdrawals     withdrawals
-------------------------------------------------------- -----------------------------------------------------------
Tax penalty for early withdrawal                         Up to 10% of Account Value
                                                         before age 591/2
-------------------------------------------------------- ----------------------------------------------------------------
Contract maintenance fee on full surrender               $30 (no CDSC applies to fee)
-------------------------------------------------------- ----------------------------------------------------------------
Contingent deferred sales charge ("CDSC")                Up to 7% of purchase payments

-------------------------------------------------------- ----------------------------------------------------------------
Order of withdrawal for purposes of                       First from accumulated earnings (no CDSC applies) and then
CDSC (order may be different fortax purposes)             from purchase payments on "first-in, first-out" basis (CDSC may apply)


A full surrender will terminate the Contract. Partial surrenders are withdrawn proportionally from all Sub-Accounts and fixed account options in which the Contract is invested on the date the Company receives the surrender request, unless the owner requests that the surrender be withdrawn from a specific investment option. A surrender is effective on the Valuation Date during which the Company receives the request for surrender, and will be processed at the Accumulation Unit Value for the end of the Valuation Period in which that Valuation Date occurs. Payment of a surrendered amount may be delayed if the amount surrendered was paid to the Company by a check that has not yet cleared. Surrenders from a fixed account option may be delayed for up to six months after receipt of a surrender request as allowed by state law. Surrenders from the Sub-Accounts may be delayed during any period the New York Stock Exchange is closed or trading is restricted, or when the Securities and Exchange Commission either: (1) determines that there is an emergency which prevents valuation or disposal of securities held in the Separate Account; or (2) permits a delay in payment for the protection of security holders.

Free Withdrawal Privilege
The Company will waive the CDSC on full or partial surrenders during the first contract year, on an amount equal to not more than 10% of all purchase payments received. During the second and succeeding contract years, the Company will waive the CDSC on an amount equal to not more than the greater of: (a) accumulated earnings (Account Value in excess of purchase payments); or (b) 10% of the Account Value as of the last contract anniversary.

If the free withdrawal privilege is not exercised during a contract year, it does not carry over to the next contract year. The free withdrawal privilege may not be available under some group Contracts.

Long Term Care Waiver Rider
If a Contract is modified by the Long Term Care Waiver Rider, surrenders may be made free of any CDSC if the owner has been confined in a qualifying licensed hospital or long-term care facility for at least 90 days beginning on or after the first contract anniversary. This rider may not be available in all States.

Systematic Withdrawal
During the Accumulation Period, an owner may elect to automatically withdraw money from the Contract. The Account Value must be at least $10,000 in order to make a systematic withdrawal election. The minimum monthly amount that can be withdrawn is $100. Systematic withdrawals will be subject to the contingent deferred sales charge to the extent the amount withdrawn exceeds the free withdrawal privilege. The owner may begin or discontinue systematic withdrawals at any time by request to the Company, but at least 30 days notice must be given to change any systematic withdrawal instructions that are currently in place. The Company reserves the right to discontinue offering systematic withdrawals at any time. Currently, the Company does not charge a fee for systematic withdrawal services. However, the Company reserves the right to impose an annual fee in such amount as the Company may then determine to be reasonable for participation in the systematic withdrawal program.

Before electing a systematic withdrawal program, you should consult with a financial advisor. Systematic withdrawal is similar to annuitization, but will result in different taxation of payments and potentially different amount of total payments over the life of the Contract than if annuitization were elected.

Contract Loans
The Company may make loans to owners of tax-qualified Contracts. Any such loans will be secured with an interest in the Contract, and the collateral for the loan will be moved from the Sub-Accounts you designate to the fixed accumulation account option and earn a fixed rate of interest applicable to loan collateral. Loan amounts and repayment requirements are subject to provisions of the Internal Revenue Code, and default on a loan will result in a taxable event. You should consult a tax advisor prior to exercising loan privileges. Loan provisions are described in the loan endorsement to the Contract.

A loan, whether or not repaid, will have a permanent effect on the Account Value of a Contract because the collateral cannot be allocated to the Sub-Accounts or fixed account guarantee periods. The longer the loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the investment results are greater than the rate being credited on collateral while the loan is outstanding, the Account Value will not increase as rapidly as it would if no loan were outstanding. If investment results are below that rate, the Account Value will be higher than it would have been if no loan had been outstanding.

Termination
The Company reserves the right to terminate any Contract at any time during the Accumulation Period if the Account Value is less than $500. In that case, the Contract will be involuntarily surrendered and the Company will pay the owner the amount which would be due the owner on a full surrender. A group Contract may be terminated on 60 days advance notice, in which case participants will be entitled to continue their interests on a deferred, paid-up basis, subject to the Company's involuntary surrender right as described above.

BENEFIT PAYMENT PERIOD


Annuity Benefit
-------------------------------------------------------------------------------

An owner may designate the date that annuity payments will begin, and may change the date up to 30 days before annuity payments are scheduled to begin. Unless the Company agrees otherwise, the first day of a Benefit Payment Period in which annuity payments are paid cannot be later than the contract anniversary following the 85th birthday of the eldest owner, or five years after the effective date of the Contract, whichever is later.


The amount applied to a settlement option will be the Account Value as of the end of the Valuation Period immediately preceding the first day of the Benefit Payment Period. The owner may select any form of settlement option which is currently available. The standard forms of settlement options are described in the Settlement Options section of this prospectus.

If the owner has not previously made an election as to the form of settlement option, the Company will contact the owner to ascertain the form of settlement option to be paid. If the owner does not select a settlement option, such as a specific fixed dollar benefit payment, a variable dollar benefit payment, or a combination of a variable and fixed dollar benefit payment, the Company will apply the Account Value to a fixed dollar benefit for the life of the annuitant with 120 monthly payments assured, as described in the Settlement Options section of this prospectus.

Death Benefit
A death benefit will be paid under a Contract if the owner dies during the Accumulation Period. If a surviving spouse becomes a successor owner of the Contract, the death benefit will be paid on the death of the successor owner if he or she dies during the Accumulation Period.
Death Benefit Amount
Unless the owner purchased an individual Contract and elected the optional Enhanced Death Benefit Amount (described below), the Death Benefit will equal the greatest of:
1)       the Account Value on the Death Benefit Valuation Date;
2)       The Minimum Death Benefit; or
3)       The Historic High Value.

The Minimum Death Benefit is equal to total purchase payments, reduced proportionally for partial surrenders, and increased by interest, if any. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. If the owner dies before Age 80, interest compounds daily, at an effective annual interest rate of 3%, to the Death Benefit Valuation Date. If the owner dies on or after his 80th birthday, interest compounds daily, at an effective annual interest rate of 3%, to the Contract Anniversary prior to the 80th birthday. No interest will be added if the owner was Age 80 before this Contract was issued.

The Historic High Value is equal to the High Value, reduced proportionally for partial surrenders taken after the High Value was reached. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. The High Value is the largest Account Value on the fifth or any subsequent Contract Anniversary, but before the Death Benefit Valuation Date and prior to Age 80. If this Contract was issued after the owner's 75th birthday, there is no High Value. This means there is no Historic High Value.





                                                                  36


Optional Enhanced Death Benefit Amount

In states where the Company has received regulatory approval, if an owner purchases an individual Contract that is issued before his 79th birthday, the owner may elect the optional Enhanced Death Benefit Amount. If elected, the additional charge for this benefit will be included in the mortality and expense risk charge as described in the Charges and Deductions section of the prospectus. This benefit must be elected before the Contract is issued. It cannot be discontinued after the Contract is issued. The optional Enhanced Death Benefit Amount is not available for Enhanced Contracts.

The Enhanced Death Benefit Amount will equal the greatest of:
1)       the Account Value on the Death Benefit Valuation Date;
2)       the Enhanced Minimum Death Benefit; or
3)       the Enhanced Historic High Value.

The Enhanced Minimum Death Benefit is equal to total Purchase Payments, reduced proportionally for partial surrenders, and increased by interest , if any. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. If the owner dies before Age 80, interest compounds daily, at an effective annual interest rate of 5%, to the Death Benefit Valuation Date. If the owner dies on or after his 80th birthday, interest compounds daily, at an effective annual interest rate of 5%, to the Contract Anniversary prior to the 80th birthday.

The Enhanced Historic High Value is equal to the Enhanced High Value, reduced proportionally for partial surrenders taken after that Enhanced High Value was reached. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. The Enhanced High Value is the largest Account Value on any Contract Anniversary before the Death Benefit Valuation Date and prior to Age 80.

The death benefit will be allocated among the Sub-Accounts and Fixed Accounts options. This allocation will occur as of the Death Benefit Valuation Date. It will be made in the same proportion as the value of each option bears to the total Account Value immediately before that date.

Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the death benefit amounts described above.

An owner may elect the form of payment of the death benefit at any time before his or her death. The form of payment may be a lump sum, or any available form of settlement option. The standard forms of settlement options are described in the Settlement Options section of this prospectus. If the owner does not make an election as to the form of death benefit, the beneficiary may make an election within one year after the owner's death. If no election as to form of settlement option is made, the Company will apply the death benefit to a fixed dollar benefit for a period certain of 48 months. The first day of the Benefit Payment Period in which a death benefit is paid may not be more than one year after the owner's death; the day a death benefit is paid in a lump sum may not be more than five years after the owner's date of death.


Settlement Options
When a Contract is annuitized, or when a death benefit is applied to a settlement option, the Account Value or the death benefit, as the case may be, is surrendered to the Company in exchange for a promise to pay a stream of benefit payments for the duration of the settlement option selected. Benefit payments may be calculated and paid: (1) as a variable dollar benefit; (2) as a fixed dollar benefit; or (3) as a combination of both. The stream of payments, whether variable dollar or fixed dollar, is an obligation of the Company's general account. However, only the amount of fixed dollar benefit payments is guaranteed by the Company. The owner (or payee) bears the risk that any variable dollar benefit payment may be less than the initial variable dollar benefit payment, or that it may decline to zero, if Benefit Unit Values for that payment decrease sufficiently. Transfers between a variable dollar benefit and a fixed dollar benefit are not permitted, but transfers of Benefit Units among Sub-Accounts are permitted once each 12 months after a variable dollar benefit has been paid for at least 12 months. The formulas for transferring Benefit Units among Sub-Accounts during the Benefit Payment Period are set forth in the statement of additional information.

Form of Settlement Option

The Company will make periodic payments in any form of settlement option that is acceptable to it at the time of an election. The standard forms of settlement options are described below. Payments under any settlement option may be in monthly, quarterly, semi-annual or annual payment intervals. If the amount of any regular payment under the form of settlement option elected would be less than $50, an alternative form of settlement option will have to be elected. The Company, in its discretion, may require benefit payments to be made by direct deposit or wire transfer to the account of a designated payee.

The Company may modify minimum amounts, payment intervals and other terms and conditions at any time without prior notice to owners. If the Company changes the minimum amounts, the Company may change any current or future payment amounts and/or payment intervals to conform with the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed or commuted.

The dollar amount of benefit payments will vary with the frequency of the payment interval and the duration of the payments. Generally, each payment in a stream of payments will be lesser in amount as the frequency of payments increases, or as the length of the payment period increases, because more payments will be paid. For life contingent settlement options, each payment in the stream of payments will generally be lesser in amount as the life expectancy of the annuitant or beneficiary increases because more payments are expected to be paid.


Income for a Fixed Period: The Company will make periodic payments at the end of each payment interval for a fixed period of 5 to 30 years. (Payment intervals of 1-4 years are available for death benefit settlement options only.)


Life Annuity with Payments for at Least a Fixed Period: The Company will make periodic payments at the beginning of each payment interval for a fixed period, or until the death of the person on whose life benefit payments are based if he or she lives longer than the fixed period.

Joint and One-Half Survivor Annuity: The Company will make periodic payments at the beginning of each payment interval until the death of the primary person on whose life benefit payments are based; thereafter, the Company will make one-half of the periodic payment until the death of the secondary person on whose life benefit payments are based.

Life Annuity: The Company will make periodic payments at the beginning of each payment interval until the death of the person on whose life benefit payments are based.

Calculation of Fixed Dollar Benefit Payments
Fixed dollar benefit payments are determined by multiplying the amount applied to the fixed dollar benefit (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium taxes) by the amount of the payment per $1,000 of value which the Company is currently paying for settlement options of that type. Fixed dollar benefit payments will remain level for the duration of the Benefit Payment Period.


The Company guarantees minimum fixed dollar benefit payment factors based on 1983 annuity mortality tables for individuals or groups, as applicable, with interest at 3% per year, compounded annually. For group Contracts, individual tax-qualified Contracts and individual non-tax-qualified Internal Revenue Code ("IRC") Section 457 Contracts, the Company uses tables for blended lives (60% female/40% male). For individual non-tax-qualified Contracts except IRC Section 457, the Company uses tables for male and female lives. Where required by state law, the Company uses blended tables for all Contracts. The minimum monthly payments per $1,000 of value for the Company's standard settlement options are set forth in tables in the Contracts. Upon request, the Company will provide information about minimum monthly payments for ages or fixed periods not shown in the settlement option tables.

Calculation of Variable Dollar Benefit Payments


The first variable dollar benefit payment is the amount it would be if it were a fixed dollar benefit payment calculated at the Company's minimum guaranteed settlement option factors, reduced by a pro rata portion of the contract maintenance fee, equal to the amount of the fee divided by the number of payments to be made over a 12-month period.

The amount of each subsequent variable dollar benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from payment to payment. For example, because the first benefit payment includes a 3% rate of interest, subsequent benefit payments will be less than the first payment if the net investment performance of the applicable Sub-Accounts is less than 3%.

The amount of each subsequent payment is the sum of the payment due for each Sub-Account selected, less a pro rata portion of the contract maintenance fee, as described above. The payment due for a Sub-Account equals the shares for that Sub-Account, which are the Benefit Units, times their value, which is the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.


The number of Benefit Units for each Sub-Account selected is determined by allocating the amount of the first variable dollar benefit payment (before deduction of the pro rata portion of the contract maintenance fee) among the Sub-Account(s) selected in the percentages indicated by the owner (or payee). The dollar amount allocated to a Sub-Account is divided by the Benefit Unit Value for that Sub-Account as of the first day of the Benefit Payment Period. The result is the number of Benefit Units that the Company will pay for that Sub-Account at each payment interval. The number of Benefit Units for each Sub-Account remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts. An explanation of how Benefit Unit Values are calculated is included in the Glossary of Financial Terms of this prospectus.






FEDERAL TAX MATTERS
-------------------------------------------------------------------------------
This section provides a general description of federal income tax considerations relating to the Contracts. The purchase, holding and transfer of a Contract may have federal estate and gift tax consequences in addition to income tax consequences. Estate and gift taxation is not discussed in this prospectus or in the statement of additional information. State taxation will vary depending on the state in which you reside, and is not discussed in this prospectus or in the statement of additional information.


The tax information provided in the prospectus and statement of additional information should not be used as tax advice. Federal income tax laws are subject to interpretation by the IRS and may be changed by future legislation. You should consult a competent tax advisor to discuss how current tax laws affect your particular situation.

Tax Deferral On Annuities
Internal  Revenue  Code  ("IRC")  Section 72 governs  taxation of  annuities  in general. The income earned during the Accumulation Period of a Contract is generally not includable in income until it is withdrawn. In other words, a Contract is a tax-deferred investment. The Contracts must meet certain requirements in order to qualify for tax-deferred treatment under IRC Section
72. These requirements are discussed in the statement of additional information. In addition, tax deferral is not available for a Contract when the owner is not a natural person unless the Contract is part of a tax-qualified plan or the owner is a mere agent for a natural person. For a nonqualified deferred compensation plan, this rule means that the employer as owner of the Contract will generally be taxed currently on any increase in the Account Value, although the plan itself may provide a tax deferral to the participating employee. For a group nonqualified Contract where the owner has no rights over the separate interests, this rule is applied to each participant who is not a natural person.

Tax-Qualified Plans
Annuities may also qualify for tax-deferred treatment, or serve as a funding vehicle, under other IRC provisions governing tax-qualified retirement plans. These provisions include IRC Sections 401 (pension and profit sharing plans), 403(b) (tax-sheltered annuities), 408 and 408A (individual retirement annuities), and 457(g) (governmental deferred compensation). [Tax-deferral is generally also available under these IRC Sections through the use of a trust or custodial account without the use of an annuity. Please consult your tax advisor.] Contributions to a tax-qualified Contract are typically made with pre-tax dollars, while contributions to a non-tax-qualified Contract are typically made from after-tax dollars, though there are exceptions in either case. Tax-qualified Contracts may also be subject to restrictions on withdrawals that do not apply to non-tax-qualified Contracts. These restrictions may be imposed to meet the requirements of the IRC or of an employer plan. Following is a brief description of the types of tax-qualified retirement plans for which the Contracts are available.




Individual Retirement Annuities
IRC Sections 219 and 408 permit individuals or their employers to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA". Under applicable limitations, an individual may claim a tax deduction for certain contributions to an IRA. Contributions made to an IRA for an employee under a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) established by an employer are not includable in the gross income of the employee until the employee receives distributions from the IRA.

Roth IRAs
IRC Section 408A permits certain individuals to contribute to a Roth IRA. Contributions to a Roth IRA are not tax-deductible. Tax-free distributions may be made after five years once the owner attains age 591/2, becomes disabled, or dies, or for qualified first-time homebuyer expenses.

Tax-Sheltered Annuities
IRC 403(b) of the Code permits contributions a "tax-sheltered annuity" or "TSA" for the employees of public schools and certain charitable, religious, educational and scientific organizations described in IRC Section 501(c)(3).
Subject to certain limits, contributions to a TSA are not includable in the gross income of the employee until the employee receives distributions from the TSA. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1/2, separates from service, becomes disabled, incurs a hardship, or dies.

Texas Optional Retirement Program
The Texas Optional Retirement Program ("ORP") provides for the purchase of IRC 403(b) tax-sheltered annuities with fixed employer and employee contributions. Under Section 830.105 of the Texas Government Code, amounts attributable to such contributions cannot be distributed until the employee terminates employment from all Texas public institutions of higher education, retires, attains age 701/2, or dies. Under Section 830.205 of the Texas Government Code, amounts attributable to employer contributions vest after one year of participation. Accordingly, distributions require written certification from the employer of the employee's vesting status and, if the employee is living and under age 701/2, the employee's retirement or other termination from employment.

Pension and Profit Sharing Plans
IRC Section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish retirement plans for themselves and their employees. These retirement plans may use annuity contracts to fund plan benefits. Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the proposed plan documents and the Contract for their specific needs.

Governmental Deferred Compensation Plans
State and local government employers may purchase annuity contracts to fund deferred compensation plans for the benefit of their employees under IRC Section 457(g).


Nonqualified Deferred Compensation Plans
Non-governmental tax-exempt employers may invest in annuity contracts in connection with nonqualified deferred compensation plans established for the benefit of their employees under IRC Section 457 (and governmental employers in connection with a plan taxed under IRC 457(f)). Other employers may invest in annuity contracts in connection with nonqualified deferred compensation plans established for the benefit of their employees. In most cases, these plans are designed so that contributions made for the benefit of the employees generally will not be includable in the employees' gross income until distributed from the plan. In these situations, the Contract is usually owned by the employer and is subject to the claims of its general creditors. Benefit payments under the employer plan (whether or not made from the Contract) may be subject to restrictions imposed by the IRC or by the plan.

Summary of Income Tax Rules
The  following   chart   summarizes   the  basic  income  tax  rules   governing
tax-qualified and non-tax-qualified Contracts:


--------------------------- ----------------------------------------------------- --------------------------------------------
                            Tax-Qualified Plans                                   Basic Non-Tax-Qualified Contracts
                            Nonqualified Deferred Compensation Plans
--------------------------- ----------------------------------------------------- -----------------------------------------------
--------------------------- ----------------------------------------------------- -----------------------------------------------
Plan Types                  o   IRC ss401 (Pension and Profit Sharing)               o   IRC ss72 only
                            o   IRC ss403(b) (Tax Sheltered Annuities)
                            o   IRC ss408 (IRA, SEP, SIMPLE IRA)
                            o   IRC ss408A (Roth IRA)
                            o   IRC ss457
                            o   Nonqualified Deferred Compensation
--------------------------- ----------------------------------------------------- -----------------------------------------------
--------------------------- ----------------------------------------------------- -----------------------------------------------
Who May Purchase Contract   Natural person, employer, or employer plan.           Anyone. Non-natural person may purchase but will
                            Nonqualified deferred compensation plans will         generally lose tax-deferred status.
                            generally lose tax-deferred status of Contract.
-------------------------- ----------------------------------------------------- ------------------------------------------------
-------------------------- ----------------------------------------------------- ------------------------------------------------
Taxation of Surrenders      If there is an after-tax "investment in the           Account Value in excess of "investment in the
                            contract," a pro rata portion of amount surrendered   contract" is included in taxable income.
                            is taxable income based on ratio of "investment in    Generally, the "investment in the contract" will
                            the contract" to Account Value.  Usually, 100% of     equal the sum of all purchase payments less prior
                            distributions from a qualified plan must be           non-taxable withdrawals. Surrenders are deemed to
                            included in taxable income because there were no      come from earnings first, and "investments in the
                            after-tax contributions and therefore no              contract" last.
                            "investment in the contract."  Qualified
                            distributions from ss408A Roth IRA may be             For a Contract purchased as part of an IRC Section
                            completely tax-free.                                  1035 exchange which includes contributions made
                                                                                  before August 14, 1982("pre-TEFRA contributions")
                            Surrenders prior to age 591/2 may be subject to 10%     partial withdrawals are not taxable until the
                            or greater tax penalty depending on the type of       pre-TEFRA contributions have been returned.
                            qualified plan.
                                                                                  The taxable portion of any surrender prior to age
                            Surrenders from tax-qualified Contracts may be        591/2 may be subject to a 10% tax penalty.
                            restricted to meet requirements of the Internal
                             Revenue Code or the terms of a retirement plan.
----------------------------- ----------------------------------------------------- ------------------------------------------------
----------------------------- ------------------------------------------------------------------------------------------------------
Taxation of Benefit Payments  May vary depending on type of settlement option selected, but generally, for fixed dollar benefit
(annuity benefit payments or  payments, a percentage of each payment equal to [100% - ("investment in the contract"/total expected
death benefit payments)       payments)] is included in taxable income.  For variable dollar benefit payments, a specific dollar amount of each payment is included in taxable income, as predetermined by a pro-rata form" has been recovered, the full amount of each benefit payment is included in taxable income.  Qualified distributions from a ss408A Roth IRA may be completely tax-free.
---------------------------- -------------------------------------------------------------------------------------------------------
---------------------------- -------------------------------------------------------------------------------------------------------
Taxation of Lump Sum Death   Taxed to recipient generally in same manner as full surrender.  Tax penalties do not apply to death
Benefit Payment              benefit distributions.
---------------------------- -------------------------------------------------------------------------------------------------------
---------------------------- ----------------------------------------------------- -------------------------------------------------
Assignment of                Assignment and transfer of ownership generally not    Generally, deferred earnings become taxable to
Contract/Transfer of         permitted.                                            transferor at time of transfer and transferee
Ownership                                                                          receives an "investment in the contract" equal to
                                                                                   the Account Value at that time.  Gift tax
                                                                                   consequences are not discussed herein.
-------------------------------- ----------------------------------------------- ---------------------------------------------
-------------------------------- ----------------------------------------------- ---------------------------------------------
Withholding                  Eligible rollover distributions from ss401 and        Generally, payee may elect to have taxes withheld
                             ss403(b) Contracts subject to 20% mandatory           or not.
                             withholding on taxable portion unless direct
                             rollover.  Section 457 plan benefits and
                             nonqualified deferred compensation plan benefits
                             subject to wage withholding.  For all other
                             payments, payee may elect to have taxes withheld or
                             not.
-------------------------------- ---------------------------------------------------------------------------------------------------






                                                                  41

GLOSSARY OF FINANCIAL TERMS
--------------------------------------------------------------------------------


The following financial terms explain how the variable portion of the Contracts are valued. Read these terms in conjunction with the Definitions section of this prospectus.



Accumulation Unit Value: The initial Accumulation Unit Value for each Sub-Account other than the money market Sub-Account was set at $10. The initial Accumulation Unit Value for the money market Sub-Account was set at $1. The initial Accumulation Unit Value for a Sub-Account was established at the inception date of the Separate Account, or on the date the Sub-Account was established, if later. The Company establishes distinct Accumulation Unit Values for Contracts with different Separate Account fee structures, as described in the Fee Table.

After the initial Accumulation Unit Value is established, the Accumulation Unit Value for a Sub-Account at the end of each Valuation Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor for that Sub-Account for the current Valuation Period.

A Net Investment Factor of 1 produces no change in the Accumulation Unit Value for that Valuation Period. A Net Investment Factor of more than 1 or less than 1 produces an increase or a decrease, respectively, in the Accumulation Unit Value for that Valuation Period.

Benefit Unit Value: The initial Benefit Unit Value for a Sub-Account will be set equal to the Accumulation Unit Value for that Sub-Account at the end of the first Valuation Period in which a variable dollar benefit is established by the Company. The Company will establish distinct Benefit Unit Values for Contracts with different Separate Account fee structures, as described in the Fee Table.

The Benefit Unit Value for a Sub-Account at the end of each Valuation Period after the first is the Benefit Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor for that Sub-Account for the current Valuation Period, and multiplied by a daily investment factor (0.99991789) for each day in the Valuation Period. The daily investment factor reduces the previous Benefit Unit Value by the daily amount of the assumed interest rate (3% per year, compounded annually) which is already incorporated in the stream of variable dollar benefit payments.


Net Investment Factor: The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing NAV2 by NAV1 and subtracting a factor representing the mortality and expense risk charge and the administration charge deducted from the Sub-Account during that Valuation Period, where:

NAV1 is equal to the Net Asset Value for the Portfolio for the preceding Valuation Period; and

NAV2 is equal to the Net Asset Value for the Portfolio for the current Valuation Period plus the per share amount of any dividend or net capital gain distributions made by the Portfolio during the current Valuation Period, and plus or minus a per share charge or credit if the Company adjusts its tax reserves due to investment operations of the Sub-Account or changes in tax law.

THE REGISTRATION STATEMENT
-------------------------------------------------------------------------------
The Company filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this prospectus. This prospectus was filed as an annual amendment to the Registration Statement, but it does not constitute the complete Registration Statement. The Registration Statement contains further information relating to the Company and the Contracts. Statements in this prospectus discussing the content of the Contracts and other legal instruments are summaries. The actual documents are filed as exhibits to the Registration Statement. For a complete statement of the terms of the Contracts or any other legal document, refer to the appropriate exhibit to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Securities and Exchange Commission, located at 450 Fifth Street, N.W., Washington, D.C., and may also be accessed at the Securities and Exchange Commission's Web site http://www.sec.gov. The registration number for the Registration Statement is 333-19725.

OTHER INFORMATION
--------------------------------------------------------------------------------


Legal Proceedings
The Company and Great American Advisors, Inc. are involved in various kinds of routine litigation which, in management's judgment, are not of material importance to their assets or the Separate Account. There are no pending legal proceedings against the Separate Account.





STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
A statement of additional information is available which contains more details concerning the subjects discussed in this prospectus. The following is the table of contents for the statement of additional information:
                                                                          Page


ANNUITY INVESTORS LIFE INSURANCE COMPANY(r).................................3
General Information and History.............................................3
         State Regulation...................................................3

SERVICES....................................................................3
         Safekeeping of Separate Account Assets.............................3
         Records and Reports................................................3
         Experts............................................................3

DISTRIBUTION OF THE CONTRACTS...............................................3

CALCULATION OF PERFORMANCE INFORMATION......................................4
         Money Market Sub-Account Standardized Yield Calculation............4
         Average Annual Total Return Calculation............................5
Cumulative Total Return Calculation.........................................5
         Standardized Average Annual Total Return Data......................6
         Non-Standardized Average Annual Total Return Data..................8
Other Performance Measures..................................................9

BENEFIT UNIT-TRANSFER FORMULAS.............................................10

FEDERAL TAX MATTERS.........................................................11
         Taxation of Separate Account Income................................11
         Tax Deferred Status of Non-Qualified Contracts.....................11

FINANCIAL STATEMENTS........................................................11





Copies of the statement of additional information dated May 1, 2001 are available without charge. To request a copy, please clip this coupon on the dotted line below, enter your name and address in the spaces provided below, and mail to: Annuity Investors Life Insurance Company(R), P.O. Box 5423, Cincinnati, Ohio 45201-5423. You may also call the Company at 1-800-789-6771 to request a copy.




Name:
--------------------------------------------------------------------------

Address:
--------------------------------------------------------------------------

City:
--------------------------------------------------------------------------

State:
--------------------------------------------------------------------------

Zip:
--------------------------------------------------------------------------

ANNUITY INVESTORS LIFE INSURANCE COMPANY(R)                     [Logo]
ANNUITY INVESTORS(R)  VARIABLE ACCOUNT B
STATEMENT OF ADDITIONAL INFORMATION FOR

Individual and Group Flexible Premium Deferred Annuities


                                                                  May 1, 2001


This statement of additional information supplements the current prospectuses for Individual and Group Flexible Premium Deferred Annuity Contracts (collectively, the "Contracts") offered by Annuity Investors Life Insurance Company(R) through Annuity Investors Variable Account B ("Separate Account"). This statement of additional information is not a prospectus and should be read only in conjunction with the prospectus for the applicable Contract. Terms used in the current prospectuses for the Contracts are incorporated in this statement of additional information and have the same meaning as in the prospectuses.

A copy of either of the prospectuses dated May 1, 2001, as supplemented from time to time, may be obtained free of charge by writing to Annuity Investors Life Insurance Company, Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423.

                                TABLE OF CONTENTS
                                                                           Page

 ANNUITY INVESTORS LIFE INSURANCE COMPANY(R)                                  3
             GENERAL INFORMATION AND HISTORY                                  3
             STATE REGULATIONS                                                3

 SERVICES
             SAFEKEEPING OF SEPARATE ACCOUNT ASSETS                           3
             RECORDS AND REPORTS                                              3
             EXPERTS                                                          3

 DISTRIBUTION OF THE CONTRACTS                                                3
 CALCULATION OF PERFORMANCE INFORMATION                                       4
             MONEY MARKET SUB-ACCOUNT STANDARDIZED YIELD CALCULATION          4
             AVERAGE ANNUAL TOTAL RETURN CALCULATION                          5
             CUMULATIVE TOTAL RETURN CALCULATION                              5
             STANDARDIZED AVERAGE ANNUAL TOTAL RETURN DATA                    6
             NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN DATA                8
             OTHER PERFORMANCE MEASURES                                       8

 BENEFITS UNITS-TRANSFER FORMULAS                                             9

 FEDERAL TAX MATTERS                                                         10
             TAXATION OF SEPARATE ACCOUNT INCOME                             10
             TAX DEFFERAL ON NONQUALIFIED CONTRACTS                          10

 FINANCIAL STATEMENTS                                                        10

ANNUITY INVESTORS LIFE INSURANCE COMPANY(R)


General Information and History
Annuity Investors Life Insurance Company (the "Company") is a stock life insurance company incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of fixed and variable annuity policies.


The  Company is a wholly  owned  subsidiary  of Great  American  Life  Insurance
Company(R) which is a wholly owned subsidiary of Great American Financial Resources, Inc., a publicly traded insurance holding company ("GAFRI") (NYSE:
GFR). GAFRI is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE: AFG).


State Regulations

The Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate. The availability of certain Contract rights and provisions depends on state approval and/or filing and review processes in each jurisdiction. Where required by law or regulation, the Contracts will be modified accordingly.

SERVICES
-------------------------------------------------------------------------------

Safekeeping of Separate Account Assets
Title to assets of the Separate Account is held by the Company. The Separate Account assets are segregated from the Company's general account assets. Records are maintained of all purchases and redemptions of Portfolio shares held by each of the Sub-Accounts.

Title to assets invested in the fixed account options is held by the Company together with the Company's general account assets.

Records and Reports
All records and accounts relating to the fixed account options and the Separate Account will be maintained by the Company. As presently required by the provisions of the Investment Company Act of 1940, as amended ("1940 Act"), and rules and regulations promulgated thereunder which pertain to the Separate Account, reports containing such information as may be required under the 1940 Act or by other applicable law or regulation will be sent to each owner of an individual Contract and to each group Contract owner semiannually at the owner's last known address.



Experts
The financial statements of the Separate Account and the statutory-basis financial statements of the Company at December 31, 2000 and 1999, and for the years then ended, appearing in this statement of additional information and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


DISTRIBUTION OF THE CONTRACTS

The offering of the Contracts is expected to be continuous. Although the Company does not anticipate discontinuing the offering of the Contracts, the Company reserves the right to discontinue offering any one or more of the Contracts.


The approximate commissions received and retained by Great American Advisors, Inc. for sale of the Contracts for each of the last three fiscal years are as follows:

------------------ ----------------- --------------- -----------------
Year Ended         12/31/2000        12/31/1999      12/31/1998
------------------ ----------------- --------------- -----------------
333-19725
Received                 $6,806,480      $3,599,453        $1,857,198
Retained                   $581,339       $ 179,972          $ 98,600

------------------ -----------------  ---------------   -----------------
333-51955                                            (7/22 to 12/31)
Received                  $ 162,059        $ 49,751          $  3,143
Retained                   $ 13,841        $  4,487            $    0

------------------ ----------------- ---------------  -----------------
333-51971                                            (7/22 to 12/31)
Received                  $ 486,177       $ 239,721          $ 23,827
Retained                   $ 41,524        $ 11,986            $    0
------------------ ----------------- --------------- -----------------

-------------------------------------------------------------------------------
CALCULATION OF PERFORMANCE INFORMATION

Money Market Sub-Account Standardized Yield Calculation
In accordance with rules and regulations adopted by the Securities and Exchange Commission, the Company computes the Money Market Sub-Account's current annualized yield for a seven-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the Money Market Portfolio, or on its portfolio securities. This current annualized yield is calculated according to the following formula:

YIELD = (BASE PERIOD RETURN/7)*365

 Where:

 BASE PERIOD RETURN = The percentage (or net) change in the Accumulation Unit
                      Value for the Money Market ("AUV") over a 7-day period determined as follows:

              AUV at end of 7-day period - AUV at beginning of 7-day period
                          AUV at beginning of 7-day period

Because the Net Asset Value of the Money Market  Portfolio  rarely deviates from
1.000000 per unit, the change in the Accumulation Unit Value for the Money Market Sub-Account (numerator of the above fraction) is ordinarily attributable exclusively to dividends paid and reinvested over the 7-day period less mortality and expense risk charges deducted from the Sub-Account over the 7-day period. Because of the deductions for mortality and expense risk charges, the yield for the Money Market Sub-Account of the Separate Account will be lower than the yield for the Money Market Portfolio or any comparable substitute funding vehicle.

The Securities and Exchange Commission also permits the Company to disclose the effective yield of the Money Market Sub-Account for the same 7-day period, which is yield determined on a compounded basis. The effective yield will be slightly higher than yield due to this compounding effect, and is calculated according to the following formula:

EFFECTIVE YIELD = [(BASE PERIOD RETURN + 1) 365/7 ] -1

The yields and effective yields for the Money Market Sub-Account for the 7-day period ended December 31, 2000 are as follows:



 ---------------- ------------------------ ------------- ---------------------
   Contract       Total Separate Account      Yield          Effective Yield
                          Charges
 ---------------- ------------------------ ------------- ---------------------
 ---------------- ------------------------ ------------- ---------------------
   333-19725               1.40%              4.75%               4.86%
                  ------------------------ ------------- ---------------------
                  ------------------------ ------------- ---------------------
                           1.10%              5.04%               5.17%
 ---------------- ------------------------ ------------- ---------------------
 ---------------- ------------------------ ------------- ---------------------
   333-51955               1.40%              4.75%               4.86%
 ---------------- ------------------------ ------------- ---------------------
 ---------------- ------------------------ ------------- ---------------------
   333-51971               1.40%              4.75%               4.86%
 ---------------- ------------------------ ------------- ---------------------


The yield on amounts held in the Money Market Sub-Account normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields. The Money Market Sub-Account's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Money Market Portfolio or substitute funding vehicle, the types and quality of portfolio securities held by the Money Market Portfolio or substitute funding vehicle, and operating expenses.

In addition, the yield figures do not reflect the effect of any contingent deferred sales charges or contract (or certificate) maintenance fees that may be applicable on surrender under any Contract.

Average Annual Total Return Calculation

The Company may from time to time disclose average annual total returns for one or more of the Sub-Accounts for various periods of time. Average annual total return quotations are computed by finding the average annual compounded rates of return over one-, five- and ten-year periods (or for such period of time as the underlying Sub-Account has been available in the Separate account) Sub-Account has been available in the Separate Account) that would equal the initial amount invested to the ending redeemable value, according to the following formula:

P (1+T)n = ERV

Where:

      P     =     a hypothetical initial payment of $1,000
      T     =     average annual total return
      n     =     number of years
      ERV   =     ending redeemable value of a hypothetical $1,000 payment made at the beginning of the one-, five- or ten-year period at the end of the one-, five- or ten-year period (or fractional portion thereof)

Average annual total return may be presented in either standardized or non-standardized form. Average annual total return data that may be either actual return or hypothetical return. It will be hypothetical if it reflects performance for a period of time before the Sub-Account commenced operations. The ERV for standardized data reflects the deduction of all recurring fees, such as contract (or certificate) maintenance fees, contingent deferred sales charges, administration charges and mortality and expense risk charges, which are charged to all Contracts of that type. The ERV for non standardized data reflects the deduction of mortality and expense risk charges and administration charges, but not contract (or certificate) maintenance fees or contingent deferred sales charges. Non-standardized performance data will be advertised only if the requisite standardized performance data is also disclosed.

Cumulative Total Return Calculation
The Company may from time to time disclose cumulative total return for various periods of time. Cumulative total return reflects the performance of a Sub-Account over the entire period presented. Cumulative total return may be either actual return or hypothetical return. It will be hypothetical if it reflects performance for a period of time before the Sub-Account commenced operations. Cumulative total return is calculated using the following formula:

CTR = (ERV/P) -1

Where:

  CTR     =   the cumulative total return net of Sub-Account recurring charges, other than the contract (or certificate) maintenance fee, for the period

  ERV     =   ending redeemable value of a hypothetical $1,000 payment made at the beginning of the one-, five- or ten-year period at the end of the one-, five- or ten-year period (or fractional portion thereof)

  P       =   a hypothetical initial payment of $1,000

Although cumulative total return can be presented in either standardized or non-standardized form, the Company currently advertises only non-standardized cumulative total return, which assumes a contingent deferred sales charge of 0%, and no contract (or certificate) maintenance fee. The contingent deferred sales charge is not reflected because the Contracts are designed as a long-term investment. If reflected, the contingent deferred sales charge would decrease the return shown. Non-standardized cumulative total return can only be advertised if standardized average annual total return is also disclosed.


Standardized Average Annual Total Return Data
                                                                                                      S.E.C. File No.
(Data reflects deduction of all recurring charges including                                         333-19725 Contracts
contingent deferred sales charges and contract (or certificate)
maintenance fees- data is the same for all Standard Contracts)


----------------------------------------------------------------------------- ------------------------------------------------------
----------------------------------------------------------------------------- ------------------------------- ----------------------


                                                                                         Standard                        Enhanced
                                                                                       Contracts 1/                     Contracts2/
                                                                              ------------------------------- ----------------------
----------------------------------------------------------------------- ------------- ------------- --------------- ----------------
                                                         All Periods         1 year         From         1 year      From Inception
                                                         Ending 12/31/2000                Inception                       Date3/
                                                                                            Date3/
                                                                           ---------------------------------------- ----------------
Janus A.S.-Aggressive Growth Portfolio                                        -41.76%       21.51%        -41.56%          21.90%
Janus A.S.-Worldwide Growth Portfolio                                         -25.83%       13.37%        -25.59%          13.75%
Janus A.S.-Balanced Portfolio                                                 -12.62%       13.12%        -12.33%          13.49%
Janus A.S.-Growth Portfolio                                                   -24.73%       11.98%        -24.48%          12.35%
Janus A.S.-International Growth Portfolio                                     -26.10%       12.80%        -25.85%          13.18%
Janus A.S.-Capital Appreciation Portfolio                                     -28.31%       20.21%4/      -28.07%         20.59%4/
Dreyfus V.I.F.-Appreciation Portfolio                                         -11.02%        6.34%        -10.73%           6.70%
Dreyfus V.I.F.-Money Market Portfolio                                          -4.90%       -0.93%         -4.66%          -0.63%
Dreyfus V.I.F.-Growth and Income Portfolio                                    -14.11%        1.97%        -13.83%           2.32%
Dreyfus V.I.F.-Small Cap Portfolio                                              2.75%        4.88%          3.08%           5.23%
The Dreyfus Socially Responsible Growth Fund, Inc.                            -21.26%        8.41%        -21.00%           8.77%
Dreyfus Stock Index Fund                                                      -19.53%        6.66%        -19.27%           7.02%
Strong Opportunity Fund II, Inc.                                               -3.87%       12.87%         -3.56%          13.23%
Strong VIF, Inc. - Strong Mid Cap Growth Fund II                              -25.01%       21.77%        -24.76%          22.16%
Deutsche Asset Management VIT EAFE Equity Index                               -26.81%      -0.21%4/       -26.56%          0.13%4/
Deutsche Asset Management VIT Equity 500 Index                                -19.49%       6.05%4/       -19.22%          6.39%4/
Deutsche Asset Management VIT Small Cap Index                                 -14.20%      -0.80%4/       -13.91%         -0.46%4/
INVESCO VIF-Equity Income Fund                                                 -5.88%        7.05%         -5.27%           7.41%
INVESCO VIF-Total Return Fund                                                 -12.52%       -3.55%        -12.24%          -3.21%
INVESCO VIF-High Yield Fund                                                   -21.90%       -4.84%        -21.64%          -4.48%
The Universal Institutional Funds, Inc. -Mid Cap Value Portfolio                0.23%       12.08%          0.55%          12.45%
The Universal Institutional Funds, Inc. -Value Portfolio                       14.23%        0.43%         14.60%           0.78%
The Universal Institutional Funds, Inc. -Fixed Income Portfolio                 0.55%        0.51%          0.88%           0.85%
The Universal Institutional Funds, Inc. -U.S. Real Estate Portfolio            18.49%        1.39%       18.86%           1.74%
The Universal Institutional Funds, Inc.-Emerging Markets Equity Portfolio     -49.05%      -17.02%        -48.87%         -16.69%
PBHG ISF Inc. - PBHG Growth II Portfolio                                      -26.82%       11.78%        -26.58%          12.15%
PBHG ISF Inc. - PBHG Large Cap Growth Portfolio                               -11.83%       20.57%        -11.55%          20.95%
PBHG ISF Inc. - PBHG Technology & Communications Portfolio                    -51.92%       23.28%        -51.75%          23.67%
The Timothy Plan Small-Cap Variable Series                                     -2.57%      5.30%5/        -2.25%          5.65%5/

Standardized Average Annual Total Return Data
                                                                                      S.E.C. File No.           S.E.C. File No.
(Data reflects deduction of all recurring charges including contingent              333-51971 Contracts      333-51955 Contracts
deferred sales charges and contract (or certificate) maintenance fees- data is the same for all Standard Contracts)


---------------------------------------------------------------------------------------------------------- ------------------------
---------------------------------------------------------------------------------------------------------- ------------------------
                                                                                      Standard                        Standard
                                                                                    Contracts 1/                    Contracts1/


---------------------------------------------------------------------------------------------------------- ------------------------
------------------------------------------------------------------------------------------------------------------- ---------------
                                                             All Periods      1 year        From         1 year           From
                                                            Ending 12/31/2000             Inception                    Inception
                                                                                           Date 3/                     Date 3/
                                                                              ------------------------------------- ---------------
Janus A.S.-Aggressive Growth Portfolio                                        -43.76%       20.97%      -36.76%         21.51%
Janus A.S.-Worldwide Growth Portfolio                                         -27.83%       12.73%      -20.83%         13.37%
Janus A.S.-Balanced Portfolio                                                 -14.62%       12.48%       -7.62%         13.12%
Janus A.S.-Growth Portfolio                                                   -26.73%       11.32%      -19.73%         11.98%
Janus A.S.-International Growth Portfolio                                     -28.10%       12.15%      -21.10%         12.80%
 Janus A.S.-Capital Appreciation Portfolio                                    -30.31%       19.66%4/    -23.31%        20.21%4/
 Dreyfus V.I.F.-Appreciation Portfolio                                        -13.02%        5.59%       -6.02%          6.34%
 Dreyfus V.I.F.-Money Market Portfolio                                         -7.90%       -1.83%        0.10%         -0.93%
 Dreyfus V.I.F.- Growth and Income Portfolio                                  -16.11%        1.13%       -9.11%          1.97%
 Dreyfus V.I.F.-Small Cap Portfolio                                             0.75%        4.10%        7.75%          4.88%
 The Dreyfus Socially Responsible Growth Fund, Inc.                           -23.26%        7.69%      -16.26%          8.41%
 Dreyfus Stock Index Fund                                                     -21.53%        5.91%      -14.53%          6.66%
 Strong Opportunity Fund II, Inc.                                              -5.87%       12.22%        1.13%         12.87%
 Strong VIF, Inc. - Strong Mid Cap Growth Fund II                             -27.01%       21.23%      -20.01%         21.77%
 Deutsche Asset Management VIT EAFE Equity Index                              -28.81%      -1.12%4/     -21.81%        -0.21%4/
 Deutsche Asset Management VIT Equity 500 Index                               -21.49%       5.23%4/     -14.49%         6.05%4/
 Deutsche Asset Management VIT Small Cap Index                                -16.20%      -1.72%4/      -9.20%        -0.80%4/
 INVESCO VIF-Equity Income Fund                                                -7.58%        6.31%       -0.58%          7.05%
 INVESCO VIF-Total Return Fund                                                -14.52%       -4.51%       -7.52%         -3.55%
 INVESCO VIF-High Yield Fund                                                  -23.90%       -5.83%      -16.90%         -4.84%
 The Universal Institutional Fund, Inc.-Mid Cap Value Portfolio                -1.77%       11.42%        5.23%         12.08%
 The Universal Institutional Fund, Inc. -Value Portfolio                       12.23%       -0.44%       19.23%          0.43%
 The Universal Institutional Fund, Inc.- Fixed Income Portfolio                -1.45%       -0.36%        5.55%          0.51%
 The Universal Institutional Fund, Inc. - U.S. Real Estate Portfolio           16.49%        0.55%       23.49%          1.39%
 The Universal Institutional Fund, Inc.-Emerging Markets Equity Portfolio     -51.05%      -18.42%      -44.05%        -17.02%
 PBHG ISF Inc. - PBHG Growth II Portfolio                                     -28.82%       11.12%      -21.82%         11.78%
 PBHG ISF Inc. - PBHG Large Cap Growth Portfolio                               -13.83%       20.02%       -6.83%         20.57%
 PBHG ISF Inc. - PBHG Technology  & Communication Portfolio                   -53.92%       22.76%      -46.92%         23.28%
 The Timothy Plan Small-Cap Variable Series                                    -4.57%       4.26%5/       2.43%         5.98%5/

1/ Annual mortality and expense risk charge of 1.25% and annual administration charge of 0.15%, of daily net asset value.
2/ Annual mortality and expense risk charge of 0.95% and annual administration charge of 0.15%, of daily net asset value.
3/ From Separate Account Commencement date (7/15/97) to 12/31/2000 unless otherwise noted.
4/ From inception date of Sub-Account (5/1/99) to 12/31/2000.
5/ From Iiception date of Sub-Account (5/1/98) to 12/31/2000.



Non-Standardized


Average Annual Total Return Data                                                   S.E.C. File No.                 S.E.C. File No.
                                                                                      333-19725                       333-19725
(Data reflects deduction of all recurring charges except contingent deferred          333-51971
sales charges and contract (or certificate) maintenance fees- data is the             333-51955
same for all Standard Contracts)

                                                                                 Standard Contracts              Enhanced Contracts
---------------------------------------------------------------------------------------------------------- ------------------------
------------------------------------------------------------------------------------------ --------------- ------------ ----------
                                                               All Periods          1 year       From        1 year          From
                                                            Ending 12/31/2000               Inception                    Inception
                                                                                              Date 3/                    Date 3/
---------------------------------------------------------------------------------------------------------------------------------

Janus A.S.-Aggressive Growth Portfolio                                        -32.76%       24.30%         -32.56%       24.67%
Janus A.S.-Worldwide Growth Portfolio                                         -16.83%       16.65%         -16.59%       17.00%
Janus A.S.-Balanced Portfolio                                                  -3.62%       16.42%          -3.33%       16.76%
Janus A.S.-Growth Portfolio                                                   -15.73%       15.36%         -15.48%       15.70%
Janus A.S.-International Growth Portfolio                                     -17.10%       16.12%         -16.85%       16.47%
Janus A.S.-Capital Appreciation Portfolio                                     -19.31%       23.07%4/        -19.07%      23.43%4/
Dreyfus V.I.F.-Appreciation Portfolio                                          -2.02%       10.15%          -1.73%       10.48%
Dreyfus V.I.F.-Money Market Portfolio                                          4.10%        3.55%           4.34%        3.82%
Dreyfus V.I.F.-Growth and Income Portfolio                                     -5.11%       6.16%           -4.83%       6.48%
Dreyfus V.I.F.-Small Cap Portfolio                                             11.75%       8.81%           12.08%       9.13%
The Dreyfus Socially Responsible Growth Fund, Inc.                            -12.26%       12.05%         -12.00%       12.38%
Dreyfus Stock Index Fund                                                      -10.53%       10.44%         -10.27%       10.77%
Strong Opportunity Fund II, Inc.                                               5.13%        16.18%          5.44%        16.52%
Deutsche Asset Management VIT EAFE Equity Index                               -16.01%       24.54%5/        -15.76%      24.91%5/
Deutsche Asset Management VIT Equity 500 Index                                -17.81%       4.33%6/         -17.56%      4.64%6/
Deutsche Asset Management VIT Small Cap Index                                 -10.49%       10.18%7/        -10.22%      10.50%7/
INVESCO VIF Equity Income Fund                                                 -5.20%        3.80%           -4.91%       4.11%
INVESCO VIF-Total Return Fund                                                  3.42%        10.80%          3.73%        11.13%
INVESCO VIF-High Yield Fund                                                    -3.52%        1.21%           -3.24%       1.51%
The Universal Institutional Funds, Inc.-Mid Cap Value Portfolio               -12.90%        0.07%          -12.64%       0.38%
The Universal Institutional Funds, Inc.-Value Portfolio                        9.23%        15.45%          9.55%        15.79%
The Universal Institutional Funds, Inc. -Fixed Income Portfolio                23.23%        4.77%           23.60%       5.09%
The Universal Institutional Funds, Inc. -U.S. Real Estate Portfolio            9.55%         4.84%           9.88%        5.15%
The Universal Institutional Funds, Inc.-Emerging Markets Equity Portfolio      27.49%        5.64%           27.86%       5.95%
PBHG ISF Inc. - PBHG Growth II Portfolio                                      -17.82%       15.17%         -17.58%       15.51%
PBHG ISF Inc. - PBHG Large Cap Growth Portfolio                                -2.83%       23.41%          -2.55%       23.77%
PBHG ISF Inc.-  PBHG Technology & Communications Portfolio                    -42.92%       25.97%         -42.75%       26.34%
The Timothy Plan Small-Cap Variable Series                                     6.43%         9.95%8/          6.75%      10.28%8/

1/   Annual mortality and expense risk charge of 1.25% and annual administration charge of 0.15%, of daily net asset value.
2/   Annual mortality and expense risk charge of 0.95% and annual administration charge of 0.15%, of daily net assetvalue.
3/   From Separate Account commencement date (7/15/97) to 12/31/2000 unless otherwise noted.
4/   From inception date of Portfolio (5/1/97) to 12/31/2000.
5/   From inception date of Portfolio (8/22/97) to 12/31/2000.
6/   From inception date of Portfolio (10/1/97) to 12/31/2000.
7/   From inception date of Portfolio (8/25/97) to 12/31/2000.
8/   From inception date of Portfolio (5/1/98) to 12/31/2000.



Other Performance Measures

Any of the Contracts may be compared in advertising materials to certificates of deposit ("CDs") or other investments issued by banks or other depository institutions. Variable annuities differ from bank investments in several respects. For example, variable annuities may offer higher potential returns than CDs. However, unless you have selected to invest in only the fixed account options, the Company does not guarantee your return. Also, none of your investments under the Contract, whether allocated to the fixed account options or to a Sub-Account, are FDIC-insured.


Advertising materials for any of the Contracts may, from time to time, address retirement needs and investing for retirement, the usefulness of a tax-qualified retirement plan, saving for college, or other investment goals. Advertising materials for any of the Contracts may discuss, generally, the advantages of investing in a variable annuity and the Contracts' particular features and their desirability and may compare Contract features with those of other variable annuities and investment products of other issuers. Advertising materials may also include a discussion of the balancing of risk and return in connection with the selection of investment options under the Contracts and investment alternatives generally, as well as a discussion of the risks and attributes associated with the investment options under the Contracts. A description of the tax advantages associated with the Contracts, including the effects of tax-deferral under a variable annuity or retirement plan generally, may be included as well. Advertising materials for any of the Contracts may quote or reprint financial or business publications and periodicals, including model portfolios or allocations as they relate to current economic and political conditions, management and composition of the underlying Portfolios, investment philosophy, investment techniques, and desirability of owning the Contract and other products and services offered by the Company or Great American Advisors, Inc. ("GAA").

The Company or GAA may provide information designed to help individuals understand their investment goals and explore various financial strategies.




Such information may include: information about current economical, market and political conditions; materials that describe general principles of investing, such as asset allocation, diversification, risk tolerance and goal setting; questionnaires designed to help create a personal financial profile; worksheets used to project savings needs based on assumed rates of inflation and hypothetical rates of return; and alternative investment strategies and plans.

Ibbotson Associates of Chicago, Illinois ("Ibbotson"), provides historical returns of the capital markets in the United States, including common stocks, small capitalization stocks, long-term corporate bonds, intermediate-term government bonds, long-term government bonds, Treasury bills, the U.S. rate of inflation (based on Consumer Price Index), and combinations of various capital markets. The performance of these capital markets is based on the returns of different indices.

Advertising materials for any of the Contracts may use the performance of these capital markets in order to demonstrate general risk-verses-reward investment scenarios. Performance comparisons may also include the value of a hypothetical investment in any of these capital markets. The risk associated with the security types in any capital market may or may not correspond directly to those of the Sub-Accounts and the Portfolios. Advertising materials may also compare performance to that of other compilations or indices that may be developed and made available in the future.

In addition, advertising materials may quote various measures of volatility and benchmark correlation for the Sub-Accounts and the respective Portfolios and compare these volatility measures and correlation with those of other separate accounts and their underlying funds. Measures of volatility seek to compare a Sub-Account's, or its underlying Portfolio's, historical share price fluctuations or total returns to those of a benchmark. Measures of benchmark correlation indicate how valid a comparative benchmark may be. All measures of volatility and correlation are calculated using averages of historical data.

BENEFIT UNITS - TRANSFER FORMULAS

Transfers of a Contract owner's Benefit Units between Sub-Accounts during the Benefit Payment Period are implemented according to the following formulas:

   The number of Benefit Units to be transferred from a given Sub-Account is BU1 (trans).

   The number of the Contract owner's Benefit Units remaining in such Sub-Account (after the transfer)
            = UNIT1 - BU1 (trans).

 The number of Benefit Units transferred to the new Sub-Account is BU2 (trans).
            BU2 (trans) = BU1 (trans) * BUV1/BUV2.

   The number of the Contract owner's Benefit Units in the new Sub-Account (after the transfer)
            = UNIT2 + BU2 (trans).

     Subsequent variable dollar benefit payments will be based on the number of the Contract owner's Benefit Units in each Sub-Account (after the transfer) as of the next variable dollar benefit payment's due date.

Where:
     BU1 (trans) is the number of the Contract owner's Benefit Units transferred from a given Sub-Account.

     BU2 (trans) is the number of the Contract Owner's Benefit Units transferred into the new Sub Account.

     BUV1 is the Benefit Unit Value of the Sub-Account from which the transfer is being made as of the end of the Valuation Period in which the transfer request was received.

     BUV2 is the Benefit Unit Value of the Sub-Account to which the transfer is being made as of the end of the Valuation Period in which the transfer request was received.

     UNIT1 is the number of the Contract owner's Benefit Units in the Sub-Account from which the transfer is being made, before the transfer.

     UNIT2 is the number of the Contract owner's Benefit Units in the Sub-Account to which the transfer is being made, before the transfer.

FEDERAL TAX MATTERS
-------------------------------------------------------------------------------



The following discussion supplements the discussion of federal tax matters in the prospectuses for the Contracts. This discussion is general and is not intended as tax advice. Federal income tax laws or the interpretation of those laws by the Internal Revenue Service may change at any time.

Taxation of Separate Account Income
The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code ("IRC"). Since the Separate Account is not an entity separate from the Company, and its operations form a part of the Company, it will not be taxed separately as a "regulated Investment Company" under Subchapter M of the IRC. Investment income and realized capital gains are automatically applied to increase reserves under the Contracts. Under existing federal income tax law, the Company believes that it will not be taxed on the Separate Account investment income and realized net capital gains to the extent that such income and gains are applied to increase the reserves under the Contracts.

Accordingly, the Company does not anticipate that it will incur any federal income tax liability attributable to the Separate Account and, therefore, the Company does not intend to make provisions for any such taxes. However, if changes in the federal tax laws or interpretations thereof result in the Company being taxed on income or gains attributable to the Separate Account, then the Company may impose a charge against the Separate Account (with respect to some or all Contracts) in order to set aside provisions to pay such taxes.

In certain circumstances, owners of individual variable annuity contracts and participants under group variable annuity contracts may be considered the owners, for federal income tax purposes, of the assets of the separate accounts used to support their contracts. In those circumstances, income and gains from the separate account assets would be included in the owner's gross income. The Internal Revenue Service has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets.

The Treasury Department has also announced, in connection with the issuance of regulations concerning diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor (i.e., the owner or participant), rather that the insurance company, to be treated as the owner of the assets in the account."



This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular sub-accounts without being treated as owners of the underlying assets." As of the date of this statement of additional information, no guidance has been issued.

The ownership rights under the Contracts are similar to, but different in certain respects from, those described by the Internal Revenue Service in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of a Contract has more flexibility in allocating purchase payments and Account Value that was contemplated in the rulings. These differences could result in an owner or participant being treated as the owner of a pro rata portion of the assets of the Separate Account and/or Fixed Account. In addition, the Company does not know what standards will be set forth, if any, in the regulations or rulings which the Treasury Department has stated it expects to issue. The Company therefore reserves the right to modify the Contracts as necessary to attempt to prevent an owner or participant from being considered the owner of a pro rata share of the assets of the Separate Account.

Tax Deferral on Nonqualified Contracts
Section 817(h) of the Code requires that with respect to nonqualified Contracts, the investments of the Portfolios be "adequately diversified" in accordance with Treasury regulations in order for the Contracts to qualify as annuity contracts under federal tax law. The Separate Account, through the Portfolios, intends to comply with the diversification requirements prescribed by the Treasury in Reg. Sec. 1.817-5, which affect how the Portfolio's assets may be invested. Failure of a Portfolio to meet the diversification requirement would result in loss of tax deferred status to owners of nonqualified Contracts.

FINANCIAL STATEMENTS
------------------------------------------------------------------------------

The audited financial statements of the Separate Account for the years ended December 31, 2000 and 1999 and the Company's audited statutory basis financial statements for the years ended December 31, 2000 and 1999 are included herein. The financial statements of the Company included in this statement of additional information should be considered only as bearing on the ability of the Company to meet its obligations under the Contracts. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                                ANNUITY INVESTORS
                               VARIABLE ACCOUNT B

                              Financial Statements

                          Year Ended December 31, 2000
                       With Report of Independent Auditors

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                              Financial Statements

                     Years ended December 31, 1999 and 1998





                                    Contents


     Report of Independent Auditors................................1


     Audited Financial Statements

     Statement of Assets and Liabilities - Current Year............3
     Statements of Operations - Current Year.......................6
     Statements of Changes in Net Assets - Current Year............8
     Statements of Changes in Net Assets - Prior Year.............13
     Notes to Financial Statements................................14

                         Report of Independent Auditors


Contractholders of Annuity Investors Variable Account B
  and
Board of Directors of Annuity Investors Life Insurance Company

We have audited the accompanying statement of assets and liabilities of Annuity Investors Variable Account B (comprising, respectively, the Janus Aspen Series Aggressive Growth Portfolio, Janus Aspen Series Worldwide Growth Portfolio,
Janus Aspen Series Balanced Portfolio, Janus Aspen Series Growth Portfolio, Janus Aspen Series International Growth Portfolio, Janus Aspen Series Capital Appreciation Portfolio, Dreyfus Variable Investment Fund Appreciation Portfolio, Dreyfus Variable Investment Fund Money Market Portfolio, Dreyfus Variable Investment Fund Growth and Income Portfolio, Dreyfus Variable Investment Fund Small Cap Portfolio, Dreyfus Funds Socially Responsible Growth Fund, Inc., Dreyfus Funds Stock Index Fund, Strong Funds Opportunity Fund II, Strong Funds Mid Cap Growth Fund II, Deutsche Asset Management VIT Funds EAFE Equity Index, Deutsche Asset Management VIT Funds Equity 500 Index, Deutsche Asset Management VIT Funds Small Cap Index, INVESCO Variable Investment Funds, Inc. Equity Income Fund, INVESCO Variable Investment Funds, Inc. Total Return Fund, INVESCO Variable Investment Funds, Inc. High Yield Fund, The Universal Institutional Funds, Inc. Mid Cap Value Portfolio, The Universal Institutional Funds, Inc. Value Portfolio, The Universal Institutional Funds, Inc. Fixed Income Portfolio, The Universal Institutional Funds, Inc. U.S. Real Estate Portfolio, The Universal Institutional Funds, Inc. Emerging Markets Equity Portfolio, PBHG Insurance Series Fund, Inc. Growth II Portfolio, PBHG Insurance Series Fund, Inc. Large Cap Growth Portfolio, PBHG Insurance Series Fund, Inc. Technology & Communications Portfolio, and Timothy Partners, Ltd. The Timothy Plan Small-Cap Variable Series sub accounts) as of December 31, 2000, and the related statements of operations and changes in net assets for the periods indicated therein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective sub-accounts constituting the Annuity Investors Variable Account B at December 31, 2000, and the results of their operations and changes in their net assets for each of the periods indicated therein, in conformity with accounting principles generally accepted in the United States.

                                                /s/  Ernst & Young LLP
Cincinnati, Ohio
February 15, 2001

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                      STATEMENT OF ASSETS AND LIABILITIES
                               December 31, 2000




                                                                                                        Market
Assets:                                                           Shares            Cost                 Value
                                                              ---------------   --------------       --------------
-----------------------------------------------------------------------------   --------------       --------------
      Investments in portfolio shares, at net asset value (Note 2):
          Janus Aspen Series:
              Aggressive Growth Portfolio........................586,040.943..$....31,666,367......$....21,273,286.
              Worldwide Growth Portfolio.........................973,629.040.......41,868,376...........36,004,801.
              Balanced Portfolio...............................2,251,268.028.......57,436,472...........54,728,326.
              Growth Portfolio.................................1,114,303.753.......33,899,172...........29,506,763.
              International Growth Portfolio.....................340,151.440.......11,058,321...........10,510,680.
              Capital Appreciation Portfolio.....................558,534.393.......17,628,412...........14,963,136.
          Dreyfus Variable Investment Fund:
              Appreciation Portfolio.............................235,035.183........9,028,903............9,145,219.
              Money Market Portfolio...........................9,288,619.560........9,288,620............9,288,620.
              Growth and Income Portfolio........................300,358.188........7,229,808............7,052,410.
              Small Cap Portfolio................................162,120.631........8,291,852............6,533,461.
          Dreyfus Funds:
              Socially Responsible Growth Fund, Inc..............385,578.872.......14,000,941...........13,290,904.
              Stock Index Fund.................................1,513,028.430.......53,190,203...........51,442,967.
          Strong Funds:
              Opportunity Fund II................................231,005.553........5,693,644............5,530,273.
              Mid Cap Growth Fund II ............................419,243.065.......11,729,302............9,919,292.
         Deutsche Asset Management VIT Funds:
              EAFE Equity Index .................................67,529.975..........851,046..............752,284.
              Equity 500 Index ..................................167,705.430........2,462,560............2,309,304.
              Small Cap Index.....................................83,566.321..........993,452..............927,587.
          INVESCO Variable Investment Funds, Inc.:
              Equity Income Fund.................................700,269.492.......14,462,502...........14,502,581.
              Total Return Fund..................................222,814.635........3,476,553............2,943,381.
              High Yield Fund....................................404,615.286........4,651,654............4,074,476.
          The Universal Institutional Funds, Inc.:
              Mid Cap Value Portfolio............................279,783.675........4,290,458............4,210,744.
              Value Portfolio....................................122,259.394........1,378,088............1,607,711.
              Fixed Income Portfolio.............................427,806.320........4,486,411............4,496,244.
              U.S. Real Estate Portfolio.........................156,040.836........1,604,475............1,796,030.
              Emerging Markets Equity Portfolio..................166,546.505........1,927,573............1,180,814.
          PBHG Insurance Series Fund, Inc.:
              Growth II Portfolio................................304,816.483........8,126,141............5,754,935.
              Large Cap Growth Portfolio.........................410,034.538.......11,082,223...........10,062,248.
              Technology & Communications Portfolio............1,054,237.947.......44,726,997...........26,113,474.
          Timothy Partners, Ltd.:
              The Timothy Plan Small-Cap Variable Series.........270,700.523........3,428,466............3,316,081..
                                                                                --------------
                                                                                --------------

             Total cost.......................................................$...419,958,992.........................

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


             Total net assets......................................................................$...363,238,032.....



  The accompanying notes are an integral part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                               December 31, 2000





                                                                                                  Market
Net assets attributable to variable annuity contract holders (Note 2):Units       Unit Value       Value
                                                                   -------------  ------------  ------------
                                                                   -------------  ------------  ------------
Janus Aspen Series:
<
                                                                   ------------  ------------  ------------
Janus Aspen Series:
Aggressive Growth Portfolio - 1.40% series contract                 993,843.327    $21.224171   $21,093,501
 Aggressive Growth Portfolio - 1.10% series contract                  3,573.726     21.442894        76,631
Aggressive Growth Portfolio - 0.95% series contract                   1,243.427     21.552802        26,799
Aggressive Growth Portfolio - 0.90% series contract                   4,542.613     16.808636        76,355
 Worldwide Growth Portfolio - 1.40% series contract                2,082,293.354    17.039678    35,481,608
 Worldwide Growth Portfolio - 1.10% series contract                   5,014.610     17.215191        86,327
 Worldwide Growth Portfolio - 0.95% series contract                   3,484.654     17.303370        60,296
Worldwide Growth Portfolio - 0.90% series contract                   28,478.607     13.222906       376,570
Balanced Portfolio - 1.40% series contract                         3,181,464.624    16.920712    53,832,647
Balanced Portfolio - 1.10% series contract                            6,533.026     17.095024       111,682
Balanced Portfolio - 0.95% series contract                            1,437.831     17.182875        24,706
Balanced Portfolio - 0.90% series contract                           56,723.876     13.385736       759,291
Growth Portfolio - 1.40% series contract                           1,792,958.592    16.393493    29,392,854
Growth Portfolio - 1.10% series contract                              3,980.605     16.562387        65,928
Growth Portfolio - 0.95% series contract                                269.822     16.647684         4,492
Growth Portfolio - 0.90% series contract                              3,284.644     13.240100        43,489
International Growth Portfolio - 1.40% series contract              620,740.857     16.774550    10,412,648
International Growth Portfolio - 1.10% series contract                4,953.034     16.947297        83,941
International Growth Portfolio - 0.95% series contract                  245.673     17.034254         4,185
International Growth Portfolio - 0.90% series contract                  726.160     13.640976         9,906
Capital Appreciation Portfolio - 1.40% series contract             1,384,637.536    10.678675    14,786,094
Capital Appreciation Portfolio - 1.10% series contract                1,520.638     10.731358        16,319
 Capital Appreciation Portfolio - 0.95% series contract               1,957.004     10.757867        21,053
Capital Appreciation Portfolio - 0.90% series contract               12,973.095     10.766162       139,670
    Dreyfus Variable Investment Fund:
Appreciation Portfolio - 1.40% series contract                      649,590.073     13.974173     9,077,484
 Appreciation Portfolio - 1.10% series contract                       3,407.753     14.118110        48,111
 Appreciation Portfolio - 0.95% series contract                         155.216     14.190622         2,203
 Appreciation Portfolio - 0.90% series contrac.                       1,530.813     11.380411        17,421
Money Market Portfolio - 1.40% series contract                     7,677,545.259     1.128116     8,661,162
Money Market Portfolio - 1.10% series contract                       12,985.570      1.138355        14,782
 Money Market Portfolio - 0.95% series contract                     280,844.647      1.145310       321,654
Money Market Portfolio - 0.90% series contract                      263,371.944      1.104983       291,022
 Growth and Income Portfolio - 1.40% series contract                572,006.660     12.299306     7,035,285
Growth and Income Portfolio - 1.10% series contract                     906.280     12.425981        11,261
 Growth and Income Portfolio - 0.95% series contract                    145.939     12.489868         1,823
Growth and Income Portfolio - 0.90% series contract                     357.046     11.318231         4,041
Small Cap Portfolio - 1.40% series contract                         482,890.909     13.391746     6,466,752
 Small Cap Portfolio - 1.10% series contract                          1,048.292     13.529796        14,183
Small Cap Portfolio - 0.95% series contract                             375.159     13.599519         5,102
Small Cap Portfolio - 0.90% series contract                           3,728.565     12.719079        47,424
    Dreyfus Funds:
Socially Responsible Growth Fund, Inc. - 1.40% series contract      894,007.973     14.823134    13,252,000
 Socially Responsible Growth Fund, Inc. - 1.10% series contract         600.773     14.975835         8,997
Socially Responsible Growth Fund, Inc. - 0.95% series contract           29.856     15.052735           449
Socially Responsible Growth Fund, Inc. - 0.90% series contrac         2,425.600     12.144303        29,457
 Stock Index Fund - 1.40% series contract                          3,598,196.884    14.100696    50,737,081
 Stock Index Fund - 1.10% series contract                             1,681.580     14.245940        23,956
 Stock Index Fund - 0.95% series contract                             3,844.565     14.319249        55,051
Stock Index Fund - 0.90% series contract                             55,139.386     11.368992       626,879
     Strong Funds:
Opportunity Fund II - 1.40% series contract                         317,789.969     16.800998     5,339,188
Opportunity Fund II - 1.10% series contract                           1,416.029     16.974091        24,036
 Opportunity Fund II - 0.95% series contract                              9.936     17.061357           170
Opportunity Fund II - 0.90% series contract                          11,913.230     14.007837       166,879
 Mid Cap Growth Fund II - 1.40% series contract                     454,659.296     21.369830     9,715,992
 Mid Cap Growth Fund II - 1.10% series contract                         360.952     21.589990         7,793
Mid Cap Growth Fund II - 0.95% series contract                          896.988     21.700968        19,466
Mid Cap Growth Fund II - 0.90% series contract                       10,488.393     16.784361       176,041


  The accompanying notes are an integral part of these financial statements.

    This statement continued on the following page.



          4



                                                                                                  Market
Net assets attributable to variable annuity contract holders (Note 2):Units       Unit Value       Value
                                                                   -------------  ------------  ------------
                                                                   -------------  ------------  ------------
Deutsche Asset Management VIT Funds:
EAFE Equity Index Fund - 1.40% series contract                       74,370.108      9.829207       731,000
EAFE Equity Index Fund - 1.10% series contract                           37.562      9.877704           371
EAFE Equity Index Fund - 0.95% series contract                        1,818.340      9.902088        18,005
EAFE Equity Index Fund - 0.90% series contract                          293.484      9.909710         2,908
Equity 500 Index Portfolio - 1.40% series contract                  236,998.179      9.681308     2,294,452
Equity 500 Index Portfolio - 1.10% series contract                       66.267      9.729061           645
Equity 500 Index Portfolio - 0.95% series contrac                       190.592      9.753088         1,859
Equity 500 Index Portfolio - 0.90% series contract                    1,265.072      9.760550        12,348
Small Cap Index Portfolio - 1.40% series contract                    83,894.729     11.003134       923,105
Small Cap Index Portfolio - 1.10% series contract                         8.017     11.057432            89
Small Cap Index Portfolio - 0.95% series contract                        95.772     11.084755         1,062
Small Cap Index Portfolio - 0.90% series contract                       300.266     11.093363         3,331
INVESCO Variable Investment Funds, Inc.:
Equity Income Fund - 1.40% series contract                         1,018,117.732    14.196834    14,454,048
Equity Income Fund - 1.10% series contract                            2,678.310     14.343098        38,415
Equity Income Fund - 0.95% series contract                              109.926     14.416950         1,585
Equity Income Fund - 0.90% series contract                              703.652     12.126279         8,533
 Total Return Fund - 1.40% series contract                          278,576.941     10.431261     2,905,908
Total Return Fund - 1.10% series contract                             3,457.428     10.538737        36,437
Total Return Fund - 0.95% series contract                                97.764     10.593005         1,036
Total Return Fund - 0.90% series contract                                 0.000      9.465426             0
High-Yield Fund - 1.40% series contract                             403,918.794     10.025816     4,049,616
High-Yield Fund - 1.10% series contract                                 121.262     10.129146         1,228
High-Yield Fund - 0.95% series contract                                 134.192     10.181276         1,366
High-Yield Fund - 0.90% series contract                               2,492.992      8.931400        22,266
The Universal Institutional Funds, Inc.:
 Mid-Cap Value Portfolio - 1.40% series contract                    253,713.630     16.438193     4,170,594
 Mid-Cap Value Portfolio - 1.10% series contract                        650.778     16.607603        10,808
Mid-Cap Value Portfolio - 0.95% series contract                          46.034     16.693197           768
Mid-Cap Value Portfolio - 0.90% series contract                       2,101.299     13.598444        28,574
Value Portfolio - 1.40% series contract                             132,621.948     11.751659     1,558,528
Value Portfolio - 1.10% series contract                               1,233.392     11.872734        14,644
Value Portfolio - 0.95% series contract                                   9.320     11.933810           111
Value Portfolio - 0.90% series contract                               3,062.755     11.240914        34,428
Fixed Income Portfolio - 1.40% series contract                      380,480.921     11.776122     4,480,590
Fixed Income Portfolio - 1.10% series contract                        1,180.235     11.897491        14,042
Fixed Income Portfolio - 0.95% series contract                          134.867     11.958756         1,613
Fixed Income Portfolio - 0.90% series contract                            0.000     11.100237             0
U.S. Real Estate Portfolio - 1.40% series contract                  147,402.642     12.088940     1,781,942
U.S. Real Estate Portfolio - 1.10% series contract                    1,151.970     12.213548        14,070
U.S. Real Estate Portfolio - 0.95% series contract                        1.523     12.276441            19
U.S. Real Estate Portfolio - 0.90% series contract                        0.000     11.577245             0
Emerging Markets Equity Portfolio - 1.40% series contract           171,508.549      6.844447     1,173,881
Emerging Markets Equity Portfolio - 1.10% series contract               395.495      6.915029         2,735
Emerging Markets Equity Portfolio - 0.95% series contract                54.714      6.950699           380
Emerging Markets Equity Portfolio - 0.90% series contract               393.446      9.704991         3,818
PBHG Insurance Series Fund, Inc.:
Growth II Portfolio - 1.40% series contract                         351,987.801     16.299948     5,737,383
Growth II Portfolio - 1.10% series contract                             293.302     16.467965         4,830
Growth II Portfolio - 0.95% series contract                             152.115     16.552852         2,518
Growth II Portfolio - 0.90% series contract                             640.236     15.938362        10,204
Large Cap Growth Portfolio - 1.40% series contract                  484,474.409     20.703434    10,030,285
Large Cap Growth Portfolio - 1.10% series contract                      756.205     20.916691        15,817
Large Cap Growth Portfolio - 0.95% series contract                      156.054     21.024290         3,281
Large Cap Growth Portfolio - 0.90% series contract                      776.948     16.558892        12,865
Technology & Communications Portfolio - 1.40% series contract      1,164,557.256    22.227020    25,884,637
Technology & Communications Portfolio - 1.10% series contract         2,313.760     22.456144        51,958
Technology & Communications Portfolio - 0.95% series contract         1,649.945     22.571592        37,242
Technology & Communications Portfolio - 0.90% series contract         6,308.207     22.135692       139,637
 Timothy Partners Ltd.:
The Timothy Plan Variable Series - 1.40% series contract            256,856.613     12.876042     3,307,297
The Timothy Plan Variable Series - 1.10% series contract                676.849     12.978169         8,784
The Timothy Plan Variable Series - 0.95% series contract                  0.000     12.976380             0
The Timothy Plan Variable Series - 0.90% series contract                  0.000     13.008207             0
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                      Net assets attributable to variable annuity contract holders..............363,238,032...
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------



                      Net assets...........................................................$.....363,238,032......

  The accompanying notes are an integral part of these financial statements.


                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                            STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000



====================================================================================================================================


                                                                                              Janus Aspen Series
                                                                                  ---------------------------------------------
                                                                                     Aggressive                      Capital
                                                                                      Growth       Balanced        Appreciation
                                                                                     Portfolio     Portfolio         Portfolo*
====================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................           $   2,815,296     $  5,180,993      $ 188,941

Expenses:
     Mortality and expense risk fees (Note 4) ..........................                 256,672          585,991        163,331
------------------------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................               2,558,624        4,595,002         25,610

Net realized gain (loss) and unrealized appreciation(depreciation)on investments:
     Net realized gain (loss) on sale of investments in portfolio shares               1,114,282        339,778          445,683
     Net change in unrealized appreciation (depreciation)                            (14,136,429)     (6,840,927)     (3,926,596)
------------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........             (13,022,147)      (6,501,149)     (3,470,913)
------------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...           $ (10,463,523)    $ (1,906,147)   $ (3,445,303)
====================================================================================================================================

                                                                                                Janus Aspen Series
                                                                                   -------------------------------------------
                                                                                                   International   Worldwide
                                                                                   Growth            Growth          Growth
                                                                                   Portfolio       Portfolio       Portfolio
====================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................          $  2,072,072      $  468,518      $ 2,765,660

Expenses:
     Mortality and expense risk fees (Note 4) ..........................               312,491         103,266          405,620
------------------------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................             1,759,581         365,252        2,360,040
Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares              113,023       (1,026,675)       3,724,661
     Net change in unrealized appreciation (depreciation)
          of investments in portfolio shares ...........................           (7,428,822)      (1,591,377)     (13,259,867)
------------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........           (7,315,799)      (2,618,052)      (9,535,206)
------------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...         $ (5,556,218)   $  (2,252,800)   $  (7,175,166)
====================================================================================================================================



====================================================================================================================================

                                                                                       Dreyfus Variable Investment Fund
                                                                           -------------------------------------------------------
                                                                                             Growth
                                                                                               and           Money         Small
                                                                           Appreciation      Income          Market         Cap
                                                                             Portfolio      Portfolio      Portfolio     Portfolio
====================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................     $  161,228    $  292,979     $  323,011   $ 2,846,386

Expenses:
     Mortality and expense risk fees (Note 4) ..........................        113,518        81,148         96,697        64,091
                                                                                ----------------------------------------------------
          Net investment income (loss) .................................        47,710        211,831        226,314     2,782,295

Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares       151,902         66,986              0        21,560
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................       (370,750)     (616,877)             0    (2,354,597)
------------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........       (218,848)     (549,891)             0    (2,333,037)
------------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...     $   (171,138) $ (338,060)   $   226,314  $    449,258
====================================================================================================================================

====================================================================================================================================

                                                                                  Dreyfus Funds               Strong Funds
                                                                            ------------------------      ------------------------
                                                                             Socially                        Mid Cap
                                                                            Responsible        Stock         Growth     Opportunity
                                                                              Growth           Index          Fund         Fund
                                                                             Fund, Inc.         Fund           II           II
===================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................     $    108,192     1,283,481      $ 752,462    $ 692,428

Expenses:
     Mortality and expense risk fees (Note 4) ..........................          141,254       606,853          89,964      48,994
-----------------------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................         (33,062)       676,628         662,498     643,434

Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares          151,143        63,004         170,051     38,538
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................       (1,833,663)   (6,140,246)     (2,901,571)  (530,667)
-----------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........       (1,678,520)   (6,077,242)     (2,731,520)  (492,129)
-----------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...     $ (1,711,582)   $(5,400,614)    $(2,069,022) $151,305
==================================================================================================================================


                                                                                   Deutsche Asset Management VIT Funds
                                                                                -----------------------------------------
                                                                                   EAFE        Equity        Small
                                                                                  Equity        500           Cap
                                                                                   Index       Index         Index

====================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................        $  12,538      $  1,324      $  4,801

Expenses:
     Mortality and expense risk fees (Note 4) ..........................            6,744         24,918        8,894
------------------------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................            5,794        (23,594)       (4,093)

Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares           (2,792)        14,705         14,328
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................          (105,343)      (204,949)      (83,278)
------------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........          (108,135)      (190,244)      (68,950)
------------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...        $  (102,341)   $ (213,838)     $(73,043)
===============================================================================================================================
=====================================================================================================================

                                                                                     INVESCO Funds Group, Inc.
                                                                             --------------------------- ------------
                                                                                Equity      Total          High
                                                                               Income      Return         Yield
                                                                                Fund         Fund           Fund
=====================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................     $  808,846     $ 381,598      $  38,120

Expenses:
     Mortality and expense risk fees (Note 4) ..........................        151,3177        39,193         47,790
---------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................        657,269       342,405         (9,670)
Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares        151,317       (66,098)       (48,223)
     Net change in unrealized appreciation (depreciation)
          of investments in portfolio shares ...........................       (466,315)     (377,307)      (477,828)
---------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........       (314,998)     (443,405)      (526,051)
---------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...     $  342,271    $ (101,000)   $  (535,721)
=====================================================================================================================


====================================================================================================================================

                                                                                The Universal Instituional Funds, Inc.
                                                                         -----------------------------------------------------------
                                                                                                                         Emerging
                                                                          Mid-Cap                Fixed          U.S.     Markets
                                                                           Value      Value      Income     Real Estate  Equity
                                                                         Portfolio   Portfolio   Portfolio    Portfolio   Portfolio
====================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares .................... $  540,076  $  34,647  $  265,872   $  40,592   $ 198,472

Expenses:
     Mortality and expense risk fees (Note 4) ..........................     45,973     15,365      46,667      17,106      14,749
------------------------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................    494,103     19,282     219,205      23,486     183,723

Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares     87,652      1,897     (55,159)     16,643      84,308
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................   (278,868)   257,340     167,747     253,572    (970,698)
------------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........   (191,216)   259,237     112,588     270,215    (886,390)
------------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...  $ 302,887  $ 278,519   $ 331,793   $ 293,701  $ (702,667)
====================================================================================================================================

====================================================================================================================================

                                                                                       PBHG Insurance Series Fund, Inc.
                                                                         -----------------------------------------------------------
                                                                                                             Technology
                                                                                               Large Cap         and
                                                                                Growth II       Growth      Communications
                                                                                Portfolio      Portfolio       Portfolio
===================================================================================================================================
Investment income:
     Dividends from investments in portfolio shares ....................      $  121,653      $   235,503      $   3,037,249

Expenses:
     Mortality and expense risk fees (Note 4) ..........................          51,571           82,437            371,343
-----------------------------------------------------------------------------------------------------------------------------------
          Net investment income (loss) .................................          70,082          153,066          2,665,906

Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares         563,012          528,500          2,754,951
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................      (2,822,130)      (2,261,561)       (27,321,968)
-----------------------------------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares ...........      (2,259,118)      (1,733,061)       (24,567,017)
-----------------------------------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations ...      $(2,189,036)    $ (1,579,995)      $ (21,901,111)
===================================================================================================================================

===================================================================================================================================

                                                                         Timothy Partners
                                                                      ----------------------------------

                                                                         The Timothy
                                                                         Plan Variable
                                                                        Small Cap Series        Total
=========================================================================================================
Investment income:
     Dividends from investments in portfolio shares ..................   $ 271,355        $  25,944,293

Expenses:
     Mortality and expense risk fees (Note 4) ........................      34,532            4,028,749
---------------------------------------------------------------------------------------------------------
          Net investment income (loss) ...............................     236,823           21,915,544

Net realized gain (loss) and unrealized appreciation (depreciation)
     on investments:
     Net realized gain (loss) on sale of investments in portfolio shares    72,227            9,505,204
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ............................    (297,558)         (96,921,533)
---------------------------------------------------------------------------------------------------------
          Net gain (loss) on investments in portfolio shares .........    (225,331)         (87,416,329)
---------------------------------------------------------------------------------------------------------
               Net increase (decrease) in net assets from operations .  $   11,492        $ (65,500,785)
===================================================================================================================================



   The accompanying notes are an integral part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                       STATEMENTS OF CHANGES IN NET ASSETS
                          YEAR ENDED DECEMBER 31, 2000




==================================================================================================================================
                                                                                              Janus Aspen Series
                                                                                 ----------------------------------------------
                                                                                    Aggressive       Worldwide
                                                                                     Growth         Growth          Balanced
                                                                                    Portfolio       Portfolio       Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................          $  2,558,624      $  2,360,040   $  4,595,002
     Net realized gain (loss) on sale of investments in portfolio shares             1,114,282         3,724,661        339,778
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................           (14,136,429)      (13,259,867)    (6,840,927)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........           (10,463,523)       (7,175,166)    (1,906,147)

Changes from principal transactions:
     Contract purchase payments ........................................            19,445,459        18,345,404     23,958,169
     Contract redemptions ..............................................              (794,837)       (1,065,307)    (1,238,536)
     Net transfers (to) from fixed account .............................             2,644,288         4,828,050      6,270,219
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......            21,294,910        22,108,147     28,989,852
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................            10,831,387        14,932,981     27,083,705
Net assets, beginning of period ........................................            10,441,899        21,071,820     27,644,621
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................          $ 21,273,286      $ 36,004,801   $ 54,728,326
==================================================================================================================================
====================================================================================================================================

                                                                                                Janus Aspen Series
                                                                                    ---------------------------------------
                                                                                                International      Capital
                                                                                  Growth           Growth           Apreciation
                                                                               Portfolio       Portfolio         Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................         $   1,759,581     $   365,252    $    25,610
     Net realized gain (loss) on sale of investments in portfolio shares               113,023      (1,026,675)       455,683
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................            (7,428,822)     (1,591,377)     (3,926,596)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........            (5,556,218)     (2,252,800)     (3,445,303)

Changes from principal transactions:
     Contract purchase payments ........................................            17,398,836       7,509,264      10,835,268
     Contract redemptions ..............................................              (863,320)       (281,263)       (360,829)
     Net transfers (to) from fixed account .............................             5,979,762       2,607,687       1,685,812
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......            22,515,278       9,835,688      12,160,251
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................            16,959,060       7,582,948       8,714,948
Net assets, beginning of period ........................................            12,547,703       2,927,792       6,248,188
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................         $  29,506,763     $10,510,680    $ 14,963,136
==================================================================================================================================
==================================================================================================================================

                                                                                       Dreyfus Variable Investment Fund
                                                                                  -----------------------------------------
                                                                                                                  Growth
                                                                                                  Money             and
                                                                                Appreciation      Market        Income
                                                                                 Portfolio       Portfolio      Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) .........................................     $  47,710     $   226,314     $  211,831
     Net realized gain (loss) on sale of investments in portfolio shares ..        151,902               0        66,986
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares .................................       (370,750)              0       (616,877)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ...........       (171,138)        226,314       (338,060)

Changes from principal transactions:
     Contract purchase payments ...........................................      2,916,355      16,044,841      2,505,381
     Contract redemptions .................................................       (314,090)       (857,910)      (289,065)
     Net transfers (to) from fixed account ................................       (703,686)     (8,993,601)       865,761
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions ..........      1,898,579       6,193,330      3,082,077
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets .................................      1,727,441       6,419,644      2,744,017
Net assets, beginning of period ...........................................      7,417,778       2,868,976      4,308,393
-------------------------------------------------------------------------------------------------------------------------
Net assets, end of period .................................................     $9,145,219     $ 9,288,620    $ 7,052,410
==================================================================================================================================

                                                                                              Dreyfus Funds
                                                                            ----------------------------------------------------
                                                                                                 Socially
                                                                                   Small       Responsible    Stock
                                                                          Cap          Growth       Index
                                                                                  Portfolio      Fund, Inc.    Fund
==================================================================================================================================
Changes from operations:
     Net investment income (loss) .........................................     $  2,782,295    $   (33,062)      676,628
     Net change in unrealized appreciation (depreciation) of                          21,560        155,143        63,004
          investments in portfolio shares ..................................      (2,354,597)    (1,833,663)   (6,140,246)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ............         449,258     (1,711,582)    (5,400,614)

Changes from principal transactions:
     Contract purchase payments ............................................       2,712,302      7,162,229     23,769,351
     Contract redemptions ..................................................        (242,763)      (383,057)    (1,477,835)
     Net transfers (to) from fixed account .................................         304,721      1,316,416        972,682
---------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions ...........       2,774,260      8,095,588     23,264,198
---------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..................................       3,223,518      6,384,006     17,863,584
Net assets, beginning of period ............................................       3,309,943      6,906,898     33,579,383
---------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period .................................................     $  6,553,461   $  13,290,904   $ 51,442,967
=================================================================================================================================
=====================================================================================================


                                                                              Strong Funds
                                                                        -----------------------------
                                                                          Opportunity    Mid Cap
                                                                           Fund          Growth
                                                                             II           Fund  II
=====================================================================================================
Changes from operations:
     Net investment income (loss) ......................................  $  643,434   $  662,498
     Net realized gain (loss) on sale of investments in portfolio shares      38,538      170,051
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................   (530,667)   (2,901,571)
-----------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........    151,305     (2,069,022)

Changes from principal transactions:
     Contract purchase payments ........................................   2,380,739      6,607,486
     Contract redemptions ..............................................    (151,195)      (381,826)
     Net transfers (to) from fixed account .............................     924,006      2,690,910
-----------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......   3,153,550      8,916,570
-----------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................   3,304,855      6,847,548
Net assets, beginning of period ........................................   2,225,418      3,071,744
-----------------------------------------------------------------------------------------------------
Net assets, end of period .............................................. $ 5,559,273   $  9,919,292
=====================================================================================================
=================================================================================================================================

                                                                                  Deutsche Asset Management VIT Funds
                                                                                --------------------------------------
                                                                                 EAFE         Equity         Small
                                                                                Equity          500           Cap
                                                                                 Index         Index         Index
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................        $   5,794      $  (23,594)    $  (4,093)
     Net realized gain (loss) on sale of investments in portfolio shares            (2,792)         14,705        14,328
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................           (105,343)      (204,949)      (83,278)
-------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........           (102,341)      (213,838)      (73,043)

Changes from principal transactions:
     Contract purchase payments ........................................          653,024          976,836       704,820
     Contract redemptions ..............................................          (18,355)         (91,771)      (12,766)
     Net transfers (to) from fixed account .............................          138,378          840,683       131,474
-------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......          773,047        1,725,748       823,528
-------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................          670,706        1,511,910       750,485
Net assets, beginning of period ........................................            81,578         797,394       177,102
-------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $ 752,284     $  2,309,304      $ 927,587
==================================================================================================================================



==================================================================================================================================


===================================================================================================================================

                                                                                        Invesco Funds Group, Inc.
                                                                                ------------------------------------------
                                                                                    Equity         Total            High
                                                                                   Income         Return            Yield
                                                                                    Fund           Fund              Fund
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................         $   657,269       $  342,405        $  (9,670)
     Net realized gain (loss) on sale of investments in portfolio shares             151,317          (66,098)         (48,223)
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................            (466,315)        (377,307)        (477,828)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........             342,271         (101,000)        (535,721)

Changes from principal transactions:
     Contract purchase payments ........................................           4,285,137          611,245        1,374,723
     Contract redemptions ..............................................            (599,839)        (188,654)       (163,2868)
     Net transfers (to) from fixed account .............................           2,851,502         (197,664)         846,231
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......           6,536,800          224,927        2,057,668
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................           6,879,071          123,927        1,521,947
Net assets, beginning of period ........................................           7,623,510        2,819,454        2,552,529
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $ 14,502,581     $  2,943,381      $ 4,074,476
==================================================================================================================================


==================================================================================================================================





==================================================================================================================================

                                                                               The  Universal Institutional Funds, Inc.
                                                                         ---------------------------------------------------------
                                                                                                                           Emerging
                                                                          Mid Cap                 Fixed        U.S.        Markets
                                                                           Value      Value       Income     Real Estate   Equity
                                                                         Portfolio   Portfolio   Portfolio    Portfolio   Portfolio
===================================================================================================================================
Changes from operations:
     Net investment income (loss) ...................................... $ 494,103  $   19,282   $  219,205   $ 23,486  $  183,723
     Net realized gain (loss) on sale of investments in portfolio shares    87,652       1,897      (55,159)    16,643      84,308
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................  (278,868)    257,340      167,747    253,572    (970,698)
-----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........   302,887     278,519     331,793     293,701    (702,667)

Changes from principal transactions:
     Contract purchase payments ........................................ 1,236,798     402,311    1,249,505    479,163   1,051,027
     Contract redemptions ..............................................  (358,273)    (99,931)    (174,415)   (93,164)    (62,125)
     Net transfers (to) from fixed account .............................   256,884     273,079       72,336    284,909     252,839
-----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......  1,135,409    575,459    1,147,426    670,908   1,241,741
-----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................  1,438,296    853,978    1,479,219    964,609    539,074
Net assets, beginning of period ........................................  2,772,448    753,733    3,017,025    831,421    641,740
-----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period .............................................. $4,210,744  $1,607,711  $4,496,244  $1,796,030 $1,180,814
===================================================================================================================================

==================================================================================================================================

                                                                                   PBHG Insurance Series Fund, Inc.
                                                                                --------------------------------------------
                                                                                                                Technology
                                                                                               Large Cap           and
                                                                                Growth II       Growth        Communications
                                                                                Portfolio      Portfolio        Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................        $   70,082     $  153,066   $    2,665,906
     Net realized gain (loss) on sale of investments in portfolio shares           563,012        528,500        2,754,951
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................        (2,822,130)      (2,261,561)    (27,321,968)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........        (2,189,036)      (1,579,995)    (21,901,111)

Changes from principal transactions:
     Contract purchase payments ........................................         3,841,891        5,066,906      26,122,471
     Contract redemptions ..............................................          (515,945)        (355,476)     (1,540,513)
     Net transfers (to) from fixed account .............................         3,279,145        3,539,391       6,507,518
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......         6,605,091        8,250,821      31,089,476
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................         4,416,055        6,670,826       9,188,365
Net assets, beginning of period ........................................         1,338,880        3,391,422      16,925,109
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $5,754,935    $  10,062,248  $   26,113,474
==================================================================================================================================

========================================================================================================
                                                                          Timothy Partners
                                                                        -----------------------
                                                                          The Timothy Plan
                                                                             Small Cap
                                                                           Variable Series       Total
==========================================================================================================
Changes from operations:
     Net investment income (loss) ......................................   $  236,823      $   21,915,544
     Net realized gain (loss) on sale of investments in portfolio shares       72,227          9,505,204
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................     (297,558)        (96,921,533)
----------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........       11,492         (65,500,785)

Changes from principal transactions:
     Contract purchase payments ........................................    1,726,906         211,373,847
     Contract redemptions ..............................................      (58,566)        (13,034,912)
     Net transfers (to) from fixed account .............................      491,625          40,961,357
----------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......    2,159,965         239,300,292
----------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................    2,171,457         173,799,507
Net assets, beginning of period ........................................    1,144,624         189,438,525
----------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................   $3,316,081       $ 363,238,032
==========================================================================================================




   The accompanying notes are an integral part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                       STATEMENTS OF CHANGES IN NET ASSETS
                          YEAR ENDED DECEMBER 31, 1999




==================================================================================================================================
                                                                                              Janus Aspen Series
                                                                                 ----------------------------------------------
                                                                                    Aggressive       Worldwide
                                                                                     Growth         Growth          Balanced
                                                                                    Portfolio       Portfolio       Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................        $    42,222      $  (151,708)     $  229,702
     Net realized gain (loss) on sale of investments in portfolio shares             60,355          306,342         104,795
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................          3,600,903        6,931,151       3,431,852
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........          3,703,480        7,085,785       3,766,349

Changes from principal transactions:
     Contract purchase payments ........................................          4,534,253        9,061,058      15,693,612
     Contract redemptions ..............................................            (50,438)        (293,429)       (409,983)
     Net transfers (to) from fixed account .............................          1,488,790          136,740       3,349,214
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......          5,972,605        8,904,369      18,632,843
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................          9,676,085       15,990,154      22,399,192
Net assets, beginning of period ........................................            765,814        5,081,666       5,245,429
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $10,441,899      $ 21,071,820   $ 27,644,621
==================================================================================================================================
====================================================================================================================================

                                                                                                Janus Aspen Series
                                                                                    ---------------------------------------
                                                                                               International      Capital
                                                                                  Growth           Growth           Apreciation
                                                                                 Portfolio       Portfolio         Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................         $  (43,266)     $   (15,873)    $  (9,628)
     Net realized gain (loss) on sale of investments in portfolio shares             63,610           51,427        74,558
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................          2,661,896        1,017,938     1,261,320
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........          2,682,240        1,053,492     1,326,250

Changes from principal transactions:
     Contract purchase payments ........................................          6,675,682        1,171,333     3,105,966
     Contract redemptions ..............................................           (141,914)         (39,980)      (20,685)
     Net transfers (to) from fixed account .............................            971,572          231,436     1,836,657
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......          7,505,340        1,362,789     4,921,938
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................          10,187,580       2,416,281     6,248,188
Net assets, beginning of period ........................................           2,360,123         511,511             0
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................         $12,547,703     $ 2,927,792    $6,248,188
==================================================================================================================================
==================================================================================================================================

                                                                                       Dreyfus Variable Investment Fund
                                                                                  -----------------------------------------
                                                                                                                  Growth
                                                                                                  Money             and
                                                                                Appreciation      Market        Income
                                                                                 Portfolio       Portfolio      Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) .........................................     $  (6,607)    $    63,286     $  105,370
     Net realized gain (loss) on sale of investments in portfolio shares ..       238,043               0         19,012
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares .................................       259,369               0        342,538
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ...........       490,805          63,286        466,920

Changes from principal transactions:
     Contract purchase payments ...........................................      5,084,456      4,017,759      1,865,486
     Contract redemptions .................................................       (134,245)       (26,507)       (75,414)
     Net transfers (to) from fixed account ................................       (237,158)    (1,878,656)       258,973
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions ..........      4,713,053       2,112,596      2,049,045
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets .................................      5,203,858       2,175,882      2,515,965
Net assets, beginning of period ...........................................      2,213,920         693,094      1,792,428
-------------------------------------------------------------------------------------------------------------------------
Net assets, end of period .................................................     $7,417,778     $ 2,868,976    $ 4,308,393
==================================================================================================================================

                                                                                              Dreyfus Funds
                                                                            ----------------------------------------------------
                                                                                                 Socially
                                                                                   Small       Responsible    Stock
                                                                                    Cap          Growth       Index
                                                                                  Portfolio      Fund, Inc.    Fund
==================================================================================================================================
Changes from operations:
     Net investment income (loss) .........................................     $   (32,487)    $   175,132    $   168,189
     Net change in unrealized appreciation (depreciation) of                        (21,349)         41,381        529,386
          investments in portfolio shares ..................................        595,527         927,407      3,280,156
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ............        541,691       1,143,920      3,977,731
Changes from principal transactions:
     Contract purchase payments ............................................      1,237,855       3,437,034      19,622,971
     Contract redemptions ..................................................        (67,011)        (81,945)       (568,106)
     Net transfers (to) from fixed account .................................        (99,634)        555,059       217,350
---------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions ...........      1,071,210       3,910,148       19,272,215
---------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..................................      1,612,901       5,054,068       23,249,946
Net assets, beginning of period ............................................      1,697,042       1,852,830       10,329,437
---------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period .................................................     $ 3,309,943   $  6,906,898   $    33,579,383
=================================================================================================================================
=================================================================================================================================
                                                                               Strong Funds
                                                                        -----------------------------
                                                                          Opportunity    Mid Cap
                                                                           Fund          Growth
                                                                            II           Fund  II
=====================================================================================================
Changes from operations:
     Net investment income (loss) ......................................  $  108,434   $   (18,773)
     Net realized gain (loss) on sale of investments in portfolio shares      (3,523)       24,467
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................     333,962     1,024,601
-----------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........     438,873     1,030,295

Changes from principal transactions:
     Contract purchase payments ........................................     964,598      1,346,916
     Contract redemptions ..............................................     (44,752)       (63,446)
     Net transfers (to) from fixed account .............................      (6,091)       306,781
-----------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......     913,755      1,590,251
-----------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................   1,352,628      2,620,546
Net assets, beginning of period ........................................     872,790        451,198
-----------------------------------------------------------------------------------------------------
Net assets, end of period .............................................. $ 2,225,418   $  3,071,744
=====================================================================================================
=================================================================================================================================

                                                                                  Deutsche Asset Management VIT Funds
                                                                                --------------------------------------
                                                                                 EAFE         Equity         Small
                                                                                Equity          500           Cap
                                                                                 Index         Index         Index
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................        $   3,154      $  4,172    $   5,756
     Net realized gain (loss) on sale of investments in portfolio shares               37           214            2
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................            6,582        51,692       17,413
-------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........            9,773        56,078       23,171

Changes from principal transactions:
     Contract purchase payments ........................................           37,818        515,478     113,079
     Contract redemptions ..............................................             (123)        (3,245)          0
     Net transfers (to) from fixed account .............................           34,110        229,083      40,852
-------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......           71,805        741,316     153,931
-------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................           81,578        797,394     177,102
Net assets, beginning of period ........................................                0              0           0
-------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $  81,578     $  797,394   $ 177,102
==================================================================================================================================



==================================================================================================================================


===================================================================================================================================

                                                                                        Invesco Funds Group, Inc.
                                                                                ------------------------------------------
                                                                                    Equity         Total            High
                                                                                   Income         Return            Yield
                                                                                    Fund           Fund              Fund
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................         $   52,265     $    40,159       $  136,943
     Net realized gain (loss) on sale of investments in portfolio shares             86,162         (11,234)         (29,520)
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................            437,941        (165,855)         (17,860)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........            576,368        (136,930)         89,563

Changes from principal transactions:
     Contract purchase payments ........................................           4,179,217       1,394,116        1,241,157
     Contract redemptions ..............................................            (136,289)        (64,428)         (65,263)
     Net transfers (to) from fixed account .............................             571,629        (130,922)         538,217
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......           4,614,557       1,198,766       1,714,111
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................           5,190,925       1,061,836       1,803,674
Net assets, beginning of period ........................................           2,432,585       1,757,618         748,855
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $ 7,623,510     $  2,819,454    $  2,552,529
==================================================================================================================================

==================================================================================================================================





==================================================================================================================================

                                                                               The  Universal Institutional Funds, Inc.
                                                                         ---------------------------------------------------------
                                                                                                                           Emerging
                                                                          Mid Cap                 Fixed        U.S.        Markets
                                                                           Value      Value       Income     Real Estate   Equity
                                                                         Portfolio   Portfolio   Portfolio    Portfolio   Portfolio
===================================================================================================================================
Changes from operations:
     Net investment income (loss) ...................................... $ 289,122  $   985   $  105,232   $ 32,057  $   (4,707)
     Net realized gain (loss) on sale of investments in portfolio shares    28,294    (11,045)    (9,201)   (17,801)     (1,692)
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................    95,581     (1,062)  (149,045)  (35,769)     246,465
-----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........   412,997    (11,122)   (53,014)  (21,513)     240,066

Changes from principal transactions:
     Contract purchase payments ........................................   870,326    391,649   1,252,573   339,310     261,307
     Contract redemptions ..............................................   (43,262)   (28,873)    (55,730)  (17,610)     (8,163)
     Net transfers (to) from fixed account .............................   120,956     64,914     1,359,317   103,827    (30,458)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......   948,020    427,690     2,556,160   425,527    222,686
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets .............................. 1,361,017    416,568     2,503,146   404,014    462,542
Net assets, beginning of period ........................................ 1,411,431    337,165       513,879   427,407    178,988
-----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................$2,772,448  $ 753,733   $ 3,017,025 $ 831,421  $ 641,740
===================================================================================================================================

==================================================================================================================================

                                                                                   PBHG Insurance Series Fund, Inc.
                                                                                --------------------------------------------
                                                                                                                Technology
                                                                                               Large Cap           and
                                                                                Growth II       Growth        Communications
                                                                                Portfolio      Portfolio        Portfolio
==================================================================================================================================
Changes from operations:
     Net investment income (loss) ......................................        $    (8,087)     $  (24,711)   $    (84,616)
     Net realized gain (loss) on sale of investments in portfolio shares             40,307          59,889         172,517
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................            432,229       1,167,374       8,559,584
----------------------------------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........            464,449       1,202,552       8,647,485

Changes from principal transactions:
     Contract purchase payments ........................................           546,169        1,708,934       5,304,053
     Contract redemptions ..............................................            (8,514)         (29,829)       (122,730)
     Net transfers (to) from fixed account .............................            86,887           98,187       2,319,044
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......           624,542        1,777,292       7,500,367
----------------------------------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................         1,088,991        2,979,844      16,147,852
Net assets, beginning of period ........................................           249,889          411,578         777,257
----------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................        $1,338,880     $  3,91,422   $   16,925,109
==================================================================================================================================

========================================================================================================
                                                                          Timothy Partners
                                                                        -----------------------
                                                                          The Timothy Plan
                                                                             Small Cap
                                                                           Variable Series       Total
==========================================================================================================
Changes from operations:
     Net investment income (loss) ......................................   $   (7,830)      $  1,153,887
     Net realized gain (loss) on sale of investments in portfolio shares        6,613          1,802,046
     Net change in unrealized appreciation (depreciation) of
          investments in portfolio shares ..............................      176,337         36,490,227
----------------------------------------------------------------------------------------------------------
          Net increase (decrease) in net assets from operations ........      175,120         39,446,160

Changes from principal transactions:
     Contract purchase payments ........................................      503,451         96,477,616
     Contract redemptions ..............................................      (31,051)        (2,632,965)
     Net transfers (to) from fixed account .............................      195,671         12,732,347
----------------------------------------------------------------------------------------------------------
          Net increase in net assets from principal transactions .......      668,071        106,576,998
----------------------------------------------------------------------------------------------------------
               Net increase in net assets ..............................      843,191        146,023,158
Net assets, beginning of period ........................................      301,433         43,415,367
----------------------------------------------------------------------------------------------------------
Net assets, end of period ..............................................   $1,144,624       $189,438,525
==========================================================================================================




   The accompanying notes are an integral part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                          YEAR ENDED DECEMBER 31, 2000


                                1.40% Series Contracts

=================================================================================================================================


                                                                            Janus Aspen Series
                                      -------------------------------------------------------------------------------------------
                                       Aggressive       Worldwide                                     International      Worldwide
                                        Growth           Growth          Balanced      Growth           Growth          Growth
                                       Portfolio        Portfolio      Portfolio      Portfolio       Portfolio         Portfolio
=================================================================================================================================
Units outstanding, December 31, 1999    329,807.902    1,026,072.851    1,571,579.505   643,514.256      142,343.325   471,936.628

Units purchased                         689,912.568    1,110,146.513    1,681,027.692  1,193,833.317     492,900.399   942,719.982

Units redeemed                          (25,877.143)     (53,926.010)    (71,142.573)   (44,388.981)     (14,502.867)   (30,019.74)
                                        ----------         ----------      -------      ----------       ----------    -----------

Units outstanding December 31, 2000    993,843.327     2,082,293.354    3,181,464.624  1,792,958.592     620,740.857  1,384,637.536
                                        =========         ==========      =======      ===========       ==========    ===========
=================================================================================================================================


                                                            Dreyfus Variable Investment Fund                  Dreyfus Funds
                                          ---------------------------------------------------------------------------------------
                                                                         Growth                        Socially
                                                      Money               and            Small        Responsible      Stock
                                       Appreciation   Market            Income            Cap           Growth         Index
                                        Portfolio      Portfolio       Portfolio        Portfolio        Fund, Inc.       Fund
===================================================================================================================================

Units outstanding, December 31, 1999    517,772.082     2,638,837.162     331,756.261  275,503.637    408,482.196    2,129,772.165

Units purchased                         205,590.410    11,003,860.250     262,706.981   225,523.480    508,535.491   1,565,953.640

Units redeemed                          (73,772.419)   (5,965,152.153)    (22,456.582)  (18,136.208)   (23,009.714)    (97,528.921)
                                       -------------    ------------   ---------------  -------------  -------------  -------------

Units outstanding December 31, 2000     649,590.073     7,677,545.259     572,006.660    482,890.909   894,007.973   3,598,196.884
                                       ============    ============   ===============   =============  ============   =============
=================================================================================================================================
==================================================================================================================================
                                               Strong Funds               Deutsche Asset Management VIT Funds
                                          ----------------------   -------------------------------------------------------
                                                        Mid Cap         EAFE          Equity          Small
                                          Opportunity   Growth         Equity          500            Cap
                                             Fund        Fund          Index          Index           Index
                                              II          II
==========================================================================================================================
Units outstanding, December 31, 1999     138,453.066   120,559.085     6,821.832         73,596.514        15,259.149

Units purchased                          188,448.727    348,329.773    69,303.254        172,097.164        69,387.729

Units redeemed                           (9,111.824)   (14,229.562)    (1,754.978)        (8,695.499)         (752.149)
                                        ------------   -----------     -----------      -----------        ------------

Units outstanding December 31, 2000     317,789.969    454,659.296     74,370.108        236,998.179        83,894.729
                                        ===========   ============     ===========      ===========        ============
============================================================================================================================

                                                      Invesco Funds Group, Inc.

                                              ------------------------------------------

                                               Equity             Total            High
                                               Income             Return           Yield
                                            Fund               Fund              Fund
===================================================================================================================================
Units outstanding, December 31, 1999         553,696.171        258,825.173        221,636.210

Units purchased                              507,268.496         57,196.638        196,927.329

Units redeemed                               (42,846.935)       (37,444.870)       (14,644.745)
                                               ----------       ------------      -------------

Units outstanding December 31, 2000         1,018,117.732       278,576.941        403,918.794
                                            =============      =============     ==============


===================================================================================================================================


                                                             The Universal Institutional Funds, Inc.
                                              -------------------------------------------------------------------------------------
                                                                                                       Emerging
                                                  Mid Cap                    Fixed            U.S.      Markets
                                                  Value        Value         Income       Real Estate    Equity
                                                 Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
===================================================================================================================================
Units outstanding, December 31, 1999            183,388.647     78,330.649   279,193.758     86,941.426    56,080.554

Units purchased                                  92,702.560     63,640.606    116,596.123    68,719.169    121,828.955

Units redeemed                                  (22,377.577)    (9,349.307)   (15,308.960)   (8,257.953)   (6,400.960)
                                                 ----------   ------------   -----------   -----------   -----------

Units outstanding December 31, 2000            253,713.630     132,621.948    380,480.921   147,402.642    171,508.549
                                                ===========    ============   ============  ============   ===========
===================================================================================================================================

                                               PBHG Insurance Series Fund, Inc.           Timothy Partners
                                         ---------------------------------------------    -----------------
                                                                         Technology
                                                         Large Cap           and              The Timothy
                                          Growth II       Growth        Communications      Plan Variable
                                          Portfolio      Portfolio       Portfolio         Series
======================================================================================   ===================
Units outstanding, December 31, 1999     67,359.578      158,614.893     433,441.908          94,238.516

Units purchased                         310,230.896      343,642.107     767,510.732         167,285.960

Units redeemed                          (25,602.673)     (17,782.591)    (36,395.384)         (4,667.962)
                                          ----------     ------------   -----------          ----------

Units outstanding December 31, 2000      351,987.801     484,474.409   1,164,557.256         256,856.613
                                         ===========     ============   ============         ===========
=======================================================================================================


The accompanying notes are an integral  part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                          YEAR ENDED DECEMBER 31, 2000

                                1.10% Series Contracts

===================================================================================================================================


                                                                         Janus Aspen Series
                                      -------------------------------------------------------------------------------------------
                                        Aggressive     Worldwide                                   International       Capital
                                        Growth         Growth         Balanced        Growth           Growth       Appreciation
                                       Portfolio      Portfolio      Portfolio      Portfolio       Portfolio         Portfolio
===============================================================================================================================
Units outstanding, December 31, 1999   829.264         2,225.846         2,931.027     1,374.992        2,330.619         4.141
Units purchased                       2,744.462        2,857.917         3,836.974     2,660.093        2,714.865     1,516.497

Units redeemed                          0.000            (69.153)        (234.975)    (54.480)            (92.450)        0.000
                                      ----------       ----------        -------       ----------       ----------      -----------

Units outstanding December 31, 2000    3,573.726       5,014.610        6,533.026      3,980.605         4,953.034      1,520.638
                                      =========        ==========     ===========      ===========       ==========    ===========
=================================================================================================================================


                                                            Dreyfus Variable Investment Fund                  Dreyfus Funds
                                          ---------------------------------------------------------------------------------------
                                                                       Growth                           Socially
                                                        Money           and              Small        Responsible      Stock
                                       Appreciation     Market         Income             Cap           Growth         Index
                                        Portfolio      Portfolio       Portfolio        Portfolio        Fund, Inc.       Fund
==================================================================================================================================

Units outstanding, December 31, 1999    2,156.744         8,490.939       650.409        486.764         351.586        606.234

Units purchased                         1,779.331         8,134.455       576.492         561.771        339.863      1,245.722

Units redeemed                          (528.352)        (3,639.824)     (320.621)         (0.243)       (90.676)      (180.376)
                                       -------------    ------------   ---------------  -------------  -------------  ------------

Units outstanding December 31, 2000    3,407.723        12,985.570       906.280          1,048.292       600.773     1,681.580
                                      ============    ============   ===============   =============  ============   ============

================================================================================================================================
==================================================================================================================================
                                               Strong Funds                    Deutsche Asset Management VIT Funds
                                          ----------------------       ------------------------------------------------------
                                                        Mid Cap              EAFE          Equity          Small
                                        Opportunity     Growth              Equity            500            Cap
                                           Fund         Fund                Index          Index           Index
                                            II           II
==========================================================================================================================
Units outstanding, December 31, 1999     790.953         164.682             0.000             0.000           0.000

Units purchased                          654.107         214.463            37.562             66.267          8.017
                                         (29.031)        (18.193)            0.000              0.000          0.000
                                        ------------   -----------          -----------      -----------      ------------

Units outstanding December 31, 2000     1,416.029        360.952            37.562             66.267          8.017
                                        ===========   ============          ===========      ===========      ============
============================================================================================================================

                                                      Invesco Funds Group, Inc.
                                      ------------------------------------------

                                                Equity             Total            High
                                                Income             Return          Yield
                                                 Fund              Fund             Fund
===================================================================================================================================
Units outstanding, December 31, 1999          1,667.041            1,936.199          113.564

Units purchased                               1,458.126            1,888.617            7.698

Units redeemed                                 (446.857)            (367.388)           0.000
                                               ----------       ------------      -------------

Units outstanding December 31, 2000           2,678.310           3,457.428           121.262
                                            =============      =============     ==============


===================================================================================================================================


                                                             The Universal Institutional Funds, Inc.
                                              -------------------------------------------------------------------------------------
                                                                                                         Emerging
                                                 Mid Cap                     Fixed        U.S.            Markets
                                                 Value         Value        Income       Real Estate      Equity
                                               Portfolio     Portfolio     Portfolio     Portfolio       Portfolio
===================================================================================================================================
Units outstanding, December 31, 1999            827.448          703.796       1,472.104    733.827         128.179

Units purchased                                 328.590          529.596         775.031    749.689         267.316

Units redeemed                                 (505.260)           0.000      (1,066.900)  (331.546)          0.000
                                                 ----------   ------------   -----------   -----------   -----------

Units outstanding December 31, 2000             650.778          1,233.392     1,180.235   1,151.970       395.495
                                                ===========    ============    =========    ============   ===========
===================================================================================================================================

                                               PBHG Insurance Series Fund, Inc.           Timothy Partners
                                         ---------------------------------------------    -----------------
                                                                         Technology
                                                         Large Cap           and              The Timothy
                                          Growth II       Growth        Communications      Plan Variable
                                          Portfolio      Portfolio       Portfolio              Series
======================================================================================   ===================
Units outstanding, December 31, 1999     139.873          549.785           904.009          374.501

Units purchased                          162.959          226.859        1,409.751          365.905

Units redeemed                            (9.530)         (20.439)            0.000          (63.557)
                                          ----------     ------------   -----------          ----------

Units outstanding December 31, 2000      293.302          756.205         2,313.760          676.849
                                         ===========     ============   ============         ===========
=======================================================================================================


The accompanying notes are an integral  part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                          YEAR ENDED DECEMBER 31, 2000

                               0.95% Series Contracts

===================================================================================================================================


                                                                            Janus Aspen Series
                                       -------------------------------------------------------------------------------------------
                                        Aggressive     Worldwide                                    International      Capital
                                         Growth        Growth         Blanaced        Growth           Growth       Appreciation
                                        Portfolio      Portfolio      Portfolio      Portfolio       Portfolio         Portfolio
==================================================================================================================================
Units outstanding, December 31, 1999       159.044        151.550        111.555       109.122            0.000          170.622
Units purchased                          2,442.955      3,333.727      1,395.416       160.765          245.673        1,788.042

Units redeemed                          (1,358.572)        (0.623)       (69.140)       (0.065)           0.000           (1.660)
                                       ----------        ----------      -------       ----------       ----------      -----------

Units outstanding December 31, 2000      1,243.427       3,484.654     1,437.831       269.822          245.673         1,957.004
==================================================================================================================================


                                                            Dreyfus Variable Investment Fund                  Dreyfus Funds
                                          ---------------------------------------------------------------------------------------
                                                                          Growth                         Socially
                                          Capital        Money             and           Small         Responsible       Stock
                                       Appreciation     Market           Income           Cap             Growth         Index
                                        Portfolio      Portfolio       Portfolio        Portfolio        Fund, Inc.       Fund
===============================================================================================================================

Units outstanding, December 31, 1999    154.147              0.000          0.000          199.908         0.000          222.802

Units purchased                           4.258        460,527.145        146.197          177.053        30.314        3,623.279

Units redeemed                           (3.189)      (179,682.498)        (0.258)          (1.802)       (0.458)          (1.516)
                                       -------------    ------------   ---------------  -------------  -------------  -------------

Units outstanding December 31, 2000     155.216        280,844.647        145.939          375.159        29.856        3,844.565
                                       ============    ============   ===============   =============  ============   ============


==============================================================================================================================
===========================================================================================================================
                                               Strong Funds                     Deutsche Asset Managment VIT Funds
                                          ----------------------        -------------------------------------------------------
                                                        Mid Cap               EAFE          Equity          Small
                                         Opportunity     Growth              Equity            500            Cap
                                           Fund         Fund                 Index          Index           Index
                                            II           II
==========================================================================================================================
Units outstanding, December 31, 1999      0.000            0.000                0.000           131.993           0.000

Units purchased                          10.170          897.288            1,818.364            58.599          321.364

Units redeemed                           (0.234)          (0.300)              (0.024)            0.000         (225.592)
                                        ------------    -----------          -----------      -----------      ------------

Units outstanding December 31, 2000       9.936          896.988            1,818.340           190.592           95.772
                                        ===========     ============         ===========      ===========      ============
============================================================================================================================
                                                        INVESCO Funds Group, Inc.

                                              ------------------------------------------
                                                Equity           Total            High
                                                Income           Return           Yield
                                                Fund              Fund            Fund
====================================================================================================================================
Units outstanding, December 31, 1999             0.000             0.000              0.000

Units purchased                                109.951            97.764            134.192

Units redeemed                                  (0.025)            0.000              0.000
                                               ----------       ------------      -------------

Units outstanding December 31, 2000            109.926            97.764            134.192
                                            =============      =============     ==============


====================================================================================================================================


                                                             The Universal InsititutionalFunds, Inc.
                                              --------------------------------------------------------------------------------------
                                                                                                         Emerging
                                                  Mid-Cap                    Fixed          U.S.         Markets
                                                  Value            Value    Income       Real Estate      Equity
                                                 Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
====================================================================================================================================
Units outstanding, December 31, 1999                0.000         0.000        0.000           0.000         0.000

Units purchased                                    46.034       285.490      134.867           1.523       292.469

Units redeemed                                      0.000         0.000        0.000           0.000      (237.755)
                                                 ----------   ------------   -----------   -----------   -----------

Units outstanding December 31, 2000                46.034       285.490      134.867           1.523        54.714
                                                ===========   ============   ============  ============   ===========
====================================================================================================================================

                                               PBHG Insurance Series Fund, Inc.           Timothy Partners
                                         ---------------------------------------------    -----------------
                                                                         Technology
                                                         Large Cap           and              The Timothy
                                          Growth II       Growth        Communications      Plan Variable
                                          Portfolio      Portfolio       Portfolio         Series
======================================================================================   ===================
Units outstanding, December 31, 1999         0.000           0.000           274.877          0.000

Units purchased                          1,796.218          156.143        2,553.562          0.000

Units redeemed                          (1,644.103)          (0.089)      (1,178.494)         0.000
                                          ----------     ------------   -----------          ----------

Units outstanding December 31, 2000        152.115          156.054        1,649.945          0.000
                                         ===========     ============   ============         ===========
=======================================================================================================


The accompanying notes are an integral  part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                          YEAR ENDED DECEMBER 31, 2000


                                0.90% Series Contracts

==================================================================================================================================

                                                                            Janus Aspen Series
                                         -----------------------------------------------------------------------------------------
                                          Aggressive     Worldwide                                     International     Capital
                                           Growth        Growth         Balanced        Growth           Growth        Appreciation
                                          Portfolio      Portfolio      Portfolio      Portfolio       Portfolio         Portfolio


===================================================================================================================================
Units outstanding, December 31, 1999         0.000             0.000          0.000          0.000           0.000           0.000

Units purchased                          4,542.613        28,478.607      56,789.717      3,284.644        726.160       12,973.095

Units redeemed                               0.000             0.000        (65.841)       0.000             0.000            0.000
                                         ----------       ----------        -------       ----------       ----------   -----------

Units outstanding December 31, 2000      4,542.613        28,478.607      56,723.876      3,284.644         726.160     12,973.095
                                         =========        ==========      =========      ===========       ==========   ===========
==================================================================================================================================


                                                            Dreyfus Variable Investment Fund                  Dreyfus Funds
                                          ---------------------------------------------------------------------------------------
                                                                        Growth                            Socially
                                          Capital        Money            and           Small           Responsible      Stock
                                       Appreciation     Market          Income           Cap               Index
                                        Portfolio      Portfolio       Portfolio        Portfolio        Fund, Inc.       Fund
=================================================================================================================================

Units outstanding, December 31, 1999        0.000             0.000             0.000         0.000         0.000          0.000

Units purchased                         1,530.813     3,102,756.573           357.046     3,728.565     2,425.600     55,213.541

Units redeemed                              0.000    (2,839,384.629)            0.000         0.000         0.000        (74,155)
                                       -------------    ------------   ---------------  -------------  -------------  ------------

Units outstanding December 31, 2000     1,530.813       263,371.944           357.046     3,728.565      2,425.600     55,139.386

                                       ============    ============   ===============   =============  ============   ===========
=================================================================================================================================


==================================================================================================================================
                                               Strong Funds                Deutsche Asset Management VIT Funds
                                          ----------------------        -------------------------------------------------------
                                                       Mid Cap            EAFE          Equity          Small
                                          Opportunity   Growth           Equity            500            Cap
                                           Fund         Fund             Index          Index           Index
                                            II           II
==========================================================================================================================
Units outstanding, December 31, 1999          0.000          0.000           0.000            0.000             0.000

Units purchased                          11,913.230     10,488.393         293.484        1,265.072           415.577

Units redeemed                                0.000          0.000           0.000            0.000          (115.311)
                                        ------------   -----------      -----------      -----------      ------------

Units outstanding December 31, 2000    11,913.230      10,488.393         293.484         1,265.072         300.266
                                        ===========   ============      ===========      ===========      ============
============================================================================================================================

                                                 INVESCO Funds Group, Inc.
                                               ---------------------------------
                                               Equity            Total            High
                                               Income           Return            Yield
                                               Fund              Fund             Fund
===============================================================================================================================
Units outstanding, December 31, 1999              0.000              0.000              0.000

Units purchased                                 703.652              0.000          2,492.992

Units redeemed                                    0.000              0.000              0.000
                                               ----------       ------------      -------------

Units outstanding December 31, 2000             703.652              0.000          2,492.992
                                            =============      =============     ==============


====================================================================================================================================


                                                             The Universal Insitutional Funds, Inc.
                                              --------------------------------------------------------------------------------------

                                                  Mid Cap                    Fixed         U.S.
                                                   Value       Value         Income      Real Estate      Value
                                                 Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
====================================================================================================================================
Units outstanding, December 31, 1999                0.000          0.000        0.000         0.000          0.000

Units purchased                                 2,101.299      3,062.755        0.000         0.000        393.446

Units redeemed                                      0.000          0.000        0.000         0.000          0.000
                                                 ----------   ------------   -----------   -----------   -----------

Units outstanding December 31, 2000             2,101.299      3,062.755        0.000         0.000        393.446
                                                ===========  ============   ============  ============   ===========
====================================================================================================================================

                                               PBHG Insurance Series Fund, Inc.           Timothy Partners
                                         ---------------------------------------------    -----------------
                                                                         Technology
                                                         Large Cap           and              The Timothy
                                          Growth II       Growth        Communications      Plan Variable
                                          Portfolio      Portfolio       Portfolio         Series
======================================================================================   ===================
Units outstanding, December 31, 1999        0.000            0.000          0.000             0.000

Units purchased                            640.236          776.948      6,308.207             0.000

Units redeemed                               0.000            0.000          0.000             0.000
                                          ----------     ------------   -----------          ----------

Units outstanding December 31, 2000        640.236          776.948      6,308.207             0.000
                                         ===========     ============   ============         ===========
=======================================================================================================


The accompanying notes are an integral  part of these financial statements.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

(1)  GENERAL

     Annuity Investors Variable Account B (the "Account") is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The Account was established on December 19, 1996 and commenced operations on July 15, 1997 as a segregated investment account for individual and group variable annuity contracts which are registered under the Securities Act of 1933. The operations of the Account are included in the operations of Annuity Investors Life Insurance Company (the "Company") pursuant to the provisions of the Ohio Insurance Code. The Company is an indirect wholly owned subsidiary of Great American Financial Resources, Inc., ("GAFRI"), a publicly traded insurance holding company listed on the New York Stock Exchange. The Company is licensed in 48 states.

     Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distinguished from the Company's other assets and liabilities. The portion of the Account's assets applicable to the variable annuity contracts is not chargeable with liabilities arising out of any other business the Company may conduct.

         At December 31, 2000, the following investment options were available:

                  Janus Aspen Series:
o        Aggressive Growth Portfolio
o        Worldwide Growth Portfolio
o        Balanced Portfolio
o        Growth Portfolio
o        International Growth Portfolio
o        Capital Appreciation Portfolio
                  The Dreyfus Variable Investment Fund:
o        Appreciation Portfolio
o        Money Market Portfolio
o        Growth and Income Portfolio
o        Small Cap Portfolio
                  Dreyfus Funds:
o        The Socially Responsible Growth Fund, Inc.
o        Stock Index Fund
                  Strong Funds:
o        Opportunity Fund II, Inc.
o        Mid Cap Growth Fund II
                  Deutsche Asset Management VIT Funds:
o        EAFE Equity Index
o        Equity 500 Index
o        Small Cap Index
                  INVESCO Variable Investment Funds, Inc.:
o        Equity Income Fund
o        Total Return Fund
o        High Yield Fund
                  The Universal Institutional Funds, Inc.:
o        Mid Cap Value Portfolio
o        Value Portfolio
o        Fixed Income Portfolio
o        U.S. Real Estate Portfolio
o        Emerging Markets Equity Portfolio

                      ANNUITY INVESTORS VARIABLE ACCOUNT B
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2000

                  PBHG Insurance Series Fund, Inc.:
o        Growth II Portfolio
o        Large Cap Growth Portfolio
o        Technology & Communications Portfolio

                  Timothy Partners, Ltd.:
o        The Timothy Plan Small-Cap Variable Series

     In  2000,  The  Dreyfus  Variable  Investment  Fund  Capital   Appreciation
     Portfolio changed its name to The Dreyfus Variable Investment Fund Appreciation Portfolio. Also during 2000, The BT Insurance Fund Trust became Deutsche Asset Management VIT Funds, and The Morgan Stanley Dean Witter Universal Funds, Inc. became The Universal Institutional Funds, Inc. No variable sub-accounts were added or deleted from the account in 2000.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

     Investments

     Investments are valued using the net asset value of the respective portfolios which value their investment securities at fair value at the end of each business day of the New York Stock Exchange, with the exception of business holidays. Investment transactions are accounted for on the trade date (the date the order to buy or sell is executed). Income for dividends is recorded on the ex-distribution date. The cost of investments sold is determined on a first-in, first-out basis. The Account does not hold any investments which are restricted as to resale.

     Net investment income (loss), net realized gain (loss) and unrealized appreciation (depreciation) on investments are allocated to the contracts on each valuation date based on each contract's pro rata share of the assets of the Account as of the beginning of the valuation date.

     Federal Income Taxes

     No provision for federal income taxes has been made in the accompanying financial statements because the operations of the Account are included in the total operations of the Company, which is treated as a life insurance company for federal income tax purposes under Subchapter L of the Internal Revenue Code. Net investment income (loss) and realized gains (losses) will be retained in the Account and will not be taxable until received by the contract owner or beneficiary in the form of annuity payments or other distributions.

     Net Assets Attributable to Variable Annuity Contract Holders

     The variable annuity contract reserves are comprised of net contract purchase payments less redemptions and benefits. These reserves are adjusted daily for the net investment income (loss), net realized gain
     (loss) and unrealized appreciation (depreciation) on investments.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2000


(3)      PURCHASES AND SALES OF INVESTMENTS IN PORTFOLIO SHARES

The aggregate cost of purchases and proceeds from sales of investments in all portfolio shares for the year ended December 31, 2000 is as follows:

                                                                                              2000

                                                                                                    Proceeds
                                                                              Cost of                 from
                                                                              Purchases                Sales

         Janus Aspen Series:
              Aggressive Growth Portfolio                                  $  26,515,961        $    2,662,426
              Worldwide Growth Portfolio                                      36,166,623            11,698,435
              Balanced Portfolio                                              34,995,898             1,411,044
              Growth Portfolio                                                24,577,045               302,187
              International Growth Portfolio                                  35,506,438            25,305,497
              Capital Appreciation Portfolio                                  14,282,242             2,096,381
         Dreyfus Variable Investment Fund:
              Appreciation Portfolio                                           2,953,609             1,007,322
              Money Market Portfolio                                          53,486,546            47,067,036
              Growth and Income Portfolio                                      3,843,048               549,138
              Small Cap Portfolio                                              6,089,153               532,598
         Dreyfus Funds:
              The Socially Responsible Growth Fund, Inc.                       8,573,581               511,054
              Stock Index Fund                                                28,560,247             4,619,420
         Strong Funds:
              Mid Cap Growth Fund II                                           9,884,453               305,387
              Opportunity Fund II, Inc.                                        4,019,223               222,240
         Deutsche Asset Management VIT Funds:
              EAFE Equity Index                                                  858,977                80,136
              Equity 500 Index                                                 1,897,570               195,418
              Small Cap Index                                                  1,033,226               213,791
         INVESCO Variable Investment Funds, Inc.:
              Equity Income Fund                                               8,313,791             1,119,723
              Total Return Fund                                                1,347,036               779,704
              High Yield Fund                                                  2,668,134               620,135
         The Universal Institutional Funds, Inc.:
              Mid Cap Value Portfolio                                          2,291,875               662,363
              Value Portfolio                                                    814,548               219,807
              Fixed Income Portfolio                                           2,663,561             1,296,931
              U.S. Real Estate Portfolio                                       1,002,413               308,019
              Emerging Markets Equity Portfolio                                1,675,355               249,903
         PBHG Insurance Series Fund, Inc.:
              Growth II Portfolio                                              7,889,038             1,213,863
              Large Cap Growth Portfolio                                       9,501,766             1,097,879
              Technology & Communications Portfolio                           37,673,855             3,918,474
         The Timothy Plan Variable Series:
              The Timothy Plan Small-Cap Variable Series                       2,668,235               271,453
                    Total                                                   $371,753,447          $110,537,764

                      ANNUITY INVESTORS VARIABLE ACCOUNT B
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2000


(4) DEDUCTIONS AND EXPENSES Although periodic annuitization payments to contract owners vary according to the investment performance of the sub-accounts, such payments are not affected by mortality or expense experience because the Company assumes the mortality and expense risks under the contracts. The mortality risk assumed by the Company results from the life annuity payment option in the contracts, in which the Company agrees to make annuity payments regardless of how long a particular annuitant or other payee lives. The annuity payments are determined in accordance with annuity purchase rate provisions established at the time the contracts are issued. Based on the actuarial determination of expected mortality, the Company is required to fund any deficiency in the annuity payment reserves from its general account assets. The expense risk assumed by the Company is the risk that the deductions for sales and administrative expenses may prove insufficient to cover the actual sales and administrative expenses. In connection with certain contracts in which the Company incurs reduced sales and servicing expenses, such as contracts offered to active employees of the Company or any of its subsidiaries and/or affiliates, the Company may offer enhanced contracts. Under each contract, the Company deducts a fee from the Account each day for assuming the mortality and expense risks. These fees are equal on an annual basis to a percentage of the daily value of the total investments of the Account. The following schedule lists aggregate fees deducted by contract type for the year ended December 31, 2000:

           1.40% Series Contracts        $4,004,295
           1.10% Series Contracts             6,109
           0.95% Series Contracts             5,997
           0.90% Series Contracts            12,348
                                         $4,028,749

     Pursuant to an administrative agreement between GAFRI and the Company, GAFRI subsidiaries provide sales and administrative services to the Company and the Account. The Company may deduct a percentage of purchase payments surrendered to cover sales expenses. The percentage decreases to 0% from a maximum of 8.0% depending on the product and based upon the number of years the purchase payment has been held. In addition, the Company may deduct units from contracts annually and upon full surrender to cover an administrative fee ranging from $30 to $40 per contract. These expenses totaled $296,834 for the year ended December 31, 2000.

(5) OTHER TRANSACTIONS WITH AFFILIATES Great American Advisors, Inc., an affiliate of the Company, is the principal underwriter and performs all variable annuity sales functions on behalf of the Company.









                      ANNUITY INVESTORS VARIABLE ACCOUNT B
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2000

(6) NET ASSETS The following is a reconciliation of net assets at December 31, 2000:


    Proceeds from the sales of units since organization,
       less cost of units redeemed                             $384,860,120
    Undistributed net investment income                          23,748,431

                             ANNUITY INVESTORS LIFE

                               INSURANCE COMPANY


                      Statutory-Basis Financial Statements
                        and Other Financial Information

                     Years ended December 31, 2000 and 1999
                      With Report of Independent Auditors

                                    Contents
                                                                   Page

Report of Independent Auditors.......................................1

Audited Statutory-Basis Financial Statements

Balance Sheets - Statutory-Basis.....................................2
Statements of Operations - Statutory-Basis...........................3
Statements of Changes in Capital and Surplus - Statutory-Basis.......4
Statements of Cash Flows - Statutory-Basis...........................5
Notes to Statutory-Basis Financial Statements........................6

Other Financial Information

Report of Independent Auditors on Other Financial Information.......12

                         Report of Independent Auditors


Board of Directors
Annuity Investors Life Insurance Company


We have audited the accompanying statutory-basis balance sheets of Annuity Investors Life Insurance Company (the "Company") as of December 31, 2000 and 1999, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Notes B and I to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the Ohio Insurance Department, which practices differ from generally accepted accounting principles. The variances between such practices and generally accepted accounting principles and the effects on the accompanying financial statements are described in Notes B and I.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of Annuity Investors Life Insurance Company at December 31, 2000 and 1999, or the results of its operations or its cash flows for the years then ended.

Also, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Annuity Investors Life Insurance Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting practices prescribed or permitted by the Ohio Insurance Department.



                                          /s/Earnst & Young LLP
February 9, 2001



                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                                 BALANCE SHEETS
                                 STATUTORY-BASIS


                              December 31

                                                                                             2000                       1999

         ADMITTED ASSETS
     Cash and investments
         Fixed maturities - at amortized cost
              (market value - $247,954,102 and $182,867,342)                             $250,317,983               $193,743,079
         Policy loans                                                                       5,707,485                  3,047,433
         Short-term investments                                                             5,834,852                 10,926,798
         Cash                                                                                 2,431,227                3,899,250

         Total cash and investments                                                       264,291,547                211,616,560

     Investment income due and accrued                                                      3,853,375                  2,755,329
     Receivable from parent and affiliates                                                    188,912                    164,369
     Reinsurance ceded receivable                                                                 240                     29,185
     Other admitted assets                                                                    788,477                    350,792

         Total General Account admitted assets                                            269,122,551                214,916,235
     Separate Account assets                                                              533,654,802                354,371,093

         Total admitted assets                                                           $802,777,353               $569,287,328


     LIABILITIES, CAPITAL AND SURPLUS
     Annuity reserves                                                                    $257,283,804               $193,500,443
     Policy and contract claims                                                             1,727,978                  1,113,896
     Commissions due and accrued                                                              274,458                    438,742
     General expenses due and accrued                                                       1,218,911                    386,507
     Transfers to Separate Accounts due and accrued (contingent deferred sales charges)   (22,411,583)               (14,823,799)
     Taxes, licenses and fees due and accrued                                                  54,787                     19,861
     Asset valuation reserve                                                                1,159,508                    736,841
     Reinsurance ceded payable                                                                      -                     58,000
     Payable to parent and affiliates                                                       2,704,402                    486,582
     Remittances and items not allocated                                                    4,002,971                  5,862,365
     Other liabilities                                                                         18,849                     21,380

         Total General Account liabilities                                                246,034,085                187,800,818
     Separate Account liabilities                                                         533,654,802                354,371,093

         Total liabilities                                                                779,688,887                542,171,911

     Common stock, par value- $125 per share:
         - 25,000 shares authorized
         - 20,000 shares issued and outstanding                                             2,500,000                  2,500,000
     Gross paid-in and contributed surplus                                                 44,550,000                 34,550,000
     Unassigned deficit                                                                   (23,961,534)                (9,934,583)

         Total capital and surplus                                                         23,088,466                 27,115,417

         Total liabilities, capital and surplus                                          $802,777,353               $569,287,328


                See notes to statutory-basis financial statements

                                                              2

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                                 BALANCE SHEETS
                                 STATUTORY-BASIS




                                                                                                          December 31
                                                                                             2000                       1999


ADMITTED ASSETS
     Cash and investments
         Fixed maturities - at amortized cost
              (market value - $247,954,102 and $182,867,342)                             $250,317,983               $193,743,079
         Policy loans                                                                       5,707,485                  3,047,433
         Short-term investments                                                             5,834,852                 10,926,798
         Cash                                                                                 2,431,227                3,899,250

         Total cash and investments                                                       264,291,547                211,616,560

     Investment income due and accrued                                                      3,853,375                  2,755,329
     Receivable from parent and affiliates                                                    188,912                    164,369
     Reinsurance ceded receivable                                                                 240                     29,185
     Other admitted assets                                                                    788,477                    350,792

         Total General Account admitted assets                                            269,122,551                214,916,235
     Separate Account assets                                                              533,654,802                354,371,093

         Total admitted assets                                                           $802,777,353               $569,287,328

     LIABILITIES, CAPITAL AND SURPLUS
     Annuity reserves                                                                    $257,283,804               $193,500,443
     Policy and contract claims                                                             1,727,978                  1,113,896
     Commissions due and accrued                                                              274,458                    438,742
     General expenses due and accrued                                                       1,218,911                    386,507
     Transfers to Separate Accounts due and accrued (contingent deferred sales charges)   (22,411,583)               (14,823,799)
     Taxes, licenses and fees due and accrued                                                  54,787                     19,861
     Asset valuation reserve                                                                1,159,508                    736,841
     Reinsurance ceded payable                                                                      -                     58,000
     Payable to parent and affiliates                                                       2,704,402                    486,582
     Remittances and items not allocated                                                    4,002,971                  5,862,365
     Other liabilities                                                                          18,849                     21,380

         Total General Account liabilities                                                246,034,085                187,800,818
     Separate Account liabilities                                                         533,654,802                354,371,093

         Total liabilities                                                                779,688,887                542,171,911

     Common stock, par value- $125 per share:
         - 25,000 shares authorized
         - 20,000 shares issued and outstanding                                             2,500,000                  2,500,000
     Gross paid-in and contributed surplus                                                 44,550,000                 34,550,000
     Unassigned deficit                                                                   (23,961,534)                (9,934,583)

         Total capital and surplus                                                         23,088,466                 27,115,417

         Total liabilities, capital and surplus                                          $802,777,353               $569,287,328

                See notes to statutory-basis financial statements

                                                              2

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                                 STATUTORY-BASIS



                                                                                                    Year ended December 31

                                                                                                   2000                1999



     Revenues
         Premiums and annuity considerations                                                 $  61,641,755         $  59,560,346
         Deposit-type funds                                                                    320,689,333           204,983,631
         Net investment income                                                                  15,697,754            10,592,696
         Amortization of interest maintenance reserve                                              (66,220)              (23,774)
         Commission and expense allowance on reinsurance ceded                                       8,020                11,920
         Contract charges - Separate Accounts                                                    6,191,432             2,975,960
         Other income                                                                              981,339               624,366

                Total revenue                                                                  405,143,413           278,725,145

     Benefits and expenses
         Increase in aggregate reserves                                                         63,783,360            86,869,589
         Increase (decrease) in policy and contract claim reserves                                 614,082               (76,295)
         Policyholders' benefits                                                                55,315,279            25,208,176
         Commissions                                                                            22,860,130            17,014,820
         General insurance expenses                                                             12,125,366             8,852,677
         Taxes, licenses and fees                                                                  623,885               489,962
         Net transfers to Separate Accounts                                                    263,493,329           144,083,078

                Total benefits and expenses                                                    418,815,431           282,442,007

     Loss from operations before federal income taxes                                          (13,672,018)           (3,716,862)

     Benefit for federal income taxes                                                                   -           -

     Loss from operations after federal income taxes before net realized capital losses        (13,672,018)           (3,716,862)

     Net realized capital losses:
     Net realized capital losses before federal income taxes and transfer to IMR
     (5,508) (412,324) Capital loss tax benefit - - Interest maintenance reserve transfer (net of tax) 3,581 268,011
                Net realized capital losses after transfer to IMR                                   (1,927)             (144,313)

     Net loss                                                                                $(13,673,945)$(3,861,175)




                      See notes to statutory-basis financial statements

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                  STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS
                                 STATUTORY-BASIS



                                                                                                   Year ended December 31


                                                                                                  2000                   1999
     Common stock
         Balance at beginning and end of year                                                $   2,500,000         $   2,500,000


                                                                                             Gross paid-in and contributed
surplus
         Balance at beginning of year                                                        $  34,550,000         $  24,550,000
         Surplus contribution by parent                                                         10,000,000            10,000,000

                Balance at end of year                                                       $  44,550,000         $  34,550,000


                                                                                             Unassigned deficit
         Balance at beginning of year                                                        $  (9,934,583)        $  (5,701,453)
         Net loss                                                                              (13,673,945)           (3,861,175)
         Decrease (increase) in non-admitted assets                                                 69,662               (39,698)
         Increase in asset valuation reserve                                                      (422,668)             (366,142)
         Adjustment for prior year taxes                                                                 -                33,885

                Balance at end of year                                                       $ (23,961,534)        $  (9,934,583)


     Total capital and surplus                                                               $  23,088,466         $  27,115,417



                See notes to statutory-basis financial statements

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                                 STATUTORY-BASIS


                                                                                                    Year ended December 31


                                                                                                   2000                  1999
     Operations:
         Premiums and annuity considerations                                                 $  61,641,755         $  59,560,346
         Deposit-type funds                                                                    320,689,333           204,983,631
         Net investment income                                                                  14,395,081             9,706,002
         Net increase in policy loans                                                           (2,660,052)           (1,754,181)
         Policyholder benefits paid                                                            (55,291,049)          (25,232,406)
         Commissions, expenses and other taxes paid                                            (34,904,925)          (26,183,048)
         Net transfers to Separate Accounts                                                   (271,081,245)         (152,437,714)
         Contract charges - Separate Accounts                                                    6,191,564             2,975,960
         Other cash provided (used)                                                                824,025             5,414,876

                Net cash provided by operations                                                 39,804,487            77,033,466

     Investing activities:
         Sale, maturity or repayment of fixed maturities                                        27,164,655            17,388,402
         Purchase of fixed maturities                                                          (83,529,111)         (107,480,516)
         Cash used from receivable/payable for securities                                                -            (2,005,397)

                Net cash used in investment activities                                         (56,364,456)          (92,097,511)

     Financing activities:
         Surplus paid in                                                                        10,000,000         10,000,000

                Net cash provided by financing activities                                       10,000,000         10,000,000


     Net decrease in cash and short-term investments                                            (6,559,969)           (5,064,045)

     Cash and short-term investments at beginning of year                                       14,826,048            19,890,093

     Cash and short-term investments at end of year                                          $   8,266,079         $  14,826,048




                     See notes to statutory-basis financial
                                   statements

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                  NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

A.  GENERAL

Annuity Investors Life Insurance Company ("AILIC" or "the Company"), a stock life insurance company domiciled in the State of Ohio, is an indirectly owned subsidiary of Great American Financial Resources, Inc. ("GAFRI"), a publicly traded financial services holding company of which American Financial Group, Inc. ("AFG") owned 83% as of December 31, 2000.

AILIC's products are variable and fixed annuities. The variable annuities are reported as deposit-type funds and are marketed to hospitals, educational institutions and other qualified and non-qualified markets. During 1997, AILIC also began writing individual fixed annuity products produced by one large agency, primarily in the western part of the United States. In 2000 and 1999, the individual fixed annuity products represented approximately 16% and 23%, respectively, of total production.

B.  ACCOUNTING POLICIES

BASIS OF PRESENTATION The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC") and the Ohio Insurance
Department, which vary in some respects from generally accepted accounting principles ("GAAP"). The more significant of these differences are as follows:

(a) annuity receipts and deposit-type funds are accounted for as revenues versus liabilities;
(b) costs incurred in the acquisition of new business such as commissions, underwriting and policy issuance costs are expensed at the time incurred versus being capitalized;
(c) reserves established for annuity reserves are calculated using more conservative assumptions for mortality and interest rates than would be used under GAAP;
(d) an Interest Maintenance Reserve ("IMR") is provided whereby portions of realized gains and losses from fixed income investments are deferred and amortized into investment income as prescribed by the NAIC;
(e) investments in fixed maturity securities considered "available for sale" (as defined by GAAP) are generally recorded at amortized cost versus market;
(f) an Asset Valuation Reserve ("AVR") is provided which reclassifies a portion of surplus to liabilities; and
(g) the cost of certain assets designated as "non-admitted assets" (principally advance commissions paid to agents) is charged against surplus.

Preparation of the financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

Certain reclassifications have been made to the prior year financial statements to conform with current year presentation.

INVESTMENTS Asset values are generally stated as follows: Bonds not backed by other loans, where permitted, are carried at amortized cost using the interest method; loan-backed bonds and structured securities, where permitted, are carried at amortized cost using the interest method; short-term investments are carried at cost; and policy loans are carried at the aggregate unpaid balance.

The Company uses dealer modeled prepayment assumptions to determine effective yields for loan-backed bonds and structured securities. These assumptions are consistent with the current interest rate and economic environment. Significant changes in estimated cash flows from the original purchase assumptions are accounted for on a prospective basis.

As prescribed by the NAIC, the market value for investments in bonds is determined by the values included in the Valuations of Securities manual published by the NAIC's Securities Valuation Office. Those values generally represent quoted market value prices for securities traded in the public marketplace or analytically determined values by the Securities Valuation Office.

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
            NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

INVESTMENTS (continued)

Short-term  investments having original  maturities of three months or less when
purchased  are   considered  to  be  cash   equivalents   for  purposes  of  the
statutory-basis financial statements.

The carrying values of cash and short-term investments approximate their fair values. Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis.

The IMR applies to interest-related realized capital gains and losses (net of tax) and is intended to defer realized gains and losses resulting from changes in the general level of interest rates. The IMR is amortized into investment income over the approximate remaining life of the investments sold. AILIC has an IMR asset which is non-admitted and charged against surplus.

The AVR provides for possible credit-related losses on securities and is calculated according to a specified formula as prescribed by the NAIC for the purpose of stabilizing surplus against fluctuations in the market value of investment securities. Changes in the required reserve balances are made by direct credits or charges to surplus.

PREMIUMS Annuity premiums and deposit-type funds are recognized as revenue when received.

SEPARATE ACCOUNTS Separate account assets and liabilities reported in the accompanying statutory-basis balance sheets represent funds that are separately administered, principally for annuity contracts, and for which the contractholder, rather than AILIC, bears the investment risk. Assets of the separate accounts are not chargeable with liabilities incurred in any other business operation of AILIC. Separate account assets are reported at market value. The operations of the separate accounts are not included in the accompanying statutory-basis financial statements. Fees charged on separate account policyholder deposits are included in other income.

ANNUITY RESERVES Annuity reserves and the related Commissioner's Annuity Reserve Valuation Method adjustment that reflects contingent deferred sales charges on the fixed and variable options are developed by actuarial methods and are determined based on published tables using statutory specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum amounts required by law.

The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be no more than the policyholders' cash surrender amount. The aggregate fair value of all reserve liabilities was approximately $257.3 million and $193.5 million at December 31, 2000 and 1999, respectively.

REINSURANCE Reinsurance premiums, benefits and expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. AILIC remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

FEDERAL INCOME TAXES American Financial Corporation ("AFC") files consolidated federal income tax returns which include AILIC. The provision for income taxes has been computed as if AILIC had filed tax returns on a separate company basis. In accordance with terms of GAFRI's indentures, GAFRI receives AILIC's tax allocation payments and any amounts owed to AFC are paid by GAFRI.

BENEFIT PLAN All employees meeting minimum requirements are eligible to participate in an Employee Stock Ownership Retirement Plan ("ESORP") established by GAFRI. The ESORP is a noncontributory, trusteed plan which invests primarily in securities of GAFRI for the benefit of the employees of GAFRI and its subsidiaries. Contributions are discretionary by the Board of Directors of GAFRI and are charged against earnings in the year for which they are declared. Qualified employees having vested rights are entitled to benefit payments at age 60.

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
            NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

C.   INVESTMENTS

     Fixed maturity investments at December 31 consisted of the following:


                                                                                                 2000
                                                                  Carrying             Market          Gross Unrealized

                                                                     Value              Value           Gains           Losses

     U.S. Government and government
         agencies and authorities                               $  25,516,076      $ 26,122,722      $   809,127    $    202,481
     Public utilities                                              16,977,114        17,123,388          366,227         219,953
     Mortgage-backed securities                                    91,423,474        90,598,539        1,485,227       2,310,162
     All other corporate                                          116,401,319       114,109,453        1,664,145       3,956,011

         Total fixed maturity investments                        $250,317,983      $247,954,102       $4,324,726     $ 6,688,607


                                                                                                    1999
                                                                   Carrying            Market                Gross Unrealized
                                                                    Value               Value            Gains
Losses
     U.S. Government and government
         agencies and authorities                               $  23,638,025     $  22,894,844        $  13,899    $    757,080
     Public Utilities                                               7,860,872         7,467,832                -         393,040
     Mortgage-backed securities                                    84,039,756        78,987,840           22,523       5,074,439
     All other corporate                                           78,204,426        73,516,826          112,294       4,799,894

         Total fixed maturity investments                        $193,743,079      $182,867,342         $148,716     $11,024,453


The table below sets forth the scheduled  maturities  of AILIC's fixed  maturity investments as of December 31, 2000:
                                                                                                Carrying              Market
                                                                                                   Value              Value

Bonds by maturity:
     Due within 1 year or less                                                              $    1,699,041         $   1,727,834
     Over 1 year through 5 years                                                                37,795,749            37,579,212
     Over 5 years through 10 years                                                             136,484,972           134,951,229
     Over 10 years through 20 years                                                             49,129,139            48,738,978
     Over 20 years                                                                              25,209,082            24,956,849

                Total bonds by maturity                                                       $250,317,983          $247,954,102


The expected  maturities in the foregoing  table may differ from the contractual
maturities   because  certain  borrowers  have  the  right  to  call  or  prepay obligations with or without call or prepayment penalties.

Proceeds from sales of fixed maturity investments were $27.2 million in 2000 and $17.4 million in 1999. Gross realized gains of $162,582 and $138,708 and gross realized losses of $168,088 and $551,032 were realized on those sales during 2000 and 1999, respectively.

U.S. Treasury Notes with a carrying value of $6.8 million at December 31, 2000 and 1999 were on deposit as required by the insurance departments of various states.

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
            NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

Net investment income consisted of the following:

                                                                                                   2000                 1999


     Bonds                                                                                     $15,341,377           $10,314,501
     Short-term investments                                                                        390,746               371,460
     Cash on hand and on deposit                                                                     4,865                 5,357
     Policy loans                                                                                  266,665               116,190
     Miscellaneous                                                                                  11,621                16,137

                Gross investment income                                                         16,015,274            10,823,645

     Investment expenses                                                                          (317,520)             (230,949)

                Net investment income                                                          $15,697,754           $10,592,696


D.   FEDERAL INCOME TAXES

AILIC has no federal income taxes available for recoupement in the event of future losses. AILIC has approximately $11.9 million, $3.1 million and $4.6 million in loss carryforwards derived from years ended December 31, 2000, 1999 and 1998, respectively, to offset future years taxable income. These loss carryforwards will expire in the year 2020, 2019 and 2018, respectively. Loss carryforwards derived in 1998 or after, per Internal Revenue Code 172, will expire in 20 years.

E.   RELATED PARTY TRANSACTIONS

On December 31, 1998, for all policies issued by AILIC on or after August 1, 1998, a co-insurance agreement was entered into with Great American Life Insurance Company ("GALIC") to reinsure all of AILIC's equity indexed annuity premiums, benefits and expenses with GALIC. As of December 31, 2000 and 1999, AILIC transferred $0.1 million and $0.1 million, respectively, of premiums to GALIC.

AILIC has an agreement with GAFRI, subject to the direction of the Finance Committee of AILIC, whereby GAFRI, along with services provided by American Money Management, Inc. (an affiliate), provides for management and accounting services related to the investment portfolio. In 2000 and 1999, AILIC paid $282,405 and $146,072 respectively, in management fees.

AILIC has an agreement with Great American Advisors, Inc. ("GAA") a wholly-owned subsidiary of GAFRI, whereby GAA is the principal underwriter and distributor of AILIC's variable contracts. AILIC pays GAA for acting as underwriter under a distribution agreement. In 2000 and 1999, AILIC paid $6.6 million and $5.0 million, respectively, in commissions to GAA.

Certain administrative, management, accounting, actuarial, data processing, collection and investment services are provided under agreements between AILIC and affiliates at charges not unfavorable to AILIC or the insurance affiliates. In 2000 and 1999, AILIC paid $2.9 million and $2.9 million, respectively, for services to affiliates.

F.   DIVIDEND RESTRICTIONS

The amount of dividends which can be paid by AILIC without prior approval of regulatory authorities is subject to restrictions relating to capital and surplus and net income. The maximum amount of dividends payable in 2001 without prior approval is $0.

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
            NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999


G.   ANNUITY RESERVES, EXCLUDING SEPARATE ACCOUNTS

At December 31, 2000, AILIC's annuity reserves that are subject to discretionary withdrawal (with adjustment), subject to discretionary withdrawal (without adjustment), and not subject to discretionary withdrawal are summarized as follows (in millions):

                                                                                                 Amount              Percent


       Subject to discretionary withdrawal (with adjustment):
           With market value adjustment                                                          $     -              -      %
           At book value less current surrender charge of 5% or more                              203.5                  26.5
           At market value                                                                        511.2                  66.5

                  Total with adjustment or at market value                                        714.7                  93.0

       Subject to discretionary withdrawal (without adjustment) at
                  book value with minimal or no charge or adjustment                               34.8                   4.5
       Not subject to discretionary withdrawal                                                     19.7                   2.5

                  Total annuity reserves-before reinsurance                                       769.2                 100.0%

       Less reinsurance ceded                                                                      (0.6)

                  Net annuity reserves                                                           $768.6

       Reconciliation to policy benefit reserves for life policies and contracts:
           Annuity reserves                                                                      $257.3
           Contingent deferred sales charges                                                      (22.4)
           Separate Account Liabilities                                                           533.7
           Net life reserves                                                                           -
           Miscellaneous other reserves                                                                -

           Total policy benefit reserves for life policies and contracts                         $768.6






                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
            NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999


H.       SEPARATE ACCOUNTS

The Company writes individual and group non-guaranteed variable annuities. Net transfers to (from) the Separate Accounts for the years ended December 31, 2000 and 1999 are summarized as follows:

                                                                                             2000                      1999


     Transfers to Separate Accounts - deposit-type funds                                 $250,008,065             $141,316,931
     Transfers to Separate Accounts - withdrawals and other transfers, net                 21,073,180               11,120,629
     Transfers from Separate Accounts - contingent deferred sales charges                  (7,587,916)              (8,354,482)

                  Net transfers to Separate Accounts                                     $263,493,329             $144,083,078


All Separate Account reserves are non-guaranteed and subject to discretionary withdrawal at market value.  Investments in the Separate Accounts at December 31 consisted of the following:

                                                                                              2000
                                                                                  Market       Gross Unrealized
                                                                 Cost             Value
    Gains              Losses

     Separate Account A                                      $168,536,735        $170,416,769      $10,958,237    $  9,078,203
     Separate Account B                                       419,958,992         363,238,033          587,407      57,308,366

         Total Separate Accounts                             $588,495,727        $533,654,802      $11,545,644     $66,386,569


                                                                                              1999
                                                                                   Market                Gross Unrealized
                                                                 Cost               Value
    Gains              Losses

     Separate Account A                                    $  115,472,858      $  164,932,414      $49,962,607     $   503,051
     Separate Account B                                       149,238,107         189,438,679       40,703,435         502,863

         Total Separate Accounts                             $264,710,965        $354,371,093      $90,666,042      $1,005,914





                                                 OTHER FINANCIAL INFORMATION

                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
            NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999


I.   VARIANCES FROM GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the NAIC and the Ohio Insurance Department, which vary in some respects from GAAP. The following table summarizes the differences between net income and surplus as determined in accordance with statutory accounting practices and GAAP for the years ended December 31, 2000 and 1999:


                                                                         Net Income                  Capital and Surplus
                                                                  2000             1999             2000               1999
As reported on a statutory basis                            $ (13,673,945)     $(3,861,175)    $  23,088,466       $27,115,417
     Commissions capitalized to DAC                            22,550,676       17,014,820        22,550,676        17,014,820
     General expenses capitalized to DAC                        5,028,328        7,100,406         5,028,328         7,100,406
     Amortization of DAC                                       (1,025,435)      (3,516,819)       (1,025,435)       (3,516,819)
     Capitalized bonus interest                                    35,787                -            35,787                 -
     Capital gains transferred to IMR, net of tax                  (3,581)        (268,011)           (3,581)         (268,011)
     Amortization of IMR, net of tax                               66,220           23,774            66,220            23,774
     Contingent deferred sales charge                         (11,315,397)     (16,639,895)      (11,315,397)      (16,639,895)
     Federal income taxes                                        (160,359)          64,886          (160,359)           64,886
     Unrealized gain (loss) adjustment                                  -                -         6,302,513        (7,966,827)
     Realized gain (loss) adjustment                           (1,170,000)               -        (1,170,000)                -
     AVR adjustment                                                     -                -           422,668           366,142
     Non-admitted assets adjustment                                     -                -           (69,662)           39,698
     Prior year tax adjustment                                          -                -                 -           (33,885)
     Prior year stat to GAAP cumulative adjustments                     -                -         4,288,791         8,104,502

         Total GAAP adjustments                                14,006,239        3,779,161        24,950,549         4,288,791

GAAP basis                                                  $     332,294     $    (82,014)    $  48,039,015       $31,404,208


J.   CODIFIED STATUTORY ACCOUNTING PRINCIPLES

AILICs statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by The State of Ohio Insurance Department. Currently, "prescribed" statutory accounting practices are interspersed throughout state insurance laws and regulations, the NAIC's Accounting Practices and Procedures Manual and a variety of other NAIC publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future.

The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual will be effective January 1, 2001. The State of Ohio has adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that AILIC uses to prepare its statutory-basis financial statements. The cumulative effect of changes in accounting principles adopted to conform to the revised Accounting Practices and Procedures Manual will be reported as an adjustment to surplus as of January 1, 2001. Management believes the impact of these changes will not result in a significant reduction in AILIC's statutory-basis capital and surplus as of adoption.



                                                             12


PART C
Other Information  333-19725

Item 24  Financial Statements and Exhibits

(a) Financial Statements All required financial Statements are included in Parts A or B of this Registration Statement.

(b)    Exhibits
(1) Resolution of the Board of Directors of Annuity Investors Life Insurance Company (R) authorizing establishment of Annuity Investors Variable Account
     B. 1/
       (2)    Not Applicable

 (3)    (a)   Distribution Agreement between Annuity Investors Life Insurance
              Company and AAG Securities, Inc. (n/k/a Great American Advisors,
              Inc.) 2/
        (b)   Form of Selling Agreement between Annuity Investors Life
              Insurance Company, AAG Securities, Inc. (n/k/a Great American
              Advisors, Inc.) and another Broker-Dealer. 1/
        (c)   Revised Form of Selling Agreement between Annuity Investors Life
              Insurance Company,
              AAG Securities, Inc. (n/k/a Great American Advisors, Inc.) and another Broker-Dealer6/.

 (4)    Individual and Group Contract Forms and Endorsements.

(a) Form of Qualified Individual Flexible Premium Deferred Variable Annuity Contract.2/
(b) Form of Non-Qualified Individual Flexible Premium Deferred Variable Annuity Contract.2/
(c)  Form of Loan Endorsement to Individual Contract. 2/
(d)  Form of Tax Sheltered Annuity Endorsement to Individual Contract.2/
(e)  Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement
             to Individual Contract.1/
(f)  Form of Employer Plan Endorsement to Individual Contract.2/
(g)  Form of Individual Retirement Annuity Endorsement to Individual Contract.2/
(h) Form of Texas Optional Retirement Program Endorsement to Individual Contract.2/
(i)      Form of Long-Term Care Waiver Raider to Individual Contract.2/
           Form of Simple IRA Endorsement to Individual Contract.2/
(k)  Form of Optional Death Benefit Endorsement to Individual Contract
     (filed herewith)
(l)  Form of Group Flexible Premium Deferred Variable Annuity Contract.2/
(m) Form of Certificate of Participation under a Group Flexible Premium Deferred Variable Annuity Contract.2/
(n)  Form of Loan Endorsement to Group Contract.2/
(o) Form of Loan Endorsement to Certificate of Participation under a Group Contract.2/
(p)  Form of Tax Sheltered Annuity Endorsement to Group Contract.2/
(q) Form of Tax Sheltered Annuity Endorsement to Certificate of Participation under a Group Contract.2/
(r) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Group Contract2/
(s) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Certificate of Participation under Group Contract2/
(t)  Form of Employer Plan Endorsement to Group Contract .2/
(u) Form of Employer Plan Endorsement to Certificate of Participation under a Group Contract.2/
(v)  Form of Deferred Compensation Endorsement to Group Contract.2/
(w) Form of Deferred Compensation Endorsement to Certificate of Participation under a Group Contract.2/

(x)  Form of Texas Optional Retirement Program Endorsement to Group Contract.2/
(y) Form of Texas Optional Retirement Program Endorsement to Certificate of Participation under a Group Contract.2/
(z)  Form of Long-Term Care Waiver Rider to Group Contract.2/
(aa) Form of Long Term Care Waiver Rider to Certificate of Participation under a Group Contract.2/
(bb) Revised Form of Individual Retirement Annuity Endorsement to Individual Qualified Contract.3/
(cc) Revised Form of SIMPLE IRA Endorsement to Qualified Individual Contract.3/
(dd) Form of Roth IRA Endorsement to Qualified Individual Contract.3/
(ee) Revised Form of Employer Plan Endorsement to Group Contract.3/
(ff) Revised Form of Employer Plan Endorsement to Certificate of Participation under a Group Contract. 3/
(gg) Revised  Form  of  Employer  Plan   Endorsement  to  Qualified   Individual
     Contract.3/
(hh) Revised Form of Tax Sheltered Annuity Endorsement to Group Contract.3/
(ii) Revised Form of Tax Sheltered Annuity Endorsement to Certificate of
                    Participation under a Group Contract.3/
(jj) Revised form of Tax Sheltered Annuity Endorsement to Qualified Individual Contract. 3/
(kk) Revised Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to
                    Group Contract. 3/
(ll) Revised Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Certificate of Participation under a Group Contract. 3/
(mm) Revised Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Qualified Individual Contract. 3/
(nn) Form of Governmental Section 457 Plan Endorsement to Group Contract. 3/
(oo) Form of Governmental Section 457 Plan Endorsement to Certificate of Participation under a Group Contract. 3/
(pp) Form of Governmental Section 457 Plan Endorsement to Qualified Individual Contract. 3/
(qq) Form of Successor Owner Endorsement to Group Contract. 6/
(rr) Form of Successor Owner Endorsement to Certificate of Participation under a
                    Group Contract. 6/
(ss) Form of Successor Owner Endorsement to Qualified Individual Contract and
                    Non-Qualified Individual Contract.6/
(tt) Revised Form of Successor Owner Endorsement to Group Contract. 7/
(uu) Revised Form of Successor Owner Endorsement to Certificate of Participation
                    under a Group Contract. 7/
(vv) Revised Form of Successor Endorsement to Qualified Individual Contract and Non-Qualified Individual Contract. 7/
(ww) Form of Individual Retirement Annuity Endorsement to Group Contract. 7/
(xx) Form of Individual Retirement Annuity Endorsement to Certificate of Participation under a Group Contract.7/
(yy) Form of SIMPLE Individual Retirement Annuity Endorsement to Group Contract. 7/
(zz) Form of SIMPLE Individual Retirement Annuity endorsement to Certificate of
                    Participation under a Group Contract. 7/
(aaa)Form of Roth Individual  Retirement Annuity  Endorsement to Group Contract.
     7/
(bbb)Form of Roth Individual Retirement Annuity Endorsement to Certificate of Participation under a Group Contract. 7/
(ccc) Form of Unisex Endorsement to Non-Qualified Individual Contract. 7/
(ddd) Form of Income Benefit Rider to Non-Qualified Individual Contract. 8/
(eee) Form of Income Benefit Rider to Qualified Individual Contract. 8/
(fff) Form of Income Benefit Rider to Group Contract. 8/

(ggg)Form of Income Benefit Rider to Certificate of Participation under a Group Contract. 7/
(5) (a) Form of Application for Individual Flexible Premium Deferred Annuity Contract and Certificate of Participation under a Group Contract. 2/
(b)  Form of Application for Group Flexible Premium  Deferred Annuity  Contract.
     2/
(c) Revised Form of Application for Individual Flexible Premium Deferred Annuity Contract and Certificate of Participation under a Group Contract.
4/ (d) Revised Form of Application for Group Flexible Premium Deferred Annuity Contract. 4/ (e) Revised Form of Application for Individual Flexible Premium Deferred Annuity Contract
      and Certificate of Participation under a Group Contract (filed herewith)

(6)  (a)  Articles  of  Incorporation   of  Annuity   Investors  Life  Insurance
     Company.1/
(i) Amendment to Articles of Incorporation, adopted April 9, 1996 and approved by Secretary of State of Ohio on July 11, 1996.2/
(ii) Amendment to Articles of Incorporation adopted August 9, 1996 and approved by Secretary of State of Ohio on December 3, 1996.2/
(b)  Code of Regulations of Annuity Investors Life Insurance Company.6/

       (7)    Not Applicable.

(8) (a) Participation Agreement between Annuity Investors Life Insurance Company and Dreyfus Variable Investment Fund.2/
(i) Letter of Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company and Dreyfus Variable Investment Fund.
(b) Participation Agreement between Annuity Investors Life Insurance Company and Dreyfus Stock Index Fund.2/
(i) Letter of Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company (R) and Dreyfus Stock Index Fund. 2/
(c) Participation Agreement between Annuity Investors Life Insurance Company and The Dreyfus Socially Responsible Growth Fund, Inc.2/ (i) Letter of Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company (R) and The Dreyfus Socially Responsible Growth Fund, Inc. 2/
(d) Participation Agreement between Annuity Investors Life Insurance Company and Janus Aspen Series.2/
(e) Participation Agreement between Annuity Investors Life Insurance Company and Strong Variable Insurance Funds, Inc and Strong Special Fund II, Inc.(n/k/a Strong Opportunity Fund, Inc.)2/
(f) Participation Agreement between Annuity Investors Life Insurance Company and INVESCO Variable Investment Funds, Inc.2/
(g) Participation Agreement between Annuity Investors Life Insurance Company and Morgan Stanley Universal Funds, Inc. .2/
(h) Participation Agreement between Annuity Investors Life Insurance Company and PBHG Insurance Series Fund, Inc. .2/
(i) Service Agreement between Annuity Investors Life Insurance Company and American Annuity Group, Inc.(n/k/a Great American Financial Resources, Inc.)2/
(j) Agreement between AAG Securities, Inc.(n/k/a Great American Advisors, Inc.) and AAG Insurance Agency, Inc.2/
(k) Investment Services Agreement between Annuity Investors Life Insurance Company and American Annuity Group, Inc.(n/k/a Great American Financial Resources, Inc.)2/

(l) Service Agreement between Annuity Investors Life Insurance Company and Strong Capital Management, Inc..2/
(m) Service Agreement between Annuity Investors Life Insurance Company and Pilgrim Baxter & Associates, Ltd..2/
(n) Participation Agreement between Annuity Investors Life Insurance Company and Morgan Stanley Universal Funds, Inc. 2/
(o) Amended and Restated  Agreement
     between The Dreyfus Corporation and Annuity Investors Life Insurance Company.2/
(p) Service Agreement between Annuity Investors Life Insurance Company and Janus Capital Corporation.2/
(q) Service Agreement between INVESCO Funds Inc. and Annuity Investors Life Insurance Company. 4/
(r) Participation Agreement between The Timothy Plan Variable Series, Timothy Partners, Ltd. and Annuity Investors Life Insurance Company.4/
(s) Service Agreement between The Timothy Plan Variable Series and Annuity Investors Life Insurance Company. 4/
(t) Participation Agreement between Bankers Trust, (n/k/a Deutsche Asset Management) and Annuity Investors Life Insurance Company.8/
(u) Service Agreement between Bankers Trust (n/k/a Deutsche Asset Management) and Annuity Investors Life Insurance Company. 8/

       (9)    Opinion and Consent of Counsel.1/
       (10)   Consent of Independent Auditors (filed herewith).
       (11)   No Financial Statements are omitted from item 23.
       (12)   Not Applicable.
       (13)   Schedule for Computation of Performance Quotations. 4/
       (14)   Not Applicable.
       (15)   Powers of Attorney (filed herewith).

1/ Filed with Form N-4 on December 23, 1996.
2/ Filed with Pre-Effective Amendment No. 1 June 3, 1997.
3/ Filed with Post-Effective Amendment No. 1 filed on February 27, 1998
4/ Filed with Post-Effective Amendment No.2 on April 29, 1998
5/ Incorporated by reference to Pre-Effective Amendment No. 1 filed on behalf of Annuity Investors Variable Account B, SEC File No. 333-51955 on July 6, 1998 6/ Filed with Post-Effective Amendment No. 3 on November 17, 1998
7/ Filed with Post-Effective Amendment No. 4 on February 1, 1999
8/ Filed with Post-Effective Amendment No. 5, on February 26, 1999.

Item 25.      Directors and Officers of Annuity Investors Life Insurance Company

Name                          Principal                 Positions and Offices
                          Business Address                With the Company
Robert Allen Adams               (1)       Chairman of the Board of
                                           Directors
Charles R. Scheper               (1)       President, Chief Executive
                                           Officer and Director
Stephen Craig Lindner            (1)       Director
Mark Francis Muething            (1)       Executive Vice President,
                                           Secretary, General Counsel and
                                           Director
David B. Rich                    (1)       Chief Operating Officer and Director
William Jack Maney, II           (1)       Assistant Treasurer and Director
Vincent J. Granieri              (1)       Senior Vice President, Chief
                                           Financial Officer and Chief
                                           Actuary
Adrienne Kessling                (1)       Senior Vice President - Operations
Thomas Kevin Liguzinski          (1)       Senior Vice President
Teresa C. Caprio                 (1)       Vice President and Treasurer
Catherine A. Crume               (1)       Vice President- Licensing &
                                           Commissions
John P. Gruber                   (1)       Vice President
James L. Henderson               (1)       Vice President
Gary L. Peters                   (1)       Vice President-Variable Annuity Sales
Richard Sutton                             Assistant Vice President and
                                           Appointed Actuary
Thomas E. Mischell               (1)       Assistant Treasurer

(1)    P.O. Box 5423, Cincinnati, Ohio  45201-5423


Item 26. Persons Controlled by or Under Common Control with the Depositor and Registrant.

The Depositor, Annuity Investors Life Insurance Company(R) , is a wholly owned subsidiary of Great American(R) Life Insurance Company, which is a wholly owned subsidiary of Great American Financial Resources, Inc. (f/k/a American Annuity Group,SM Inc.). The Registrant, Annuity Investors Variable Account B, is a segregated asset account of Annuity Investors Life Insurance Company.

The following chart indicates the persons controlled by or under common control with the Company:


                                                                                      % OF STOCK
                                                                                      OWNED

                                                STATE OF         DATE OF              BY IMMEDIATE

AFG ORGANIZATIONAL CHART                        DOMICILE         INCORPORATION        PARENT COMPANY   NATURE OF BUSINESS
                                                                                      (1)

American Financial Group,                       Ohio             07/01/1997           ..........       Diversified Financial Holding
                                                                                                       Co.

|__AFC Holding                                  Ohio             12/09/1994           100              Diversified Financial Holding
                                                                                                       Co.

|__AHH Holdings,                                Florida          12/27/1995           .. 49            Holding Company

|__American Heritage Holding                    Delaware         11/02/1994           100              Home Builder

|__Heritage Homes Realty,                       Florida          07/20/1993           100              Home Sales

|__Southeast Title,                             Florida          05/16/1995           100              Title Company

|__Columbia Financial                           Florida          10/26/1993           100              Real Estate Holding Company

|__Heritage Home Finance                        Florida          02/10/1994           100              Finance Company

|__American Financial Capital Trust             Delaware         09/14/1996           100              Statutory Business Trust

|__American Financial                           Ohio             11/15/1955           100              Diversified Financial Holding
                                                                                                       Co.

|__American Financial Corp. (Name Holding       Ohio             08/27/1963           100              Inactive
Co.)

|__American Money Management                    Ohio             03/01/1973           100              Securities Management Co.

|__American Money Management International,     Netherland       05/10/1985           100              Securities Management Co.

|__American Premier Underwriters,               Pennsylvania     04/13/1846           100(2)           Diversified Company

|__TheAnn Arbor Railroad                        Michigan         09/21/1895           .. 99            Inactive

|__TheAssociates of the Jersey                  New Jersey       11/10/1804           100              Inactive

|__Cal Coal,                                    Illinois         05/30/1979           100              Inactive

|__GAI (Bermuda)                                Bermuda          04/06/1998           100              Holding Company

|__GAI Insurance Company,                       Bermuda          09/18/1989           100              Reinsurance

|__TheIndianapolis Union Railway                Indiana          11/19/1872           100              Inactive

|__Lehigh Valley Railroad                       Pennsylvania     04/21/1846           100              Inactive

|__TheNew York and Harlem Railroad              New York         04/25/1831           .. 97            Inactive

|__TheOwasco River Railway,                     New York         06/02/1881           100              Inactive

|__PCC Real Estate,                             New York         12/15/1986           100              Holding Company

|__PCC Chicago Realty                           New York         12/23/1986           100              Real Estate Developer

|__PCC Gun Hill Realty                          New York         12/18/1985           100              Real Estate Developer

|__PCC Michigan Realty,                         Michigan         11/09/1987           100              Real Estate Developer

|__PCC Scarsdale Realty                         New York         06/01/1986           100              Real Estate Developer

|__Scarsdale Depot Associates,                  Delaware         05/05/1989           .. 80            Real Estate Developer

|__Penn Central Energy Management               Delaware         05/11/1987           100              Inactive

|__Pennsylvania                                 Delaware         12/12/1958           100              Holding Company

|__Atlanta Casualty                             Ohio             06/13/1972           100              Property/Casualty Insurance

|__American Premier Insurance                   Indiana          11/30/1989           100              Property/Casualty Insurance

|__Atlanta Casualty Group,                      Georgia          04/01/1977           100              Insurance Agency

|__Atlanta Casualty General Agency,             Texas            03/15/1961           100              Managing General Agency

|__Atlanta Insurance Brokers,                   Georgia          02/06/1971           100              Insurance Agency

|__Treaty House,                                Nevada           11/02/1971           100              Insurance Premium Finance

|__Atlanta Reserve Insurance                    Ohio             12/07/1998           100              Property/Casualty Insurance

|__Atlanta Specialty Insurance                  Ohio             02/06/1974           100              Property/Casualty Insurance

|__Penn Central U.K.                            United           10/28/1992.          100              Insurance Holding Company

|__Insurance (GB)                               United Kingdom   05/13/1992           100              Property/Casualty Insurance

|__Delbay                                       Delaware         12/27/1962           100              Inactive

|__Great Southwest                              Delaware         10/25/1978           100              Real Estate Developer

|__World Houston,                               Delaware         05/30/1974           100              Real Estate Developer

|__Hangar Acquisition                           Ohio             10/06/1995           100              Aircraft Investment

|__Infinity Insurance                           Indiana          08/28/1978           100              Property/Casualty Insurance

|__Infinity Agency of Texas,                    Texas            07/15/1992           100              Managing General Agency

|__TheInfinity Group,                           Indiana          07/22/1992           100              Insurance Holding Company

|__Infinity National Insurance                  Indiana          08/05/1992           100              Property/Casualty Insurance

|__Infinity Select Insurance                    Indiana          06/11/1991           100              Property/Casualty Insurance

|__Leader Insurance                             Ohio.            03/20/1963           100              Property/Casualty Insurance

|__American Commonwealth Development            Texas            07/23/1963           100              Real Estate Development

|__Budget Insurance Premiums,                   Ohio.            02/14/1964           100              Premium Finance Company

|__Leader Group,                                Ohio.            12/16/1997           100              Holding Company

|__Leader Managing General Agency,              Texas            08/21/1989           100              Managing General
                                                                                                       Agent/Surplus Lines Agent

|__Leader National Agency of Texas,             Texas            01/25/1994           100              Managing General Agency

|__Leader National Agency,                      Ohio             04/05/1963           100              Brokering Agent

|__Leader Preferred Insurance                   Ohio             11/07/1994           100              Property/Casualty Insurance

|__Leader Specialty Insurance                   Indiana          03/10/1994           100              Property/Casualty Insurance

|__TICO Insurance                               Ohio             06/03/1980           100              Property/Casualty Insurance

|__PCC Technical Industries,                    California       03/07/1955           100              Holding Company

|__ESC,                                         California       11/02/1962           100              Inactive

|__Marathon Manufacturing Companies,            Delaware         11/18/1983           100              Holding Company

|__Marathon Manufacturing                       Delaware         12/07/1979           100              Inactive

|__PCC Maryland Realty                          Maryland         08/18/1993           100              Real Estate Holding Company

|__Penn Camarillo Realty                        California       11/24/1992           100              Real Estate Holding Company

|__Penn Towers,                                 Pennsylvania     08/01/1958           100              Inactive

|__Republic Indemnity Company of                California       12/05/1972           100              Workers' Compensation Ins.

|__Republic Indemnity Company of                California       10/13/1982           100              Workers' Compensation Ins.

|__Republic Indemnity Medical Management,       California       03/25/1996           100              Medical Bill Review

|__Risico Management                            Delaware         01/10/1989           100              Risk Management

|__Windsor Insurance                            Indiana          11/05/1987           100              Property/Casualty Insurance

|__American Deposit Insurance                   Oklahoma         12/28/1966           100              Property/Casualty Insurance

|__Granite Finance Co.,                         Texas            11/09/1965           100              Premium Financing

|__Coventry Insurance                           Ohio             09/05/1989           100              Property/Casualty Insurance

|__El Aguila Compania de Seguros, S.A. de       Mexico           11/24/1994           100(2)           Property/Casualty Insurance

|__Financiadora de Primas Condor, S.A. de       Mexico           3/16/1998            ... 99           Premium Finance

|__Moore Group                                  Georgia          12/19/1962           . 100            Insurance Holding
                                                                                                       Company/Agency

|__Casualty Underwriters,                       Georgia          10/01/1954           ... 51           Insurance Agency

|__Dudley L. Moore Insurance,                   Louisiana        03/30/1978           beneficial       Insurance Agency

|__Hallmark General Insurance Agency,           Oklahoma         06/16/1972           beneficial       Insurance Agency

|__Windsor Group,                               Georgia          05/23/1991           100              Insurance Holding Company

|__Regal Insurance                              Indiana          11/05/1987           100              Property/Casualty Insurance

|__Texas Windsor Group,                         Texas            06/23/1988           100              Insurance Agency

|__Pennsylvania-Reading Seashore                New Jersey       06/14/1901           66.67            Inactive

|__Pittsburgh and Cross Creek Railroad          Pennsylvania     08/14/1970           . 83             Inactive

|__PLLS,                                        Washington       05/14/1990           100              Insurance Agency

|__Premier Lease & Loan Services Ins. Agency,   Washington       12/27/1983           100              Insurance Agency

|__Premier Lease & Loan Insurance Services      Netherlands      08/24/1999           100              Insurance Agency

|__Premier Lease & Loan Services of Canada,     Washington       02/28/1991           100              Insurance Agency

|__Terminal Realty Penn                         District of      09/23/1968           100              Inactive
                                                Columbia

|__United Railroad                              Delaware         11/25/1981           100              Inactive

|__Detroit Manufacturers Railroad               Michigan         01/30/1902           .. 82            Inactive

|__Waynesburg Southern Railroad                 Pennsylvania     09/01/1966           100              Inactive

|__Chiquita Brands International,               New              03/30/1899           35.97 (2)        Produce/Process/Distribute
                                                                                                       Food Products

|__Dixie Terminal                               Ohio             04/23/1970           100              Real Estate Holding Company

|__Fairmont Holdings,                           Ohio             12/15/1983           100              Holding Company

|__FWC                                          Ohio             03/16/1983           100              Financial Services Company

|__Great American Insurance                     Ohio             03/07/1872           100              Property/Casualty Insurance

|__AFC Coal Properties,                         Ohio             12/18/1996           100              Real Estate Holding Company

|__American Dynasty Surplus Lines Insurance     Delaware         01/12/1982           100              Excess and Surplus Lines Ins.

|__American Empire Surplus Lines Insurance      Delaware         07/15/1977           100              Excess and Surplus Lines Ins.

|__American Empire Insurance                    Ohio             11/26/1979           100              Property/Casualty Insurance

|__American Empire Underwriters,                Texas            05/19/1976           100              Insurance Agency

|__American Signature Underwriters,             Ohio             04/08/1996           100              Insurance Agency

|__Fidelity Excess and Surplus Insurance        Ohio             06/30/1987           100              Property/Casualty Insurance

|__American Financial Enterprises,              Connecticut      01/01/1871           100(2)           Closed End Investment Company

|__American Insurance Agency,                   Kentucky         07/27/1967           100              Insurance Agency

|__American Special Risk,                       Illinois         12/29/1981           100              Insurance Broker/Managing
                                                                                                       General Agency

|__American Spirit Insurance                    Indiana          04/05/1988           100              Property/Casualty Insurance

|__Aviation Specialty Managers,                 Texas            09/07/1965           100              Managing General Agency

|__Aviation Specialty Services,                 Texas            04/06/1995           100(2)           Local Recording Agency

|__Brothers Property                            Ohio             09/08/1987           . 80             Real Estate Holding

|__Brothers Landing                             Louisiana        03/04/1994           100              Real Estate Holding

|__Brothers Pennsylvanian                       Pennsylvania     12/23/1994           100              Real Estate Holding

|__Brothers Port Richey                         Florida          12/06/1993           100              Real Estate Holding

|__Brothers Property Management                 Ohio             09/25/1987           100              Real Estate Management

|__Brothers Railyard                            Texas            12/14/1993           100              Real Estate Holding

|__Contemporary American Insurance              Illinois         04/16/1996           100              Property/Casualty Insurance

|__Crop Managers Insurance Agency,              Kansas           08/09/1989           100              Insurance Agency

|__Dempsey & Siders Agency,                     Ohio             05/09/1956           100              Insurance Agency

|__Eagle American Insurance                     Ohio             07/01/1987           100              Property/Casualty Insurance

|__Eden Park Insurance                          Indiana          01/08/1990           100              Surplus Lines Insurer

|__FCIA Management Company,                     New              09/17/1991           .. 79            Servicing Agent

|__GAI Warranty                                 Ohio             01/25/2001           100              Service Warranty Provider

|__TheGains Group,                              Ohio             01/26/1982           100              Marketing of Advertising

|__Global Premier Finance                       Ohio             08/25/1998           100              Premium Finance

|__Great American Alliance Insurance            Ohio             09/11/1945           100              Property/Casualty Insurance

|__Great American Assurance                     Ohio             03/23/1905           100              Property/Casualty Insurance

|__Great American Custom Ins. Services          Illinois         07/08/1992           100              Underwriting Office
Illinois,

|__Great American Custom Insurance Services,    Ohio             07/27/1983           100              Holding Company for E&S
                                                                                                       Agency/Brokerage

|__Eden Park Insurance Brokers,                 California       02/13/1990           100              Wholesale Agency/Brokerage
                                                                                                       for E&S Lines

|__Great American Custom Ins. Services CA       California       05/18/1992           100              Insurance Services

|__Great American Custom Ins. Services MA       Massachusetts    04/11/1994           100              Excess and Surplus Lines
                                                                                                       Broker

|__Professional Risk Brokers of Connecticut,    Connecticut      07/09/1992           100              Wholesale Agency/Brokerage
                                                                                                       for E&S Lines

|__Professional Risk Brokers of Ohio,           Ohio             12/17/1986           100              Excess and Surplus Lines
                                                                                                       Broker

|__Professional Risk Brokers,                   Illinois         03/01/1990           100              Wholesale Agency/Brokerage
                                                                                                       for E&S Lines

|__Smith, Evans and Schmitt,                    California       08/05/1988           100              Insurance Agency

|__Great American E & S Insurance               Delaware         02/28/1979           100              Excess and Surplus Lines
                                                                                                       Insurance

|__Great American Financial Resources,          Delaware         11/23/1992           82.88(2)         Insurance Holding Company

|__AAG Holding Company,                         Ohio             09/11/1996           100              Holding Company

|__American Annuity Group Capital Trust         Delaware         09/13/1996           100              Financing Entity

|__American Annuity Group Capital Trust         Delaware         03/04/1997           100              Financing Entity

|__American Annuity Group Capital Trust         Delaware         05/14/1997           100              Financing Entity

|__Great American Life Insurance                Ohio             12/15/1959           100              Life Insurance

|__American Retirement Life Insurance           Ohio             05/12/1978           100              Life Insurance

|__Annuity Investors Life Insurance             Ohio             11/13/1981           100              Life Insurance

|__CHATBAR,                                     Massachusetts    11/02/1993           100              Hotel Operator

|__Chatham Enterprises,                         Massachusetts    03/29/1954           100              Real Estate Holding Company

|__Consolidated Financial                       Michigan         09/10/1985           100              Retirement & Financial
                                                                                                       Planning Company

|__Driskill Holdings,                           Texas            06/07/1995           beneficial       Real Estate Manager

|__GALIC Brothers,                              Ohio             11/12/1993           . 80             Real Estate Management

|__Great American Life Assurance                Ohio             08/10/1967           100              Life Insurance

|__Great American Life Children's               Ohio             08/06/1998           beneficial       Charitable Foundation

|__Great American Life Ins. Company of NY       New York         12/31/1963.          100              Life Insurance Company

|__Loyal American Life Insurance                Ohio             05/18/1955           100              Life Insurance

|__ADL Financial Services,                      North            09/10/1970           100              Inactive

|__Purity Financial                             Florida          12/12/1991           100              Credit Union Marketing

|__Skipjack Marina                              Maryland         06/24/1999           100              Marina Operator

|__United Teacher Associates,                   Texas            12/17/1998           100(2)           Holding Company - Limited
                                                                                                       Partnership

|__United Teacher Associates Insurance          Texas            12/15/1958           100              Life Insurance Company

|__UTA Management Company                       Texas            11/24/1993           100              Holding Company

|__UTA Management Company                       Delaware         01/19/1999           100              Holding Company

|__UTAM,                                        Texas            01/18/1999           100(2)           Management Company - Limited
                                                                                                       Partnership

|__AAG Insurance Agency,                        Kentucky         12/06/1994           100              Insurance Agency

|__AAG Insurance Agency of Massachusetts,       Massachusetts    05/25/1995           100              Insurance Agency

|__American Data Solutions,                     Delaware         10/17/2000           100              Holding Company

|__American Data Source India Private           India            09/03/1997           .. 99            Software Development

|__American Memorial Marketing Services,        Washington       06/19/1980           100              Marketing Services

|__CSW Management Services,                     Texas            06/27/1985           100              Inactive

|__GALIC Disbursing                             Ohio             05/31/1994           100              Payroll Servicer

|__Great American Advisors,                     Ohio             12/10/1993           100              Broker-Dealer

|__Great American Life Assurance Co. of         Puerto           07/01/1964           .. 99            Insurance Company
Puerto

|__Keyes-Graham Insurance Agency,               Massachusetts    08/07/1981           100              Insurance Agency

|__Laurentian Credit Services                   Delaware         10/07/1994           100              Inactive

|__Laurentian Marketing Services,               Delaware         12/23/1987           100              Inactive

|__Laurentian Securities                        Delaware         01/03/1990           100              Inactive

|__Lifestyle Financial Investments,             Ohio             12/29/1993           100              Marketing Services

|__Lifestyle Financial Investments Agency of    Ohio             03/07/1994           beneficial       Insurance Agency
OH

|__Lifestyle Financial Investments of           Indiana          02/24/1994           100              Insurance Agency
Indiana,

|__Lifestyle Financial Investments of the NW,   Minnesota        06/10/1985           100              Insurance Agency

|__Loyal Marketing Services,                    Alabama          07/20/1990           100              Inactive

|__Money-Plan International,                    Florida          12/31/1979           100              Insurance Agency

|__Retirement Resource Group,                   Indiana          02/05/1995           100              Insurance Agency

|__AAG Insurance Agency of                      Alabama          09/22/1995           100              Insurance Agency

|__AAG Insurance Agency of Texas,               Texas            06/02/1995           100              Insurance Agency

|__RRG of Ohio,                                 Ohio             02/21/1996           beneficial       Insurance Agency

|__SPELCO (UK)                                  United Kingdom   ..................   .. 99            Inactive

|__SWTC Hong Kong                               Hong Kong        ..................   100              Inactive

|__SWTC,                                        Delaware         ..................   100              Inactive

|__Tecnomil                                     Delaware         07/05/1977           100              Inactive

|__Great American Insurance Agency,             Ohio             04/20/1999           100              Insurance Agency

|__Great American Insurance Company of NY       New York         08/22/1947           100              Property/Casualty Insurance

|__Great American Lloyd's Insurance             Texas            10/09/1979           beneficial       Lloyd's Plan Insurer

|__Great American Lloyd's,                      Texas            08/02/1983           100              Corporate Attorney-in-Fact

|__Great American Management Services,          Ohio             12/05/1974           100              Data Processing and Equipment
                                                                                                       Leasing

|__American Payroll Services,                   Ohio             02/20/1987           100              Payroll Services

|__Great American Re                            Delaware         05/14/1971           100              Reinsurance Intermediary

|__Great Texas County Mutual Insurance          Texas            04/29/1954           beneficial       Automobile Insurance

|__Grizzly Golf Center,                         Ohio             11/08/1993           100              Golf Course Management

|__Key Largo Group,                             Florida          02/25/1969.          100              Land Developer

|__Mid-Continent Casualty                       Oklahoma         02/26/1947           100              Property/Casualty Insurance

|__Mid-Continent Insurance                      Oklahoma         08/13/1992           100              Property/Casualty Insurance

|__Oklahoma Surety                              Oklahoma         08/05/1968           100             Special Coverage Insurance Co.

|__National Interstate                          Ohio             01/26/1989           .. 58            Holding Company

|__American Highways Insurance Agency           California       05/05/1994           100              Insurance Agency

|__American Highways Insurance Agency           Ohio             06/29/1999           100              Insurance Agency

|__Explorer Insurance Agency,                   Ohio             07/17/1997           beneficial       Insurance Agency

|__Hudson Indemnity,                            Cayman           06/12/1996           100              Property/Casualty Insurance

|__National Interstate Ins. Agency of Texas,    Texas            06/07/1989           beneficial       Insurance Agency

|__National Interstate Insurance Agency,        Ohio             02/13/1989           100              Insurance Agency

|__National Interstate Insurance                Ohio             02/10/1989           100              Property/Casualty Insurance

|__National Interstate Ins. Company of          Hawaii           09/20/1999           100              Property/Casualty Insurance
Hawaii,

|__NorthCoast Management,                       Nebraska         02/09/1993           100              Underwriting Management

|__Quality Pacific Insurance,                   Hawaii           03/17/1999           .. 95            Insurance Agency

|__Safety, Claims & Litigation Services,        Pennsylvania     06/23/1995           100              Claims Third Party
                                                                                                       Administrator

|__PCC 38                                       Illinois         12/23/1996           100              Real Estate Holding Company

|__Pointe Apartments,                           Minnesota        06/24/1993           100              Real Estate Holding Company

|__Premier Dealer Services,                     Illinois         06/24/1998           100              Third Party Administrator

|__Seven Hills Insurance                        New York         11/03/1932           100              Property/Casualty Reinsurance

|__Stone Mountain Professional Liability        Georgia          08/07/1995           100              Insurance Agency
Agency,

|__Tamarack American,                           Delaware         06/10/1986           100              Management Holding Company

|__Timberglen                                   United Kingdom   10/28/1992           100              Investments

|__Transport Insurance                          Ohio             05/25/1976           100              Property Casualty Insurance

|__Instech                                      Texas            09/02/1975           100              Claim and Claim Adjustment
                                                                                                       Services

|__Transport Insurance Agency,                  Texas            08/21/1989           beneficial       Insurance Agency

|__Worldwide Insurance                          Ohio             09/27/1979           100              Property/Casualty Insurance

|__Worldwide Direct Auto Insurance              Kentucky         11/13/1961           100              Property/Casualty Insurance

|__Worldwide Casualty Insurance                 Kentucky         02/17/1981           100              Property/Casualty Insurance

|__One East Fourth,                             Ohio             02/03/1964           100              Real Estate Holding Company

|__Pioneer Carpet Mills,                        Ohio             04/29/1976           100              Inactive

|__TEJ Holdings,                                Ohio             12/04/1984           100              Real Estate Holding Company

|__Three East Fourth,                           Ohio             08/10/1966           100              Real Estate Holding Company

(1)Except Director's Qualifying Shares.

(2)Total percentage owned by parent shown and by other affiliated company(s).


Item 27.  Number of Certificate Owners

As of March 31, 2001, there were 20,074 Individual Contract Owners, of which 18,424 were qualified and 1,650 were non-qualified. As of March 31, 2001 there were 1,955 Participants (Certificate Owners) in 120 Group Contracts. Optional Death Benefit Contracts were not available until February 26, 2001. None had been issued as of March 31, 2001
Item 28.  Indemnification

(a) The Code of Regulations of Annuity Investors Life Insurance Company provides in Article V as follows:
The Corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify any person who is or was a director or officer of the Corporation and whom it may indemnify pursuant thereto. The Corporation may, within the sole discretion of the Board of Directors, indemnify in whole or in part any other persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liability arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(b) The directors and officers of Annuity Investors Life Insurance Company are covered under a Directors and Officers Reimbursement Policy. Under the Reimbursement Policy, directors and officers are indemnified for loss arising from any covered claim by reason of any Wrongful Act in their capacities as directors or officers, except to the extent the Company has indemnified them. In general, the term "loss" means any amount which the directors or officers are legally obligated to pay for a claim for Wrongful Acts. In general, the term "Wrongful Acts" means any breach of duty, neglect, error, misstatement, misleading statement, omission or act by a director or officer while acting individually or collectively in their capacity as such claimed against them solely by reason of their being directors and officers. The limit of liability under the program is $20,000,000 for the policy year ending September 1, 2001. The primary policy under the program is with National Union Fire Insurance Company of Pittsburgh, PA, in the name of American Premier Underwriters, Inc.











Item 29.  Principal Underwriter

Great American Advisors, Inc.(f/k/a AAG Securities, Inc.) is the underwriter and distributor of the Contracts as defined in the Investment Company Act of 1940 ("1940 Act"). It is also the underwriter and distributor of Annuity Investors(r) Variable Account B.
(a) Great American Advisors, Inc. does not act as a principal underwriter, depositor, sponsor or investment adviser for any investment company other than Annuity Investors Variable Account A and Annuity Investors Variable Account B, and GALIC of New York Separate Account I.

       (b)    Directors and Officers of Great American Advisors, Inc.

Name and Principal .....      Position with
Business Address .......      Great American Advisors, Inc.

James Lee Henderson ....(1)   President
James T. McVey .........(1)   Chief Operating Officer and Senior Vice President
Christopher Gryzen .....(1)   Vice President and Chief Compliance Officer
Mark Francis Muething ..(1)   Vice President, Secretary and Director
Peter J. Nerone ........(1)   Vice President
William Claire Bair, Jr (1)   Chief Financial Officer
Paul Ohlin .............(1)   Treasurer
Thomas E. Mischell .....(1)   Assistant Treasurer
Fred J. Runk ...........(1)   Assistant Treasurer

(1)    525 Vine Street, 7th Floor, Cincinnati, Ohio  45202

(c) Required commission information is included in part B of this Registration Statement.

Item 30.  Location of Accounts and Records

All accounts and records required to be maintained by Section 31(a) of the 1940 Act and the rules under it are maintained by Teresa C. Caprio, Vice President and Treasurer of the Company, at the Administrative Office.

Item 31.  Management Services

       Not Applicable

Item 32.  Undertakings

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b)  Registrant  undertakes  that  it  will  include  either  (1) as part of any
     application  to  purchase  a  Contract  or   Certificate   offered  by  the
     Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Prospectus and Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to the Company at the address or phone number listed in the Prospectus.
(d) The Company represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it has caused this Post-Effective Amendment No. 8 to its Registration Statement to be signed on its behalf by the undersigned in the City of Cincinnati, State of Ohio on the 30th day of April, 2001.

                      ANNUITY INVESTORS VARIABLE ACCOUNT B
                                  (Registrant)


                            By: /s/Charles R. Scheper
                               Charles R. Scheper
                                    President
                             Chief Executive Officer
                         and Director, Annuity Investors
                             Life Insurance Company


                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
                                   (Depositor)


                            By: /s/Charles R. Scheper
                               Charles R. Scheper
                                    President
                      Chief Executive Officer and Director

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 8 to the registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  Robert Allen Adams         Chairman                         April 30, 2001

/s/  Teresa C. Caprio          Treasurer                         April 30, 2001
Teresa C. Caprio*


/s/  Stephen Craig Lindner      Director                         April 30, 2001
Stephen Craig Lindner*

/s/  William Jack Maney, II     Director                        April 30, 2001
William Jack Maney, II*

/s/  Mark Francis Muething      Director                        April 30, 2001
Mark Francis Muething*

/s/  David B. Rich             Chief Operating Officer          April 30, 2001
      David B. Rich*              Director

/s/  Vincent Graineri           Chief Financial Officer         April 30, 2001
Vincent Graineri

* Executed by Carol Edwards Dunn on behalf of those indicated pursuant to Power of Attorney



                                  EXHIBIT INDEX

Exhibit No.           Description of Exhibit

(4)(k) Form of Optional Death Benefit Endorsement to Individual Contract (filed herewith)
(5)(e) Revised Form of Application for Individual Flexible Premium Deferred Annuity Contract and Certificate of Participation under a Group Contract (filed herewith)

(10)                  Consent of Independent Auditors (filed herewith).
(15)                  Powers of Attorney (filed herewith).

A1801501NW                                                          AILIC-B


1.  OWNER/PARTICIPANT
   Primary Owner/Participant                      Email Address:
                                                               ----------------
     Name                                 Sex |_| M  |_| F   SSN    -       -
                   ----------------                             ----  -----  ---
     Address                              Telephone     (          )       -
                   ---------------------  --- ------ --- ------- --- -----------
     City                        State         Zip         Birthdate  /   /
          --------------------         -----        ----

   Joint Owner (if applicable)

     Name                                                      Sex |_| M  |_| F   SSN           -         -
                   ---------------------------                           ------     -----    ------
     Address                                   Telephone (     )   -
                   ---------------------------
     City                          State          Zip          Birthdate    / /
               -------------------         -----        -----

2.  EMPLOYER INFORMATION
     Employer                                        Tax ID#
                    --------------------------------        ------------
     Address                             City        State             Zip
                   ---------------------        ----         -------- -----------

3.  CONTRACT INFORMATION

-----------------------------------------------------------------------

A.      Contract Name:         |_| Commodore NavigatorSM    |_| Commodore Independence(R)      |_| Commodore Advantage(r)

                               |_| Other (please specify):

B.      Purchase Payment(s):
|_| Initial Purchase Payment Amount $
     (amount paid with this application or rollover amount)

|_| Salary Reduction/Flexible Purchase Payment(s):
(For savings/checking account deductions, please complete the Request For Automated Premium Contributions form)
    Periodic Payment Amount $           Projected Annual Purchase Payment $

    First Payment Date:                 Frequency:

C.      Tax Qualification:      |_| Non-Qualified   |_| IRA   |_| TSA 403(b)    |_| 401(k)/401(a)  |_| 457    |_| SIMPLE IRA
                                |_| SEP IRA         |_| Other (please specify)


D. Source of Tax Qualified Contributions: |_| Employer |_| Employee |_| Both
-------
                                          |_| Other (please specify):

E. Optional Benefits: |_| Enhanced Death Benefit Endorsement (for additional information, please review the prospectus) (available only for Commodore NavigatorSM individual contracts, where available)
F. Replacement: (Not applicable to participants enrolled in a group contract that is part of an employer sponsored plan.) 1.) Will this Contract replace or use cash values of any existing life insurance or annuity with this
     Company or any other company?  |_| Yes     |_| No
            If"Yes," please list company name:               policy/contract #


2.) Do you have existing individual life insurance policies or individual annuity contracts with this Company or any other company? |_| Yes |_| No (If "Yes" to either question, you must complete the appropriate replacement forms and, if applicable in your state, the Existing Insurance Statement/Certification form.)
-------
G.      Special Requests:

4.  PROPOSED ANNUITANT (if other than Owner/Participant)
     Name                         Sex |_| M  |_| F  Birthdate  /   / SSN  -   -


     Address                      City                 State         Zip


5.  BENEFICIARY
   Primary Beneficiary
     Name                                Relationship             SSN     -  -

     Address                              City             State       Zip

     Contingent Beneficiary
     Name                                 Relationship            SSN  -   -

     Address                   City                    State               Zip

6.   NOTICES (Please review the notice that applies in your state)
----------------------------------------------------------------------

-------------------------------------------------------------------------
Arizona Residents: Upon written request, we will provide factual information within a reasonable time regarding the benefits and provisions of the Contract/Certificate. If for any reason you are not satisfied, you may return it within ten (10) days after the Contract/Certificate is delivered to you and we will refund the Purchase Payments, plus or minus any investment gains or losses on amounts allocated to the variable account, including any deduction for any sales charges or administrative fees, and (if applicable) less any bonus amounts credited to the Purchase Payments.


------------------------------------------------------------------
Arkansas, Kentucky, Louisiana and New Mexico Residents: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil and criminal penalties.
-----------------------------------------------------------------------------
Colorado Residents: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.
------------------------------------------------------------------------
District of Columbia and Pennsylvania Residents: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.
-----------------------------------------------------------------------------
Florida Residents: Any person who knowingly, and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete or misleading information is guilty of a felony of the third degree.
----------------------------------------------------------------------------
Maine and Virginia Residents: It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits.

------------------------------------------------------------------------------
New Jersey Residents: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and
civil                                                                 penalties.
------------------------------------------------------------------------------
Ohio Residents: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.
--------------------------------------------------------------------------------

----------------------------------------------------------------------------
7. SUITABILITY REVIEW FOR RESIDENTS OF IOWA, KENTUCKY, MARYLAND, MASSACHUSETTS AND NORTH CAROLINA (TO BE COMPLETED BY OWNER/PARTICIPANT)

SEC/NASD rules require that all registered representatives have reasonable grounds for believing that an investment is suitable for you. This decision is made upon the facts disclosed by you. If you are not certain of a particular value, please make a reasonable estimate.


Marital Status:                |_| Single  |_| Married       |_| Separated     |_| Divorced      Tax Bracket: ___________%
Investment Risk Tolerance:     |_| Low     |_| Moderate      |_|High
Investment Objectives:         |_| Growth  |_| Income        |_| Growth and Income  |_| Capital Preservation
Purpose of Investment:         |_| Retirement        |_| Diversification        |_| Other (Specify)

Family Income $        Aggregate Family Net Worth $

(Excluding Real Estate and Furnishings)
The information as stated above is true to the best of my knowledge.
Signature of Owner/Participant:                    Signature of Agent:
                                        -------                          -------

I understand the representative has requested suitability information as required by the SEC/NASD, but I choose not to provide it. Signature of Owner/Participant: --------------------------------
8.  CONSENT TO DELIVERY IN ELECTRONIC MEDIA
------------------------------------------------------------------------------
______ By initialing here, the applicant acknowledges receipt of the applicable Commodore variable annuity prospectus in electronic format and consents to the delivery in electronic format of any Contract/Certificate, prospectus, supplement thereto, statement of additional information or any other information required to be furnished to contract holders, where permissible. Annuity
Investors Life Insurance Company is not required to make all such documents available in electronic format, and may provide any document or supplement to a document in paper format. Electronically formatted documents will be provided via email or on compact disk mailed to your address of record via U.S. Mail. To use the electronic prospectus, you will need a Windows-compatible or Macintosh computer and a CD-ROM drive. You may revoke your consent to delivery in electronic media at any time, or receive a paper copy of any document delivered in electronic format, by contacting Annuity Investors Life Insurance Company.
------------------------------------------------------------------------------

9.  ALLOCATION ELECTIONS
Please indicate how you would like your Purchase Payment allocated, using whole percentages. Your allocation must total 100%. This allocation will be used for future investments unless otherwise specified.


     Portfolios                                                 Portfolios
     [Deutsche Asset Management VIT Funds]                       [Morgan Stanley UIF, Inc.]
   % [Deutsche VIT EAFE Equity Index]                         % [Mid Cap Value Portfolio]
   % [Deutsche VIT Small Cap Index]                           % [Value Portfolio]
                                                              % [U.S. Real Estate Portfolio]
     [Dreyfus Variable Investment Fund]                       % [Fixed Income Portfolio]
   % [Small Cap Portfolio]
   % [Appreciation Portfolio]                                   [PBHG Insurance Series Fund]
   % [Growth and Income Portfolio]                            % [Technology & Communications Portfolio]
   % [Money Market Portfolio]                                 % [Growth II Portfolio]
   % [Dreyfus Socially Responsible Growth Fund]               % [Large Cap Growth Portfolio]
   % [Dreyfus Stock Index Fund]                               % [Select Value Portfolio]
                                                              % [Mid-Cap Value Portfolio]
     [INVESCO Variable Investment Funds, Inc.]
   % [Equity Income Fund]                                       [Strong Investments, Inc.]
   % [High Yield Fund]                                        %  [Strong Mid Cap Growth Fund II]
   % [Dynamics Fund]                                          %  [Strong Opportunity Fund II, Inc.]
   % [Health Sciences Fund]
   % [Financial Services Fund]                                  [The Timothy Plan]
   % [Small Company Growth Fund]                              % [Conservative Growth Portfolio VS]
                                                              % [Strategic Growth Portfolio VS]
     [Janus Aspen Series]
   % [Worldwide Growth Portfolio]                               FIXED ACCOUNT OPTIONS
   % [Aggressive Growth Portfolio]                            % Fixed Accumulation Account
   % [Growth Portfolio]                                       % Fixed Option 1-Year Guarantee*
   % [Capital Appreciation Portfolio]                         % Fixed Option 3-Year Guarantee*
   % [Balanced Portfolio]                                     % Fixed Option 5-Year Guarantee*
                                                              % Fixed Option 7-Year Guarantee*
                                                              (The Fixed Account Options are not available
                                                              for Group Commodore Independence)

             % TOTAL                                                 % TOTAL
                                          Combined Totals must equal 100%.
10. AGREEMENT I agree that the information provided is true and complete to the best of my knowledge. I have read and understand each of the statements and answers on this form. The Contract (or Certificate) I have applied for is suitable for my investment objectives and financial situation. I ACKNOWLEDGE RECEIPT OF A CURRENT PROSPECTUS. I UNDERSTAND THAT ALL VALUES, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT. I UNDERSTAND THAT THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS.

     Please initial here if you wish to give the registered representative identified below authorization to make transfers on your behalf and at your direction, on this Contract (Certificate).

Signed at (City)                             (State)                   Date
Owner's Signature
Joint Owner's Signature (if applicable)

11.  AGENTS STATEMENT
To the best of my knowledge, the annuity applied for |_| is |_| is not intended to replace or use cash values of any existing life insurance or annuity with this or any other company. If the annuity applied for is intended to replace or use cash values of any existing life insurance or annuity with this or any other company, please read to the applicant(s) and complete the appropriate replacement forms and, if applicable in your state, the Existing Insurance Statement/Certification form.
 Agent Name (please print)                      Signature                Date
Name of Broker/Dealer Firm                      Brokerage Account #
Agent #          Agent State License ID #         Agent Phone #

12.  FOR AGENT USE ONLY
|_| NT   |_| T1   |_| T2   |_| T3   |_| T4  (Default:  NT)
------------------------------------------------------------------------

-1-
E1802100NW                                                         AILIC
                    ANNUITY INVESTORS LIFE INSURANCE COMPANY

     Home Office Address: 250 East Fifth Street, Cincinnati, Ohio, 45202 Variable Administrative Office Address: P.O. Box 5423, Cincinnati, Ohio 45201-5423

                                   Endorsement

This endorsement is part of your contract. It replaces the Death Benefit Amount provision. It is not a separate contract. It changes your contract only as stated here. If it conflicts with the other terms of your contract, the provisions of this endorsement will control.

Death Benefit Amount
The Death Benefit Amount will equal the greatest of:
1)       the Account Value on the Death Benefit Valuation Date;
2)       the Minimum Death Benefit; or
3)       the Historic High Value.

The Minimum Death Benefit is equal to total Purchase Payments, reduced proportionally for partial surrenders, and increased by interest, if any. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. If you die before Age 80, interest compounds daily, at an effective annual interest rate of 3%, to the Death Benefit Valuation Date. If you die on or after your 80th birthday, interest compounds daily, at an effective annual interest rate of 3%, to the Contract Anniversary prior to your 80th birthday. No interest will be added if you were Age 80 before this Contract was issued.

The Historic High Value is equal to the High Value, reduced proportionally for partial surrenders taken after the High Value was reached. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. The High Value is the largest Account Value on the fifth or any subsequent Contract Anniversary, but before the Death Benefit Valuation Date and prior to Age 80. If this Contract was issued to you after Age 75, there is no High Value. This means there is no Historic High Value.

The Death Benefit Amount will be reduced by any applicable premium tax or other tax. It will also be reduced by any outstanding loans.

The Death Benefit Amount will be allocated among the Sub-Accounts and Fixed Account options. This allocation will occur as of the Death Benefit Valuation Date. It will be made in the same proportion as the value of each option bears to the total Account Value immediately before that date.

Optional Enhanced Death Benefit Amount If this Contract is issued to you before your 79th birthday, you may elect the optional Enhanced Death Benefit Amount. If elected, the charge for this benefit will be included in the mortality and expense risk charge shown on the Contract Specifications page. This benefit must be elected before the Contract is issued. It cannot be discontinued after the Contract is issued.
The Enhanced Death Benefit Amount will equal the greatest of:
1)       the Account Value on the Death Benefit Valuation Date;
2)       the Enhanced Minimum Death Benefit; or
3)       the Enhanced Historic High Value.
1)

The Enhanced Minimum Death Benefit is equal to total Purchase Payments, reduced proportionally for partial surrenders, and increased by interest, if any. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. If you die before Age 80, interest compounds daily, at an effective annual interest rate of 5%, to the Death Benefit Valuation Date. If you die on or after your 80th birthday, interest compounds daily, at an effective annual interest rate of 5%, to the Contract Anniversary prior to your 80th birthday.

The Enhanced Historic High Value is equal to the Enhanced High Value, reduced proportionally for partial surrenders taken after that Enhanced High Value was reached. This reduction will be in the same proportion that the Account Value was reduced on the date of the partial surrender. The Enhanced High Value is the largest Account Value on any Contract Anniversary before the Death Benefit Valuation Date and prior to Age 80.

The Enhanced Death Benefit Amount will be reduced by any applicable premium tax or other tax. It will also be reduced by any outstanding loans. The Enhanced Death Benefit Amount will be allocated among the Sub-Accounts and Fixed Account options. This allocation will occur as of the Death Benefit Valuation Date. It will be made in the same proportion as the value of each option bears to the total Account Value immediately before that date.

 Signed for us at our office as of the date of issue.

        Mark F. Muething                         CHARLES r. Scheper
          Secretary                                 President

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of our reports dated February 9, 2001, with respect to the statutory-basis financial statements of Annuity Investors Life Insurance Company, and February 15, 2001, with respect to the financial statements of Annuity Investors Variable Account B, in Post-effective Amendment No. 8 (Form N-4 No. 333-19725) and Post-effective Amendment No. 17 (Form N-4 No. 811-08017) to the Registration Statements and related Statement of Additional Information of Annuity Investors Variable Account B filed with the Securities and Exchange Commission..


                                             /s/ Ernst & Young LLP

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Mark F. Muething, John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.




Date:  April 26, 2001            /s/ Charles Richard Scheper
                                    Charles Richard Scheper
                           President, Chief Executive Officer, & Director

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Mark F. Muething, John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.




Date:    April 26, 2001             /s/ Robert A. Adams
                                             Robert A. Adams
                                             Chairman & Director

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Mark F. Muething, John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.


Date:  April 26, 2001              /s/ S. Craig Linder
                                    S. Craig Lindner, Director

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Mark F. Muething, John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.


Date:  April 26, 2001             /s/ William J. Maney II
                                   William J. Maney II
                                  Assistant Treasurer, Director

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Mark F. Muething, John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.



Date:  April 26, 2001                   /s/ Mark F. Muething
                                          Mark F. Muething,
                                        Executive Vice President,
                                        General Counsel,
                                        Secretary & Director

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.



Date:  April 26, 2001                      /s/ David B. Rich
                                             David B. Rich
                                 Chief Operating Officer, Director

                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Mark F. Muething, John P. Gruber and Carol Edwards Dunn, and each of them, severally, his true and lawful attorneys and agents in his name, place and stead and on his behalf (a) to sign and cause to be filed registration statements of Annuity Investors(R) Separate Account A & B under the Securities Act of 1933 and the Investment Company Act of 1940, and all amendments, consents and exhibits thereto; (b) to withdraw such statements or any amendments or exhibits and make requests for acceleration in connection therewith; (c) to take all other action of whatever kind or nature in connection with such registration statements which said attorneys may deem advisable; and (d) to make, file, execute, amend and withdraw documents of every kind, and to take other action of whatever kind they may elect, for the purpose of complying with the laws of any state relating to the sale of securities of Annuity Investors(R) Separate Account A & B, hereby ratifying and confirming all actions of any of said attorneys and agents hereunder. Said attorneys or agents may act jointly or severally, and the action of one shall bind the undersigned as fully as if two or more had acted together.



Date:  April 26, 2001                  /s/ Vincent J. Granieri
                                           Vincent J. Granieri
                      Senior Vice President, Chief Financial Officer & Actuary